UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

AMERICAN AIRLINES GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

April 29, 2016

To Our Stockholders:

On behalf of the Board of Directors of American Airlines Group Inc., we invite you to attend the 2016 Annual Meeting of Stockholders to be held at the offices of Latham & Watkins LLP, located at 885 Third Avenue, New York, New York 10022, on Wednesday, June 8, 2016 at 9:00 a.m. local time.

The attached Notice of 2016 Annual Meeting of Stockholders and Proxy Statement describes the formal business to be transacted and procedures for voting at the meeting.

It is important that your shares be represented at the Annual Meeting and, whether or not you plan to attend the Annual Meeting in person, we request that you vote in advance on the matters to be presented at the meeting. If you are a stockholder of record, you can do this by telephone or over the Internet as directed by the instructions provided in the proxy materials or, if you received our proxy materials by mail, by completing, dating, signing and returning the enclosed proxy card. If your shares are held in “street name” by a broker, banker or other nominee, we request that you direct your broker, bank or other nominee how to vote your shares by returning a voting instruction form in accordance with the instructions provided by your broker, bank or other nominee. Of course, voting in advance does not prevent you from attending the Annual Meeting and voting your shares in person. If you choose to attend the Annual Meeting in person, you may revoke your proxy and cast your vote at the meeting. However, if you are a “street name” holder and want to vote in person at the Annual Meeting, you will need to obtain proof of ownership as of April 11, 2016 and a proxy to vote the shares from your broker, bank or other nominee.

If you plan to attend the Annual Meeting, are a stockholder of record and received our proxy materials electronically, you will need to bring evidence of your share ownership to the meeting. If you plan to attend the Annual Meeting, are a stockholder of record and received our proxy materials by mail, please mark your proxy card in the space provided for that purpose. An admission ticket is included with the proxy card for each such stockholder of record. If you are a stockholder planning to attend the Annual Meeting and you hold your shares in a brokerage account or otherwise through a third party in “street name,” please ask the broker, bank or other nominee that holds your shares to provide you with evidence of your share ownership. Please be sure to bring evidence of your share ownership or the admission ticket to the meeting.

Stockholders can help us reduce costs and the impact on the environment by electing to receive and access future copies of our proxy statements, annual reports and other stockholder materials electronically. If your shares are registered directly in your name with our stock registrar and transfer agent, American Stock Transfer & Trust Company, LLC, you can make this election by going to its website (www.amstock.com) and (1) clicking Shareholders, then Account Access and General Information, then Account Access; (2) entering the information required to gain access to your account, and (3) clicking Receive Company Mailing via E-Mail, or by following the instructions provided when voting over the Internet. If you hold your shares in a brokerage account or otherwise through a third party in “street name,” please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to receive and view future annual meeting materials electronically.

Sincerely,

W. Douglas Parker
Chief Executive Officer

The accompanying Proxy Statement is dated April 29, 2016, and is first being released to stockholders of American Airlines Group Inc. on or about April 29, 2016.

AMERICAN AIRLINES GROUP INC.

4333 AMON CARTER BLVD.

FORT WORTH, TEXAS 76155

NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON WEDNESDAY, JUNE 8, 2016

April 29, 2016

NOTICE IS HEREBY GIVEN that the 2016 Annual Meeting of Stockholders (the “Annual Meeting”) of American Airlines Group Inc. (“AAG”), a Delaware corporation, will be held at the offices of Latham & Watkins LLP, located at 885 Third Avenue, New York, New York 10022, on Wednesday, June 8, 2016, at 9:00 a.m., local time, for the purposes of considering and acting upon:

1. a proposal to elect 13 directors to serve until the 2017 annual meeting of stockholders and until their respective successors have been duly elected and qualified;

2. a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

3. a proposal to consider and approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in the attached Proxy Statement;

4. three stockholder proposals, if properly presented; and

5. such other business as properly may come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Our Board of Directors (the “Board of Directors”) is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

The attached Proxy Statement provides more information about the matters to be considered and acted upon at the Annual Meeting. The Board of Directors has fixed the close of business on April 11, 2016 as the record date for determining the stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements of the Annual Meeting. A list of the names of stockholders entitled to vote at the Annual Meeting will be available for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting between the hours of 9:00 a.m. and 5:00 p.m., local time, at our headquarters, 4333 Amon Carter Boulevard, Fort Worth, Texas 76155. The stockholder list will also be available at the Annual Meeting for examination by any stockholder present at the Annual Meeting.

It is important that your shares be voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting in person, we request that you vote in advance by telephone or over the Internet as directed by the instructions provided in the proxy materials or, if you received the proxy materials by mail, by completing, dating, signing and returning the enclosed proxy card or voting instruction form. If your shares are held in “street name” by a broker, bank or other nominee, we request that you direct your broker, bank or other nominee how to vote your shares by returning a voting instruction form in accordance with the instructions provided by your broker, bank or other nominee. In any case, voting in advance by phone, Internet or mail or through your broker, bank or other nominee will not prevent you from voting in person at the Annual Meeting. However, if you are a “street name” holder and want to vote in person at the Annual Meeting, you will need to obtain proof of ownership as of April 11, 2016 and a proxy to vote the shares from your broker, bank or other nominee.

By Order of the Board of Directors of American Airlines Group Inc.,

Caroline B. Ray
Corporate Secretary

Fort Worth, Texas

April 29, 2016

Important notice regarding the Internet availability of proxy materials for the Annual Meeting to be held on June 8, 2016: This Notice of Annual Meeting, the accompanying Proxy Statement, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, are available at www.proxyvote.com.

PLEASE READ THE ACCOMPANYING PROXY STATEMENT CAREFULLY. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT AND WE ENCOURAGE YOU TO VOTE BY SUBMITTING A PROXY OR VOTING INSTRUCTIONS PROMPTLY.

i

ANNEXES

Annex A	Reconciliation of Certain GAAP to Non-GAAP Financial Information	A-1

ii

AMERICAN AIRLINES GROUP INC.

PROXY STATEMENT

2016 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 8, 2016

PROXY STATEMENT SUMMARY

This summary contains highlights about our Company and the upcoming 2016 Annual Meeting of Stockholders. This summary does not contain all of the information that you should consider in advance of the meeting and we encourage you to read the entire proxy statement and the Annual Report on Form 10-K that accompanies this proxy statement before voting.

2016 Annual Meeting of Stockholders

Date and Time:	Wednesday, June 8, 2016 at 9:00 a.m., local time

Location:	Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022

Record Date:	April 11, 2016

Mail Date:	We intend to mail the Notice Regarding the Availability of Proxy Materials, or the proxy statement and proxy card, as applicable, to our stockholders on or about April 29, 2016.

Voting Matters and Board Recommendations

Matter	Our Board Vote Recommendation
Election of 13 Nominees to the Board of Directors (page 9)	FOR each Director Nominee

Ratification of Appointment of Independent Registered Public Accounting Firm (page 17)	FOR

Advisory Vote to Approve Executive Compensation (page 20)	FOR

Stockholder Proposal to Provide Report on Lobbying Activities and Expenditures (page 22)	AGAINST

Stockholder Proposal to Adopt Policy to Require an Independent Board Chairman on a Prospective Basis (page 25)	AGAINST

Stockholder Proposal to Provide Report on Political Contributions and Expenditures (page 29)	AGAINST

2015 Performance Highlights

•	In 2014, the first year following the merger with US Airways Group, excluding net special charges, our net profit was a record $4.2 billion, or $5.70 per diluted share. In 2015, we exceeded that by 50% with a net profit, excluding special credits of a record $6.3 billion, or $9.12 per diluted share.*

•	For 2015, we realized GAAP net profit of $7.6 billion, compared to 2014 GAAP net profit of $2.9 billion, an increase of 164%.

•	We have made significant progress towards completing our integration, including adopting a single reservations system; opening our new operations center in Fort Worth; reaching ratified contracts for pilots, flight attendants, customer service and reservation agents, and dispatchers and operations specialists; receiving a single operating certificate from the Federal Aviation Administration, allowing us to be regulated as one airline; expanding digital bag tracking technology; and bringing the number of airports with co-located operations to 140.

•	In 2015, we continued our fleet renewal program by investing more than $5.3 billion in new aircraft, providing the Company with the youngest and most modern fleet of the four largest U.S. airlines.

* See Annex A for a reconciliation of GAAP to non-GAAP financial information.

•	In 2015, we paid total cash dividends of $278 million ($0.10 per share per quarter) and returned $3.6 billion to our stockholders through stock repurchases. We repurchased a total of 85.1 million shares in 2015 and since the program began in July 2014, we have returned $6.1 billion to our stockholders by repurchasing over 147.9 million shares (through March 31, 2016).

•	In March 2015, we were added to the S&P 500 Index. The last time AMR was included in the S&P 500 was 2003.

Executive Compensation Highlights

•	Our executives’ 2015 total compensation package was heavily weighted towards variable cash and long-term equity incentives.

•	Effective May 1, 2015, at the request of Mr. Parker, our Chairman and Chief Executive Officer, the Compensation Committee determined to provide 100% of his direct compensation in the form of equity incentives, including in lieu of base salary and annual cash incentive compensation, underscoring our commitment to paying for performance and further aligning his interests with that of our stockholders.

•	Mr. Parker’s 2015 total target direct compensation following these adjustments was approximately 37% below his peers at Delta Air Lines, Inc. and United Continental Holdings, Inc. (using 2014 proxy compensation data reported in 2015 for Delta and United).

•	At Mr. Parker’s request, our Compensation Committee agreed in April 2016 to eliminate his employment agreement and our obligations under the agreement such that Mr. Parker is no longer contractually entitled to receive a set level of compensation and benefits and is no longer protected by the change in control and severance provisions of the employment agreement.

•	Our annual cash incentive program is based on pre-established pre-tax income targets (excluding special items), subject to the Compensation Committee’s discretion to increase an award by up to 50% or down to zero based on individual performance. We believe that pre-tax income is an effective way to capture both cost management and revenue performance. For 2015, the short-term incentive target payment for participants in the annual cash incentive program was only payable if we earned at least $5.0 billion in pre-tax profit excluding special items in 2015—double the pre-tax profit target level under our 2014 program and further subject to the Compensation Committee’s discretion to adjust awards based on individual performance.

•	Our 2015 equity incentive program for our named executive officers incorporated both performance- and time-vesting components, each weighted 50% by value, in order to further align management and stockholder interests. The performance-vesting component consisted of restricted stock units that will be earned, if at all, not earlier than the third anniversary of the grant date based on our relative three-year pre-tax income margin excluding special items as compared to that of a pre-defined group of airlines. Relative pre-tax income margin maintains a focus on profitability and operating efficiency while our integration work continues. We believe it is an effective measure of relative financial performance in our industry.

•	We have adopted compensation policies that are consistent with good governance standards, including a clawback policy that applies to all executive officers and covers all compensation under the cash incentive programs and all equity awards, stock ownership guidelines that further align our executive officers’ long-term interests with those of our stockholders and policies that significantly limit perquisites and other personal benefits.

•	We prohibit our executive officers and directors from hedging the economic risk of security ownership and from pledging Company securities to secure margin or other loans.

Corporate Governance Highlights

•	12 of our 13 director nominees (all directors except our Chief Executive Officer (“CEO”)), and all members of the Audit, Compensation, Corporate Governance and Nominating and Finance Committees meet the criteria for independence under The
NASDAQ Stock Market listing standards and the requirements of the Securities and Exchange Commission.

•	John T. Cahill has been appointed as our lead independent director. His duties as lead independent director include: serving as Chairman for regular Board meetings in the absence of the Chairman; with the Chairman, establishing agendas for regular meetings of the Board; and establishing agendas for, and coordinating and chairing, meetings of the independent directors. We have active participation by all directors, including the 12 independent director nominees. We believe that the current structure of our Board best positions us to benefit from the respective strengths of all of our directors, including our CEO and lead independent director.

•	Our directors are elected annually. Each director who fails to receive the affirmative vote of a majority of votes cast in an uncontested election is expected to tender his or her resignation for consideration by the Board.

•	Our Corporate Governance and Nominating Committee annually reviews our Board and Committee composition, which helps ensure we have the right balance between continuity and fresh perspectives. We have added two new directors to our Board in the last year.

•	Our Board is diverse in many ways, with differing geographic, business and racial backgrounds. Our
Board currently includes two African American, one Hispanic, and two female directors.

•	Our Corporate Governance and Nominating Committee oversees an annual performance evaluation of the Board, each committee and the directors. We have and will continue to invite shareholders and analysts to engage with our Board.

•	We have adopted proxy access for director nominations allowing eligible stockholders to nominate directors and include those nominations in our proxy materials. As set forth in our Bylaws, stockholders with an ownership threshold of 3% who have held their shares for at least three years may submit nominees consisting of up to 20% of the total number of directors then serving (subject to a minimum of two). Up to 20 stockholders may group together to reach the 3% ownership threshold.

•	We have significant stock ownership requirements for our directors and for senior vice presidents and above.

•	The Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives; to improve long-term organizational performance; and to enhance stockholder value.

THE MEETING

Purpose, Place, Date and Time	We are furnishing this Proxy Statement to our stockholders in connection with the solicitation by the Board of Directors of proxies to be voted at the 2016 annual meeting of stockholders (the “Annual Meeting”) and any adjournments or postponements of that meeting. The Annual Meeting will be held at the offices of Latham & Watkins LLP, located at 885 Third Avenue, New York, New York 10022, on Wednesday, June 8, 2016 at 9:00 a.m., local time, for the purposes described in the accompanying Notice of Annual Meeting.

The approximate date on which we are first sending the Notice of Annual Meeting and accompanying proxy materials to stockholders, or sending a Notice Regarding the Availability of Proxy Materials and posting the proxy materials at www.proxyvote.com, is April 29, 2016.

When used in this Proxy Statement, the terms “we,” “us,” “our” and “the Company” refer to American Airlines Group Inc. and its consolidated subsidiaries. “AAG” refers to American Airlines Group Inc., “American” refers to AAG’s wholly-owned subsidiary American Airlines, Inc., “US Airways Group” refers to US Airways Group, Inc., a former wholly-owned subsidiary of AAG which merged with and into AAG on December 30, 2015, and “US Airways” refers to US Airways, Inc., a former wholly-owned subsidiary of US Airways Group which merged with and into American on December 30, 2015. The “Merger” refers to the merger of AMR Merger Sub, Inc., a wholly-owned subsidiary of AMR Corporation, with and into US Airways Group on December 9, 2013. AMR Corporation was renamed AAG upon the closing of the Merger; references to “AMR” in this Proxy Statement mean AAG prior to the closing of the Merger.

Record Date; Stockholders Entitled to Vote	Stockholders of record at the close of business on April 11, 2016 (the “record date”) are entitled to receive notice of and to vote at the Annual Meeting. On the record date, there were 583,306,192 shares of our common stock, $0.01 par value per share (“Common Stock”), outstanding and eligible to be voted at the Annual Meeting. Each share of Common Stock entitles its owner to one vote on each matter submitted to the stockholders. As of the record date, approximately 25.2 million of the issued and outstanding shares of Common Stock were held in the Disputed Claims Reserve established in accordance with Section 7.3 of AMR’s fourth amended joint plan of reorganization (as amended, the “Bankruptcy Plan”). Pursuant to Section 7.3(c) of the Bankruptcy Plan, the shares held in the Disputed Claims Reserve will be deemed voted by the disbursing agent holding these shares proportionally in the same manner as the other outstanding shares of Common Stock are voted.

Your vote is very important. You are encouraged to vote as soon as possible.

Requirements to Attend Annual Meeting	Stockholders who attend the Annual Meeting must check in at the registration desk in the lobby of the offices of Latham & Watkins LLP, located at 885 Third Avenue, New York, New York 10022. At check-in, you must provide:

•	an admission ticket or other proof of ownership of our stock as of April 11, 2016 that is acceptable to us, and
•	valid government-issued picture identification.

You can find your admission ticket on your proxy card or with your voting instruction form. A copy of a statement from your broker showing your stock ownership is an acceptable form of proof of ownership. A driver’s license or passport is an acceptable form of government-issued picture identification. If you fail to provide the required admission ticket or proof of ownership and valid government-issued picture identification, you will not be admitted to the Annual Meeting.

Quorum	The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting.
If your shares are held by a broker, bank or other nominee in “street name” and you do not provide the broker, bank or other nominee with specific voting instructions, the broker, bank or other nominee that holds your shares generally may vote on “routine” proposals but cannot vote on “non-discretionary” (non-routine) proposals. We believe that Proposal 2 is routine and that Proposals 1, 3, 4, 5 and 6 are non-discretionary. If the broker, bank or other nominee that holds your shares in “street name” returns a proxy card without voting on a non-discretionary proposal because it did not receive voting instructions from you on that proposal, this is referred to as a “broker non-vote.” “Broker non-votes” are considered in determining whether a quorum exists at the Annual Meeting. The effect of broker non-votes on the outcome of each proposal to be voted on at the Annual Meeting is explained below.

Vote Required for Proposal 1: Election of Directors	Our Amended and Restated Bylaws (the “Bylaws”) provide for a majority voting standard for the election of directors in uncontested elections, which are generally defined as elections in which the number of nominees does not exceed the number of directors to be elected at the meeting. Under the majority voting standard, in uncontested elections of directors, such as this election, each director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares present in person or represented by proxy and entitled to vote for the election of directors. A majority of the votes cast means that the number of votes cast “for” a nominee exceeds the number of votes cast “against” that nominee. Brokers do not have discretionary authority to vote on this proposal. Abstentions and broker non-votes are not considered votes cast “for” or “against” a nominee’s election and will have no effect in determining whether a nominee has received a majority of the votes cast. In this election, an incumbent director nominee who does not receive the required number of votes for reelection is expected to tender his resignation to the Board of Directors in accordance with the policy adopted by the Board of Directors. Within approximately 90 days after certification of the election results of the stockholder vote, our Corporate Governance and Nominating Committee (or other committee as directed by the Board of Directors) will make a determination as to whether to accept or reject the tendered resignation. Following such determination, we will publicly disclose the decision regarding any tendered resignation in a current report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”).

In the vote to elect 13 directors to serve until the 2017 annual meeting of stockholders and until their respective successors have been duly elected and qualified, stockholders may, with respect to each nominee:

•	vote for the election of the nominee;
•	vote against the election of the nominee; or
•	abstain from voting on the election.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES

Vote Required for Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The proposal to ratify the appointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the fiscal year ending December 31, 2016 will require the affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and entitled to vote on the matter at the Annual Meeting, provided a quorum is present. Abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and will have the same legal effect as voting against the proposal. Brokers have discretionary authority to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal.

In the vote to ratify the appointment of KPMG as our independent registered public accounting firm, stockholders may:

•	vote for the ratification;
•	vote against the ratification; or
•	abstain from voting on the ratification.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Vote Required for Proposal 3: Advisory Vote to Approve the Compensation of our Named Executive Officers	The proposal to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC will require an affirmative vote from the holders of a majority of the shares represented, in person or by proxy, and entitled to vote on the matter at the Annual Meeting, provided a quorum is present. Abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and will have the same legal effect as voting against the proposal. Brokers do not have discretionary authority to vote on this proposal. Broker non-votes will have no effect on the outcome of this proposal. Because your vote is advisory, it will not be binding on the Board of Directors or the Company. However, the Board of Directors will review the voting results and take them into consideration when making future decisions about executive compensation.

In the vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement, stockholders may:

•	vote for the proposal;
•	vote against the proposal; or
•	abstain from voting on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

Vote Required for Proposals 4, 5 and 6: Stockholder Proposals	Each stockholder proposal will require an affirmative vote from the holders of a majority of the shares represented, in person or by proxy, and entitled to vote on the matter at the Annual Meeting, provided a quorum is present. Abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and will have the same legal effect as voting against the proposal. Brokers do not have discretionary authority to vote on the proposal. Broker non-votes will have no effect on the outcome of the proposal.

In the vote for each stockholder proposal, stockholders may:

•	vote for the proposal;
•	vote against the proposal; or
•	abstain from voting on the proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” EACH STOCKHOLDER PROPOSAL.

Voting of Proxies

A proxy is a legal designation of another person to vote your shares on your behalf. If you are a stockholder of record, you may submit a proxy for your shares by using the toll-free number or the website provided on your proxy card. You also may submit a proxy in writing by simply filling out, signing and dating your proxy card and mailing it in the prepaid envelope included with the proxy materials. If you submit a proxy by telephone or over the Internet, please do not return your proxy card by mail. You will need to follow the instructions when you submit a proxy using any of these methods to make sure your shares will be voted at the Annual Meeting. You also may vote by submitting a ballot in person if you attend the Annual Meeting. However, we encourage you to submit a proxy by mail by completing your proxy card, by telephone, or over the Internet, even if you plan to attend the Annual Meeting.

If you hold shares through a broker, bank, or other nominee, you may instruct your broker, bank, or other nominee to vote your shares by following the instructions that the broker, bank, or other nominee provides to you with the proxy materials. Most brokers offer the ability for stockholders to submit voting instructions by mail by completing a voting instruction card, by telephone, and over the Internet. If you hold shares through a broker, bank, or other nominee and wish to vote your shares at the Annual Meeting, you must obtain a legal proxy from your broker, bank, or other nominee and present it to the inspector of election with your ballot when you vote at the Annual Meeting.

All properly executed proxies received by us by 11:59 p.m. Eastern Time, on Tuesday, June 7, 2016, and not revoked will be voted at the Annual Meeting in accordance with the directions noted in each proxy. In the absence of such instructions, shares represented by a signed and dated proxy card will be voted “FOR” the election of all director nominees, “FOR” the ratification of the appointment of the independent registered public accounting firm, “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement, and “AGAINST” each stockholder proposal.

If any other matters properly come before the Annual Meeting, the persons named as proxies will vote upon those matters according to their judgment. The Board of Directors knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement.

Revocation of Proxies	Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by:

•	giving notice of revocation to our Corporate Secretary, at American Airlines Group Inc., 4333 Amon Carter Blvd., MD 5675, Fort Worth, Texas 76155 (by mail or overnight delivery);
•	executing and delivering to our Corporate Secretary a proxy card relating to the same shares bearing a later date;
•	submitting a new proxy prior to the time at which the Internet and telephone voting facilities close; or
•	voting in person at the Annual Meeting.

If you revoke your proxy other than by voting in person at the Annual Meeting, we must receive the notice of revocation or new proxy by 11:59 p.m. Eastern Time, on Tuesday, June 7, 2016, the date prior to the date of the Annual Meeting.

If your shares are held in “street name,” you must contact your broker, bank, or other nominee to revoke your vote. The revocation must be made by the broker, bank, or other nominee before your proxy is voted at the Annual Meeting. If you want to vote at the Annual Meeting, but your shares are held in street name by a broker, bank or other nominee, you will need to obtain proof of ownership as of April 11, 2016 and a proxy to vote the shares from such broker, bank or other nominee.

Solicitation of Proxies

In addition to soliciting proxies through the mail, we may solicit proxies through our directors, officers and employees in person and by e-mail, telephone or facsimile. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. We will pay all expenses incurred in connection with the solicitation of proxies. In addition, we have retained MacKenzie Partners, Inc. to assist in the solicitation for an anticipated fee of $25,000, plus expenses.

Inspector of Election	All votes at the Annual Meeting will be counted by Broadridge Financial Solutions, Inc., our inspector of election. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Electronic Delivery of Proxy Materials	Stockholders can help us reduce costs and the impact on the environment by electing to receive and access future copies of our proxy statements, annual reports and other stockholder materials electronically. If your shares are registered directly in your name with our stock registrar and transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you can make this election by going to AST’s website (www.amstock.com) and (1) clicking Shareholders, then Account Access and General Information, then Account Access; (2) entering the information required to gain access to your account, and (3) clicking Receive Company Mailing via E-Mail, or by following the instructions provided when voting over the Internet. If you hold your shares in a brokerage account or otherwise through a third party in “street name,” please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to receive and view future annual meeting materials electronically.

This year, we intend both to mail our proxy materials to certain stockholders and to use the “Notice and Access” method of providing proxy materials to certain stockholders. Under the Notice and Access method, if you have not opted to receive an e-mail notification, you will receive by mail a simple “Notice Regarding the Availability of Proxy Materials” which will direct you to a website where you may access proxy materials online. You will also be told how to request proxy materials (at no charge) via mail or e-mail, as you prefer. In order to eliminate the mailing of a paper notice and to speed your ability to access the proxy materials (including our Annual Report on Form 10-K for the year ended December 31, 2015), we encourage you to sign up for electronic delivery of the Notice Regarding Availability of Proxy Materials using the instructions described above.

Householding of Proxy Materials	The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, or Notices Regarding the Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. In accordance with these rules, only one proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, will be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, please notify your broker, direct your written request to Caroline B. Ray, Corporate Secretary, American Airlines Group Inc., 4333 Amon Carter Blvd., MD 5675, Fort Worth, Texas 76155. Stockholders who currently receive multiple copies of the proxy statement and annual report, or Notice Regarding the Availability of Proxy Materials, at their address and would like to request “householding” of their communications should contact their broker.

PROPOSAL 1—ELECTION OF DIRECTORS

Election of Directors	Our Board of Directors has 13 members. W. Douglas Parker serves as Chairman of the Board of Directors, and John T. Cahill serves as our Lead Independent Director.

Upon the recommendation of the Corporate Governance and Nominating Committee, the Board of Directors has nominated the 13 director candidates listed below under the section “Directors and Director Nominees.” Each nominee is currently a director of the Company.

If elected as a director at the Annual Meeting, each of the nominees will serve a one-year term expiring at the 2017 annual meeting of stockholders and until his or her successor has been duly elected and qualified.

Each of the nominees has consented to serve as a director, if elected. If any of the nominees should be unavailable to serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees (in which event the persons named on the proxy card will vote the shares represented by all valid proxies for the election of the substitute nominee or nominees), allow any vacancies to remain open until a suitable candidate or candidates are located or reduce the size of the Board of Directors.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the proposal to elect the directors of the Company listed below under the section “Directors and Director Nominees” for a one-year term expiring at the 2017 annual meeting of stockholders and until their successors have been duly elected and qualified.

Directors and Director Nominees

Name	Age	Director Since	Principal Occupation	Independent	AC	CC	CGNC	FC
James F. Albaugh	65	2013	Senior Advisor to The Blackstone Group L.P.; former President and Chief Executive Officer of The Boeing Company’s Commercial Airplanes	✓		M	M

Jeffrey D. Benjamin	54	2013	Senior advisor to Cyrus Capital Partners, L.P.	✓		M		M

John T. Cahill Lead Independent Director	58	2013	Vice Chairman of The Kraft Heinz Company; former Chairman and Chief Executive Officer of Kraft Foods Group, Inc. and of The Pepsi Bottling Group, Inc.	✓	M		M

Michael J. Embler	52	2013	Former Chief Investment Officer of Franklin Mutual Advisers LLC	✓	M			M

Matthew J. Hart	64	2013	Former President and Chief Operating Officer of Hilton Hotels Corporation; former Chief Financial Officer of Hilton Hotels	✓	C

Alberto Ibargüen	72	2013	President and Chief Executive Officer of the John S. and James L. Knight Foundation; former Chairman of Miami Herald Publishing Co	✓	M	M

Richard C. Kraemer	72	2013	President of Chartwell Capital, Inc.	✓		C

Susan D. Kronick	64	2015	Operating Partner at Marvin Traub Associates; former Vice-Chairman of Macy’s, Inc.	✓			M	M

Martin H. Nesbitt	53	2015	Co-Chief Executive Officer of The Vistria Group, LLC; former President and Chief Executive Officer of PRG Parking Management	✓	M			M

Denise M. O’Leary	58	2013	Private Venture Capital Investor; former General Partner at Menlo Ventures	✓		M	M

W. Douglas Parker Chairman	54	2013	Chairman and Chief Executive Officer of American Airlines Group Inc. and American Airlines, Inc.	No

Ray M. Robinson	68	2013	Non-Executive Chairman of Citizens Trust Bank; former President of the Southern Region at AT&T	✓			C

Richard P. Schifter	63	2013	Senior Advisor at TPG Capital, L.P.; former Partner at TPG and Arnold & Porter LLP	✓				C

AC = Audit Committee    CC = Compensation Committee    CGNC = Corporate Governance and Nominating Committee    FN = Finance Committee

M = Member    C = Chairman

The Corporate Governance and Nominating Committee seeks to recommend individuals to the Board of Directors with, among other things, a diversity of skills, expertise and perspective appropriate for the business and operation of the Company. The Committee also recognizes the benefits of racial and gender diversity in the boardroom, including better reflecting our global customer base and the healthy debate that stems from different viewpoints that may result from diverse backgrounds. Accordingly, our Board is diverse in many ways, with differing geographic, business and racial backgrounds. Our board currently includes two African American, one Hispanic, and two female directors.

Additional information regarding our director nominees, including their ages, qualifications and principal occupations (which have continued for at least the past five years unless otherwise noted) is provided below. There are no family relationships among the directors and our executive officers.

Director Nominees (Committee Service)	Principal Occupation, Business Experience, Other Directorships Held and Age

James F. Albaugh (Compensation and Corporate Governance and Nominating Committees)

Mr. Albaugh has been a member of the Board of Directors since December 2013. He has been a senior advisor to The Blackstone Group L.P. since December 2012. He was President and Chief Executive Officer of The Boeing Company’s (“Boeing”) Commercial Airplanes business unit from September 2009 through October 2012. Prior to holding that position, Mr. Albaugh was President and Chief Executive Officer of Boeing’s Integrated Defense Systems business unit from July 2002 to September 2009. He joined Boeing in 1975 and held various other executive positions prior to July 2002, including President and Chief Executive of Space and Communications and President of Space Transportation. Mr. Albaugh was a member of Boeing’s Executive Council from 1998 through 2012. Mr. Albaugh is a member of the board of directors of B/E Aerospace, Inc., a manufacturer and distributor of aircraft interiors, fasteners and hardware. He is also Chairman of the National Aeronautic Association; President of the American Institute of Aeronautics and Astronautics; and an elected member of the International Academy of Aeronautics and the National Academy of Engineering. Mr. Albaugh is also a member of the boards of directors of Aloft Aeroarchitects (formerly PATS Aerospace) and the Fred Hutchinson Cancer Research Center; a member of the board of governors of the Wings Club; and a member of the board of trustees of Willamette University. Mr. Albaugh also served on the boards of directors of the Aerospace Industries Association from 2007 to 2012 and of TRW Automotive Holdings Corp. from 2007 to 2015. Age 65.

Mr. Albaugh’s executive leadership experience in the airplane and airline industry, including his experience with complex systems, contracts and governmental oversight, as well as his accounting and financial literacy and public company board and corporate governance experience, make him qualified to serve as a member of our Board of Directors.

Jeffrey D. Benjamin (Compensation and Finance Committees)

Mr. Benjamin has been a member of the Board of Directors since December 2013. He has been a senior advisor to Cyrus Capital Partners, L.P., a registered investment advisor, since 2008. He also serves as a consultant to Apollo Management, L.P. (“Apollo Management”), a private investment fund, and from 2002 to 2008, served as senior advisor to Apollo Management. Mr. Benjamin serves on the boards of directors of Caesars Entertainment Corp., a casino-entertainment company, and Chemtura Corporation, a specialty chemical developer and manufacturer. He is also on the board of directors of Exco Resources, Inc., an oil and natural gas company, and Chairman of the Board of A-Mark Precious Metals, Inc., a full-service precious metals trading company and official distributor for many government mints throughout the world. Mr. Benjamin previously served on the board of directors of Spectrum Group International, Inc. from 2009 to 2014. Age 54.

Mr. Benjamin’s experience in the investment industry, accounting and financial literacy, corporate governance expertise and extensive experience serving on the boards of directors of public and private companies make him qualified to serve as a member of our Board of Directors.

John T. Cahill (Lead Independent Director; Audit and Corporate Governance and Nominating Committees)	Mr. Cahill has been a member and the Lead Independent Director of the Board of Directors since December 2013. He has served as Vice Chairman of The Kraft Heinz Company since its formation in July 2015. He previously served as Chairman and Chief Executive Officer of Kraft Foods Group, Inc. (“Kraft Foods Group”), a food and beverage company, from December 2014 to July 2015, as Non-Executive Chairman of Kraft Foods Group from March 2014 to December 2014 and as Executive Chairman of

Kraft Foods Group from October 2012 until March 2014. Mr. Cahill joined Kraft Foods, Inc., the former parent of Kraft Foods Group, in January 2012 as Executive Chairman, North American Grocery, and served in that capacity until October 2012. Prior to that, he served as an industrial partner at Ripplewood Holdings LLC, a private equity firm, from 2008 to 2011. Mr. Cahill spent nine years with The Pepsi Bottling Group, Inc., a beverage manufacturing company, most recently as Chairman and Chief Executive Officer from 2003 to 2006 and Executive Chairman until 2007. Mr. Cahill also served as Chief Financial Officer and head of International Operations of The Pepsi Bottling Group, Inc. Mr. Cahill previously spent nine years with PepsiCo, Inc., a food and beverage company, in a variety of leadership positions. In addition to serving on the board of The Kraft Heinz Company, Mr. Cahill also currently serves as a member of the board of directors of Colgate-Palmolive Company, a consumer products company, and he was a member of the board of directors of Legg Mason, Inc., an investment management firm, from 2009 to June 2014. Mr. Cahill has also served on the board of directors of Frontier Holdings, Inc., the parent company of Frontier Airlines, from 1984 to 1985. Age 58.

Mr. Cahill’s leadership and operations experience in executive leadership roles at global public companies, as well as his accounting and financial expertise and public company board and corporate governance experience, make him qualified to serve as a member of our Board of Directors.

Michael J. Embler (Audit and Finance Committees)

Mr. Embler has been a member of the Board of Directors since December 2013. He served as the Chief Investment Officer of Franklin Mutual Advisers LLC (“Franklin Mutual Advisers”), an asset management subsidiary of Franklin Resources, Inc., from 2005 to 2009. Mr. Embler joined Franklin Mutual Advisers in 2001 and, prior to becoming Chief Investment Officer, served as head of its Distressed Investment Group. From 1992 until 2001, he worked at Nomura Holding America Inc. (“Nomura”), an investment bank, in positions of increasing responsibility culminating in the position of Managing Director co-heading Nomura’s proprietary distressed debt/special situations group. Mr. Embler currently serves on the board of directors of NMI Holdings, Inc., a mortgage insurance provider. He will continue serving on the board of directors of CIT Group Inc., a regulated bank holding company and lessor, until the company’s 2016 annual stockholder’s meeting, at which time he will not seek reelection. He also serves on the board of trustees of The Mohonk Preserve, a non-profit institution. Mr. Embler previously served on the boards of directors of Abovenet Inc. from 2003 to 2012, Kindred Healthcare Inc. from 2001 to 2008 and Dynegy Inc. from 2011 to 2012. Age 52.

Mr. Embler’s experience in finance, asset management and restructurings, capital markets and capital management, experience as a senior executive, perspective as an institutional investor and service as a director make him qualified to serve as a member of our Board of Directors.

Matthew J. Hart (Chair of the Audit Committee)	Mr. Hart has been a member of the Board of Directors since December 2013. He was President and Chief Operating Officer of Hilton Hotels Corporation (“Hilton”), a hotel developer and operator, from 2004 until the acquisition of Hilton by a private equity firm in 2007. He served as Executive Vice President and Chief Financial Officer of Hilton from 1996 to 2004. Before joining Hilton in 1996, Mr. Hart was Senior Vice President and Treasurer of The Walt Disney Company, a worldwide entertainment company, from 1995 to 1996, and was Executive Vice President and Chief Financial Officer for Host Marriott Corp., a hotel owner, from 1993 to 1995. He serves on the boards of directors of Air Lease Corporation, an aircraft leasing company, American Homes 4 Rent, a real estate investment trust, and Checchi Capital Advisers, LLC, an investment services company. He is also a member of the board of directors of Heal the Bay, a non-profit organization. Mr. Hart previously served on the board of directors of B. Riley Financial, Inc. (formerly called Great American Group, Inc.) from 2009 to 2015 and Kilroy Realty Corporation from 1997 to 2008. Mr. Hart also served on the boards of directors of America West Holdings Corporation (“America West”) and America West Airlines, Inc. (“AWA”) from 2004 to 2005, and the boards of directors of US Airways Group and US Airways from 2006 until the Merger in December 2013. Age 64.

Mr. Hart’s financial expertise, risk management experience, extensive experience as a senior operating and finance executive for large public companies, including companies in the travel industry, mergers and acquisitions experience, service as a public company director and airline experience make him qualified to serve as a member of our Board of Directors.

Alberto Ibargüen (Audit and Compensation Committees)

Mr. Ibargüen has been a member of the Board of Directors since December 2013. He served on the AMR board of directors from 2008 until the Merger in December 2013. He has served as President and Chief Executive Officer of the John S. and James L. Knight Foundation since July 2005. Prior to that, Mr. Ibargüen served as Chairman of Miami Herald Publishing Co., a Knight Ridder subsidiary, from 1998 to 2005, and as publisher of The Miami Herald and of El Nuevo Herald. He will continue serving on the boards of directors of PepsiCo, Inc., a food and beverage company, until the company’s 2016 annual stockholder’s meeting, at which time he will not seek reelection. He previously served as a director of NCL Corporation Ltd. and AOL, Inc. and on the advisory committee of the Public Company Accounting Oversight Board. He is also a former Chairman of the board of directors of several major non-profit organizations, including the Public Broadcasting Service (PBS), Newseum in Washington, D.C., and the World Wide Web Foundation. Age 72.

Mr. Ibargüen’s media and financial expertise, food and beverage products and philanthropic experience, his executive leadership experience, and his extensive experience serving as a director and member of board committees make him qualified to serve as a member of our Board of Directors.

Richard C. Kraemer (Chair of the Compensation Committee)

Mr. Kraemer has been a member of the Board of Directors since December 2013. He has been President of Chartwell Capital, Inc., a private investment company, since 2006. Mr. Kraemer also serves as a member of the board of directors of Knight Transportation, Inc., a provider of full truckload transportation and logistics services. Mr. Kraemer served on the board of directors of US Airways Group and US Airways from 2005 until the Merger in December 2013. Mr. Kraemer served as a director of America West and AWA from 1992 to 2007. Age 72.

Mr. Kraemer’s financial expertise, corporate governance, human resources and labor relations expertise, experience in developing strategy for and managing a large public company, success as an investor and airline experience make him qualified to serve as a member of our Board of Directors.

Susan D. Kronick (Corporate Governance and Nominating and Finance Committees)	Susan D. Kronick has been a member of the Board of Directors since November 2015. From March 2003 until March 2010, Ms. Kronick served as a Vice-Chair of Macy’s, Inc., the operator of Bloomingdale’s and Macy’s department stores. Prior to that, Ms. Kronick served as Group President, Regional Department Stores of Macy’s, Inc. from April 2001 to March 2003 and as Chairman and Chief Executive Officer of Burdines/Macy’s Florida from June 1997 to March 2001. Her retail career spanned 37 years at Federated/Macy’s, Inc. Since 2012, Ms. Kronick has served as an Operating Partner at Marvin Traub Associates, a New York based, retail business development consulting firm. Ms. Kronick has served as a member of the board of directors of Hyatt Hotels Corporation since June 2009. She was previously a member of board of directors for The Pepsi Bottling Group, Inc. from March 1999 to February 2010. Age 64.

Ms. Kronick’s marketing and operational expertise, as well as her experience serving as a public company director and experience in building industry leading brands as a result of the various management positions she has held with Macy’s, Inc., make her qualified to serve as a member of our Board of Directors.

Martin H. Nesbitt (Audit and Finance Committees)

Martin H. Nesbitt has been a member of the Board of Directors since November 2015. Mr. Nesbitt has served as Co-Chief Executive Officer of The Vistria Group, LLC, a private-equity investment firm, since January 2013. From 1996 until December 2012, Mr. Nesbitt served as President and Chief Executive Officer of PRG Parking Management (known as The Parking Spot), a Chicago-based owner and operator of off-airport parking facilities. Mr. Nesbitt conceptualized and co-founded The Parking Spot and was responsible for all strategic and operating aspects of the business. Prior to that, he was an officer of the Pritzker Realty Group, L.P., the real estate group for Pritzker family interests and before that he was an Investment Manager at LaSalle Partners, one of the predecessor corporations of Jones Lang LaSalle Incorporated, a commercial real estate company. Mr. Nesbitt currently serves on the board of directors of Jones Lang LaSalle Incorporated, a real estate services firm, and Norfolk Southern Corporation, a rail transportation company. He previously served on the board of directors of the Pebblebrook Hotel Trust, a real estate investment trust. Mr. Nesbitt is a Trustee of Chicago’s Museum of Contemporary Art and serves as Chairman of the Barack Obama Foundation. Age 53.

Mr. Nesbitt’s executive leadership, operational and financial experience, as well as his public company board experience, make him qualified to serve as a member of our Board of Directors.
Denise M. O’Leary (Corporate Governance and Nominating, and Compensation Committees)

Ms. O’Leary has been a member of the Board of Directors since December 2013. She has been a private investor in early stage companies since 1996. From 1983 until 1996, she was employed at Menlo Ventures, a venture capital firm, first as an associate and then as a general partner. She serves as a director of Medtronic plc, a medical technology company, and Calpine Corporation, a wholesale power producer. Additionally, she serves on the boards of directors of Connect for Health Colorado, the state health exchange, and is a member of the boards of trustees of the Bonfils-Stanton Foundation and the University of Denver. Ms. O’Leary served as a director of America West and AWA from 1998 to 2005, US Airways Group and US Airways from 2005 until the Merger in December 2013, the Lucile Packard Children’s Hospital from 1997 to 2012, Stanford Hospital & Clinics from 1994 to 2012, the Denver Foundation from 2013 to 2015 and the University of Colorado Hospital Authority from 2014 to 2015. Age 58.

Ms. O’Leary’s financial expertise, her experience in the oversight of risk management, human resources expertise, extensive service as a public company director, success as an investor and airline industry expertise make her qualified to serve as a member of our Board of Directors.

W. Douglas Parker (Chairman of the Board of Directors)

Mr. Parker has been Chairman of the Board of Directors since June 2014. He has served as Chief Executive Officer of AAG and American, and a member of the AAG and American boards of directors, since December 2013. Mr. Parker served as Chief Executive Officer of US Airways Group since September 2005 and remained in that role following the closing of the Merger. Mr. Parker also served as Chairman of the board of directors of US Airways Group and US Airways and Chief Executive Officer

of US Airways from September 2005 to December 2013. Mr. Parker served as

Chairman of the boards of directors and Chief Executive Officer of America West and AWA from 2001 to 2007 and served as a director of America West and AWA from 1999 to 2007. Mr. Parker joined AWA as Senior Vice President and Chief Financial Officer in 1995. From 2007 to 2012, Mr. Parker served on the board of directors of Pinnacle West Capital Corporation, a holding company that, through its subsidiary, provides wholesale and retail electric services primarily in Arizona. Age 54.

Mr. Parker’s financial, airline, marketing, human resources and labor relations experience, as well as his 30 years of experience in the airline industry, more than 14 years of experience as an airline Chairman and Chief Executive Officer, mergers and acquisitions experience and experience as a public company director make him qualified to serve as a member of our Board of Directors.

Ray M. Robinson (Chair of the Corporate Governance and Nominating Committee)

Mr. Robinson has been a member of the Board of Directors since December 2013. He served on the AMR board of directors from 2005 until the Merger in December 2013. Mr. Robinson started his career at AT&T in 1968, and prior to his retirement in 2003, he held several executive positions, including President of the Southern Region, its largest region, President and Chief Executive Officer of AT&T Tridom, Vice President of Operations for AT&T Business Customer Care, Vice President of AT&T Outbound Services and Vice President of AT&T Public Relations. Mr. Robinson is nonexecutive Chairman of the board of directors of Aaron’s, Inc., a specialty retailer of consumer electronics, computers, residential furniture, household appliances and accessories, a member of the board of directors of Acuity Brands, Inc., a lighting solutions company, a member of the board of directors of Avnet, Inc., a distributor of electronic components, enterprise computer and storage products, information technology services and embedded subsystems, and a member of the board of directors of Fortress Transportation and Infrastructure, a company that invests in high quality infrastructure and equipment that is essential for the transportation of goods and people globally. Since 2003, Mr. Robinson has also served as a director and non-executive Chairman of Citizens Trust Bank of Atlanta, Georgia, the nation’s second largest African American-owned bank and the largest such bank in the Southeastern U.S. He previously served as a director of RailAmerica Inc. from 2009 to 2011. He has been Vice Chairman of the East Lake Community Foundation in Atlanta, Georgia since May 2003 and a member of the board of directors of the Georgia Aquarium since 2005. Age 68.

Mr. Robinson’s extensive technology, banking, communications, strategic and executive leadership experience, as well as his experience serving as a public company director make him qualified to serve as a member of our Board of Directors.

Richard P. Schifter (Chair of the Finance Committee)

Mr. Schifter has been a member of the Board of Directors since December 2013. He has been a senior advisor at TPG, a private equity firm, since 2013. He was a partner at TPG from 1994 to 2013. Prior to joining TPG, Mr. Schifter was a partner at the law firm of Arnold & Porter LLP in Washington, D.C., where he specialized in bankruptcy law and corporate restructuring and represented Air Partners in connection with the acquisition of Continental Airlines in 1993. Mr. Schifter joined Arnold & Porter LLP in 1979 and was a partner from 1986 through 1994. Mr. Schifter is a member of the boards of directors of EverBank Financial Corp., a bank holding company, Direct Genera Corporation, a non-standard auto insurance company, and LPL Financial Holdings, Inc., a broker-dealer, custodian for registered investment advisors and consultant to retirement plans. Mr. Schifter also served on the boards of directors of US Airways Group from 2005 to 2006, America West from 1994 to 2005, Ryanair, PLC, from 1996 to 2003, Midwest Airlines, Inc. from 2007 to 2009 and Republic Airways Holdings Inc. from 2009 to 2013. Mr. Schifter is also a member of the board of overseers of the

University of Pennsylvania Law School and a member of the board of directors of Youth, I.N.C. (Improving Non-Profits for Children). Age 63.
Mr. Schifter’s substantial experience with airline management, as well as his financial experience, legal experience and public company board of directors and corporate governance experience make him qualified to serve as a member of our Board of Directors.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Independent Registered Public Accounting Firm	Our Audit Committee has selected KPMG to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and our Board of Directors has directed that KPMG’s appointment be submitted to our stockholders for ratification at the Annual Meeting.

Prior to the closing of the Merger and continuing through the completion of audit services for the fiscal year ended December 31, 2013 and the filing of the 2013 Annual Reports on Form 10-K for AAG, American, US Airways Group and US Airways on February 28, 2014, Ernst & Young LLP (“E&Y”) was engaged as the principal accountant to audit the financial statements of AMR and American, and KPMG was engaged as the principal accountant to audit the financial statements of US Airways Group and US Airways.

Subsequent to the closing of the Merger, our Audit Committee conducted a process to select a single registered accounting firm to conduct the audit of AAG and its subsidiaries, including US Airways Group and US Airways, commencing with the fiscal year ended December 31, 2014. On February 25, 2014, the Audit Committee approved the dismissal of E&Y and the appointment of KPMG to act as the registered accounting firm of AAG and its subsidiaries commencing with the fiscal year ended December 31, 2014. On February 28, 2014, we advised E&Y of our determination that E&Y would be dismissed effective as of the date of E&Y’s completion of audit services for the fiscal year ended December 31, 2013 and the filing of the 2013 Annual Report on Form 10-K of AAG and American. Promptly after the Audit Committee made its determination, we engaged KPMG as our new independent registered public accounting firm to perform audit services beginning with the fiscal year ended December 31, 2014.

The reports of E&Y on AAG’s and American’s financial statements as of and for the year ended December 31, 2013 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except for E&Y’s report on AAG’s financial statements stating that E&Y did not audit the financial statements of US Airways Group as of December 31, 2013 and for the period from December 9, 2013 through December 31, 2013.

During the fiscal year ended December 31, 2013, and the subsequent interim period through February 28, 2014, of AAG and its subsidiaries, there were no: (i) disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y, would have caused it to make reference to the subject matter of the disagreements in connection with its report; or (ii) reportable events of the kind defined in Item 304(a)(1)(v) of Regulation S-K (“Regulation S-K”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

We disclosed the matters above in a Current Report on Form 8-K filed with the SEC on March 3, 2014, as subsequently amended on March 7, 2014. We provided a copy of such reports to E&Y and requested that E&Y furnish a letter addressed to the SEC stating whether it agreed with the statements made by us in such reports, and if not, stating the respects in which it did not agree. We received the requested letters from E&Y and copies of such letters were filed as exhibits to the reports.

During the fiscal year ended December 31, 2013, and the subsequent interim period through February 28, 2014, of AAG and its subsidiaries, AAG and its subsidiaries did not consult KPMG regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on AAG and its subsidiaries’ financial statements, and neither a written report nor oral advice was provided that KPMG concluded was an important factor considered by AAG and its subsidiaries in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as defined in paragraph 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as described in paragraph 304(a)(1)(v) of Regulation S-K).

The Board of Directors has directed that KPMG’s appointment for the fiscal year ending December 31, 2016 be submitted to our stockholders for ratification at the Annual Meeting. The Audit Committee considers KPMG to be well qualified. If the stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment.

A representative of KPMG is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so, and the representative is also expected to be available to respond to appropriate questions from stockholders.

The Audit Committee and the Board of Directors unanimously recommend that the stockholders vote “FOR” the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

Independent Registered Public Accounting Firm Fees	The following table presents fees billed for professional services rendered by KPMG, AAG’s principal accountant for the audit of the financial statements of AAG and its subsidiaries as of and for the fiscal years ended December 31, 2015 and 2014, as well as fees billed in this period for other services rendered by KPMG.

	Fiscal Year 2015 ($)	Fiscal Year 2014 ($)
Audit Fees	3,915,000	6,800,000
Audit-Related Fees	543,000	615,000
Tax Fees	712,000	2,121,000
All Other Fees	–	–

Total	$5,170,000	$9,536,000

“Audit Fees” are for professional services rendered for the audits of the annual financial statements included in our Annual Report on Form 10-K (including fees for the audits of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“SOX”)), quarterly reviews of the financial statements included in our quarterly reports on Form 10-Q and services rendered in connection with SEC filings.

“Audit-Related Fees” are for statutory audits, services rendered in connection with securities offerings and other SEC filings, significant auditing work on transactions and consultations concerning financial accounting and reporting standards.

“Tax Fees” primarily include fees for professional services related to (i) expatriate tax services; (ii) federal, state and international tax compliance; (iii) assistance with tax audits and appeals; and (iv) bankruptcy-related tax services.

There were no fees that fall into the classification of “All Other Fees” for the fiscal years ended December 31, 2015 and 2014.

Policy on Audit Committee Pre-Approval	The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm, including audit services, audit-related services, tax services, and other services. The Audit Committee has delegated pre-approval authority to its Chair. Under this delegation, the Chair must report any pre-approval decision he makes to the Audit Committee at its next meeting following such approval.

PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Advisory Vote to Approve Executive Compensation	Section 14A of the Exchange Act allows our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC.

Our Compensation Committee and the Board of Directors believe that our compensation practices align our executive compensation structure with stockholders’ interests and current market practices. Our compensation strategy is designed to provide a total compensation package that will attract and retain high-caliber executives and align their contributions with corporate objectives and stockholder interests. Our compensation programs are designed to be flexible and complementary and to collectively meet our compensation objectives. At the 2015 annual meeting of stockholders, our stockholders overwhelmingly approved the compensation of our named executive officers (with an approval representing over 97% of the shares represented in person or by proxy at the meeting and entitled to vote).

Highlights of our compensation program include:

•	a commitment to pay-for-performance with a substantial portion of each executive officer’s compensation being “at risk” and aligned with stockholder interests;
•	commencing in May 2015, at his request, 100% of Mr. Parker’s direct compensation is in the form of equity incentives, the majority of which vest based upon the achievement of performance objectives, underscoring our commitment to paying for performance and further aligning his interests with that of our stockholders. Mr. Parker no longer receives any base salary and no longer participates in the Company’s Short-term Incentive Program;
•	for 2015, on average, 87% of the total target compensation of our other named executive officers was variable, at risk, and tied directly to measurable performance. Consistent with this focus, the largest portion of our 2015 executive compensation was in the form of performance-based annual cash incentives tied to pre-established pre-tax income targets and long-term equity incentives which reward stock performance and are tried to our relative three-year pre-tax income margins;
•	mitigate compensation risk by, among other things, providing a compensation package that focuses on both short and long-term goals, encouraging our executives to focus on the Company’s success both during the immediate fiscal year and for the future;
•	the target direct compensation provided to our named executive officers being competitive with that of the other large network airlines, except for our Chief Executive Officer. At his request, Mr. Parker’s 2015 total target direct compensation was set at a level significantly below his peers at Delta Air Lines, Inc. (“Delta”) and United Continental Holdings, Inc. (“United”). Mr. Parker’s 2016 total target direct compensation continues to remain at a level significantly below his peers at Delta and United (using 2014 proxy compensation data reported in 2015 for Delta and United);
•	a continued commitment to good compensation governance practices whereby compensation packages for our executive officers are established by our Compensation Committee that consists solely of independent, outside directors, and are consistent with market practice and reasonable in light of our corporate and each individual executive’s performance; and
•	clawback provisions for all incentive compensation paid to our executive officers and stock ownership guidelines that further align their long-term interests with those of our stockholders, as well as good disclosure practices.

For more information about our compensation practices and philosophy, see the section entitled “Compensation Discussion and Analysis” beginning on page 52.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. This proposal, commonly known as a “say-on-pay” proposal, gives stockholders the opportunity to express their views on the named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and our philosophy, policies, and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that AAG’s stockholders approve, on a non-binding, advisory basis, the compensation of AAG’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC in the Compensation Discussion and Analysis section, the compensation tables, narrative discussion, and any related material disclosed in this Proxy Statement for the Annual Meeting.”

The say-on-pay vote is advisory, and therefore not binding on us, our Compensation Committee, or the Board of Directors. However, the Board of Directors and Compensation Committee value the opinions of our stockholders and will consider the outcome of this advisory vote when making future decisions about executive compensation.

The Board of Directors has adopted a policy providing for an annual say-on-pay advisory vote. Unless the Board of Directors modifies its policy on the frequency of future say-on-pay advisory votes, the next say-on-pay advisory vote will be held at the 2017 annual meeting of stockholders.

The Board of Directors unanimously recommends that the stockholders vote “FOR” the approval of the compensation of our named executive officers.

We expect certain of our stockholders to present the following proposals (items 4, 5 and 6 on the proxy card and voting instruction form) at the Annual Meeting. The Board of Directors recommends a vote AGAINST each of these proposals for the reasons following each proposal.

PROPOSAL 4—STOCKHOLDER PROPOSAL

Stockholder Proposal to Provide Report on Lobbying Activities and Expenditures	The Chief Investment Officer of The City of Philadelphia Public Employees Retirement System (the “CIO”), on behalf of The City of Philadelphia Public Employees Retirement System, Sixteenth Floor – Two Penn Center Plaza, Philadelphia, PA 19102, has advised the Company that The City of Philadelphia Public Employees Retirement System is the beneficial owner of 25,500 shares of our common stock and that the CIO intends to propose the following resolution from the floor. The proposed resolution and statements in support thereof are set forth below. The affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and entitled to vote on the matter at the Annual Meeting is necessary for approval of the proposal.

Whereas, we believe in full disclosure of our company’s direct and indirect lobbying activities and expenditures to assess whether our company’s lobbying is consistent with American Airlines’ expressed goals and in the best interests of stockholders.

Resolved, the stockholders of American Airlines Group Inc. (“American Airlines”) request the preparation of a report, updated annually, disclosing:

1.	Company policy and procedures governing lobbying, both direct and indirect, and grassroots lobbying communications.

2.	Payments by American Airlines used for (a) direct or indirect lobbying or (b) grassroots lobbying communications, in each case including the amount of the payment and the recipient.

3.	American Airlines’ membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of management’s and the Board’s decision making process and oversight for making payments described in sections 2 and 3 above.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation or regulation, (b) reflects a view on the legislation or regulation and (c) encourages the recipient of the communication to take action with respect to the legislation or regulation. “Indirect lobbying” is lobbying engaged in by a trade association or other organization of which American Airlines is a member.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels. Neither “lobbying” nor “grassroots lobbying communications” include efforts to participate or intervene in any political campaign or to influence the general public or any segment thereof with respect to an election or referendum.

The report shall be presented to the Audit Committee or other relevant oversight committees and posted on American Airlines’ website.

Supporting Statement

As stockholders, we encourage transparency and accountability in American Airlines’ use of corporate funds to influence legislation and regulation. American Airlines spent

$17.8 million in 2013 and 2014 on federal lobbying (opensecrets.org). These figures do not include lobbying expenditures to influence legislation in states, where American Airlines also lobbies but disclosure is uneven or absent. For example, American Airlines had 23 contracts with lobbyists worth a total of from $85,000 to $225,000 in Texas for 2014. American Airlines’ lobbying on foreign competition and fare disclosure requirements has attracted press attention (“Big 3 Airlines Flexing Their Political Muscle in Washington,” Associated Press, Oct. 15, 2015).

American Airlines serves on the board of Airlines for America and is a member of the Business Roundtable, which together spent $42 million lobbying in 2013 and 2014. American Airlines does not disclose its memberships in, or payments to, trade associations, or the portions of such amounts used for lobbying. Transparent reporting would reveal whether company assets are being used for objectives contrary to American Airlines’ long-term interests. And American Airlines does not disclose membership in or contributions to tax-exempt organizations that write and endorse model legislation, such as the American Legislative Exchange Council (ALEC).

We urge support for this proposal.

The Board of Directors’ Statement in Opposition	The Board of Directors has considered this proposal and concluded that its adoption is unnecessary in light of the Company’s existing disclosure regarding lobbying activities and expenditures and not in the best interests of our stockholders. Accordingly, the Board of Directors unanimously recommends a vote AGAINST this proposal for the following reasons.

AAG is committed to complying with our values, our internal policies and all applicable laws when engaging in any type of lobbying or political activity. While AAG supports and practices transparency and accountability in political spending, the Board of Directors believes that the disclosures recommended by the proposal are unnecessary in light of our internal policies regarding lobbying activities and expenditures, the existing disclosure on our website regarding participation in the U.S. political process and the current public availability of much of the information requested by the proposal. The Board of Directors is also concerned that further disclosure above and beyond its existing disclosure could place AAG at a competitive disadvantage by revealing strategies and priorities designed to protect the economic future of the Company, its stockholders and employees.

AAG has policies in place to effectively oversee decisions regarding lobbying activities and expenditures.

AAG’s Executive Vice President, Corporate Affairs oversees AAG’s participation in the U.S. political process and its compliance with federal, state and local laws governing AAG’s lobbying activities and contributions (including dues and other payments to trade associations and other nonprofits engaged in public advocacy). In addition, our Board of Directors receives regular updates concerning AAG’s policy positions and trade association memberships.

AAG participates in the U.S. political process and discloses such participation on its website.

The Board of Directors believes it is in the best interests of our stockholders for AAG to participate in the political process. As a global airline, we are affected by numerous laws, regulations and policies which govern various aspects of our business. As a result, we actively review and discuss existing and upcoming policy changes and regulatory initiatives. We also take part in industry dialogue and lobbying efforts related to those issues of high importance to our Company’s success and the concerns of our stakeholders. We strive to adhere to our Global Corporate Responsibility Statement and we constructively promote legislative and regulatory actions that further the business objectives of AAG and the economic future of our stockholders and employees. While the proponent claims that lobbying exposes our Company to risks, we believe that the failure to engage in critical public policy developments that impact our business would represent a far greater risk to the interests of our stockholders, employees, customers and other stakeholders.

Like many major corporations, AAG belongs to a number of industry associations. This involvement allows us to gain insight into core issues for the airline industry as a whole and to advocate jointly for regulations that support an efficient, healthy and competitive industry. Such membership also allows us to benefit from the opportunity to share technical expertise and operational knowledge that leads to better safety, customer service and overall efficiency. We publicly disclose a list of the industry associations with which we have a substantial relationship for public policy purposes on our website, aa.com.

AAG already provides substantial disclosure regarding its lobbying expenditures.

Lobbying activities of all types are subject to extensive governmental regulation and public disclosure requirements, and AAG is fully committed to complying with all applicable U.S. state and federal laws. Pursuant to the federal Lobbying Disclosure Act, AAG files regular, publicly-available reports with the U.S. House of Representatives and the U.S. Senate that disclose the details of our lobbying activities. These reports are readily available on websites hosted by the U.S. House of Representatives and the U.S. Senate. Among other things, these reports disclose AAG’s overall lobbying expenses, including grassroots expenses, the specific legislative and regulatory issues that were the subject of AAG’s lobbying efforts, the houses of Congress and federal agencies lobbied by AAG and the names of the lobbyists AAG employs. Outside consultants who lobby on AAG’s behalf are also required to file comparable public reports describing their lobbying efforts in similar detail. At the state level, AAG or its consultants file similar regular and publicly-available reports with state agencies which disclose AAG’s state lobbying activities according to the pertinent state’s laws. We believe that these disclosure requirements provide transparency of our lobbying activities to the general public, including our stockholders.

Providing additional disclosure of AAG’s lobbying expenditures would not be in the best interests of the Company or its stockholders.

The expanded disclosure requested by this proposal could place AAG at a competitive disadvantage by revealing strategies and priorities designed to protect the economic future of the Company, its stockholders and employees. Because parties with interests adverse to AAG also participate in the political process to their business advantage, any unilateral expanded disclosure could benefit these adverse parties, while harming the interests of AAG and its stockholders.

For these reasons, the Board of Directors unanimously urges stockholders to vote AGAINST the proposal regarding the provision of a report detailing the Company’s lobbying activities and expenditures.

PROPOSAL 5—STOCKHOLDER PROPOSAL

Stockholder Proposal to Adopt Policy to Require an Independent Board Chairman on a Prospective Basis	John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who owns 100 shares of our common stock, has advised the Company that he intends to propose the following resolution from the floor. The proposed resolution and statements in support thereof are set forth below. The affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and entitled to vote on the matter at the Annual Meeting is necessary for approval of the proposal.

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it does not violate any existing agreement. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. This proposal requests that all the necessary steps be taken to accomplish the above.

According to Institutional Shareholder Services 53% of the Standard & Poors 1,500 firms separate these 2 positions – “2015 Board Practices,” April 12, 2015. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management. By setting agendas, priorities and procedures, the Chairman is critical in shaping the work of the Board.

A board of directors is less likely to provide rigorous independent oversight of management if the Chairman is also the CEO, as is the case with our Company. Having a board chairman who is independent of management is a practice that will promote greater management accountability to shareholders and lead to a more objective evaluation of management.

According to the Millstein Center for Corporate Governance and Performance (Yale School of Management), “The independent chair curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board.”

An NACD Blue Ribbon Commission on Directors’ Professionalism recommended that an independent director should be charged with “organizing the board’s evaluation of the CEO and provide ongoing feedback; chairing executive sessions of the board; setting the agenda and leading the board in anticipating and responding to crises.” A blue-ribbon report from The Conference Board also supported this position.

A number of institutional investors said that a strong, objective board leader can best provide the necessary oversight of management. Thus, the California Public Employees’ Retirement System’s Global Principles of Accountable Corporate Governance recommends that a company’s board should be chaired by an independent director, as does the Council of Institutional Investors.

An independent director serving as chairman can help ensure the functioning of an effective board. Please vote to enhance shareholder value:

Independent Board Chairman – Proposal 5

The Board of Directors’ Statement in Opposition	The Board of Directors has considered this proposal and concluded that its adoption is unnecessary and not in the best interests of our stockholders. Accordingly, the Board of Directors unanimously recommends a vote AGAINST this proposal for the following reasons.

The Company’s current leadership structure is in the best interests of its stockholders

AAG has always strived to maintain high corporate governance standards. The Board of Directors is currently led by W. Douglas Parker, our Chairman and Chief Executive Officer, and John T. Cahill, our Lead Independent Director. We have carefully considered and approved our current leadership structure, and we firmly believe that this structure is appropriate and in the best interests of the Company and its stockholders.

We believe that our current leadership structure strikes an appropriate balance between effective and efficient Company leadership and oversight by non-management directors. In particular, the combination of the Chief Executive Officer and Chairman roles allows consistent communication and coordination throughout the Company, effective and efficient implementation of corporate strategy, and is important in unifying our employees behind a single vision.

The combination of the Chief Executive Officer and Chairman roles is balanced by our strong Lead Independent Director position, by the independence of all of our other directors, each of whom has significant experience in leadership roles at public companies and other large, complex organizations, and by the four principal committees of the Board of Directors, each of which consists solely of independent directors.

Pursuant to our Bylaws, the Board of Directors is responsible for filling the positions of Chairman, Chief Executive Officer and Lead Independent Director with the persons the Board of Directors deems qualified, and for removing and replacing such persons as and when the Board of Directors deems necessary or appropriate. The Board of Directors periodically reviews AAG’s leadership structure and may modify the structure as it deems appropriate, given the specific circumstances then facing the Company.

Currently, the Board of Directors believes that having Mr. Parker serve as both Chairman and Chief Executive Officer is the most effective leadership structure for the Company. Mr. Parker has 30 years of experience in the airline industry, including more than 14 years of experience as the chairman and chief executive officer of publicly held airlines, including the Company, US Airways Group and AmericaWest. This experience makes him uniquely well positioned to lead AAG’s business, operations and strategy.

We believe that adopting a policy that requires an independent Chairman would unduly restrict the Board of Directors in determining the leadership structure that is in the best interests of the Company and its stockholders at any particular time. The Board of Directors has deep knowledge of the strategic goals of the Company, the unique opportunities and challenges facing the Company, and the various capabilities of the Company’s directors and senior management. Rather than imposing a “one-size fits all” approach to Board leadership, we believe that the Board of Directors is well positioned to determine in the future, as it has done in the past, the most effective leadership structure for the Company and its stockholders.

The Company’s current leadership structure was created with significant input from the Company’s stockholders.

Our current leadership structure was put in place in connection with the merger of AMR Corporation and US Airways Group in December 2013. The merger was consummated at the same time the Company confirmed its Plan of Reorganization and emerged from

Chapter 11. It was with the input of our stockholders during the Chapter 11 process that the Company decided to appoint Mr. Parker as our Chairman and Chief Executive Officer, after a transition period during which these roles were separated. This decision was the result of a thoughtful and deliberative process.

The proposal is not necessary to ensure effective oversight of management and accountability to stockholders

We believe that the composition of the Board of Directors, the role of independent committees of the Board of Directors and our corporate governance practices maintain effective oversight of management and ensure accountability to stockholders. For instance, we have a number of key corporate governance measures in place to ensure that our Board of Directors acts independently and to maintain accountability to our stockholders, including the following:

•	Majority independent Board of Directors. Currently 12 of the 13 members of our Board of Directors are independent, as defined by the NASDAQ listing standards and applicable SEC rules. Only our Chairman, as Chief Executive Officer, is not independent under these standards and rules.
•	Lead Independent Director. Mr. Cahill has served as Lead Independent Director since 2013, and regularly presides over executive sessions of the Board of Directors without AAG’s Chairman and Chief Executive Officer or any other members of management present.
•	Fully independent Board of Directors committees. All members of our Audit, Compensation, Finance and Corporate Governance and Nominating Committees are independent. This structure ensures that the oversight of key matters, such as the integrity of financial statements, Chief Executive Officer performance, executive compensation, the nomination of directors and the evaluation of the Board of Directors, is entrusted exclusively to independent directors.
•	Annual director elections. Our entire Board of Directors is elected annually.
•	Annual Board of Directors and Board of Directors committee assessments. Our Board of Directors, with the assistance of the Corporate Governance and Nominating Committee, evaluates the organization and performance of the Board of Directors, including the committees, each year to ensure that the Board of Directors and its committees are functioning effectively.
•	Majority director voting. In uncontested elections, our directors must be elected by a majority of the votes cast by our stockholders, and an incumbent director who fails to receive such a majority is required to tender his or her resignation to the Board of Directors.
•	Proxy access. The Board of Directors recently amended our Bylaws to allow any stockholder or group of up to 20 stockholders that beneficially owns at least three percent of our outstanding common stock continuously for three years to nominate candidates for election to the Board of Directors.

We believe that adopting a policy to restrict the Board of Directors’ discretion in selecting the Chairman would deprive the Board of Directors of the valuable flexibility to exercise its business judgment in selecting the most qualified and appropriate individual to lead the Board of Directors. We further believe that adopting such a policy would not provide any benefit to the Company or its stockholders, particularly given the strong Lead Independent Director position held by Mr. Cahill and the fact that all members of our Board of Directors, except for our Chairman and Chief Executive Officer, are independent.

For these reasons, the Board of Directors unanimously urges stockholders to vote AGAINST the proposal regarding the establishment of an independent board chairman.

PROPOSAL 6—STOCKHOLDER PROPOSAL

Stockholder Proposal to Provide Report on Political Contributions and Expenditures	Representatives of the New York State Comptroller (the “Comptroller”), on behalf of the New York State Common Retirement Fund, 59 Maiden Lane-30th Floor, New York, NY 10038, have advised the Company that the New York State Common Retirement Fund is the beneficial owner of 1,807,925 shares of our common stock and that the Comptroller intends to propose the following resolution from the floor. The proposed resolution and statements in support thereof are set forth below. The affirmative vote of the holders of a majority of the shares represented, in person or by proxy, and entitled to vote on the matter at the Annual Meeting is necessary for approval of the proposal.

Resolved, that the shareholders of American Airlines (“Company”) hereby request that the Company provide a report, updated semiannually, disclosing the Company’s:

1.Policies and procedures for making, with corporate funds or assets, contributions and expenditures (direct or indirect) to (a) participate or intervene in any political campaign on behalf of (or in opposition to) any candidate for public office, or (b) influence the general public, or any segment thereof, with respect to an election or referendum.

2.Monetary and non-monetary contributions and expenditures (direct and indirect) used in the manner described in section 1 above, including:

a.The identity of the recipient as well as the amount paid to each; and

b.The title(s) of the person(s) in the Company responsible for decision making.

The report shall be presented to the board of directors or relevant board committee and posted on the Company’s website within 12 months from the date of the annual meeting.

Supporting Statement

As long-term shareholders of American Airlines, we support transparency and accountability in corporate spending on political activities. These include any activities considered intervention in any political campaign under the Internal Revenue Code, such as direct and indirect contributions to political candidates, parties, or organizations; independent expenditures; or electioneering communications on behalf of federal, state or local candidates.

Disclosure is in the best interest of the Company and its shareholders and critical for compliance with federal ethics laws. Moreover, the Supreme Court’s Citizens United decision recognized the importance of political spending disclosure for shareholders when it said, “[D]isclosure permits citizens and shareholders to react to the speech of corporate entities in a proper way. This transparency enables the electorate to make informed decisions and give proper weight to different speakers and messages.” Gaps in transparency and accountability may expose the company to reputational and business risks that could threaten long-term shareholder value.

American Airlines contributed at least $1,777,487 in corporate funds since the 2004 election cycle. (CQ: http://moneyline.cq.com and National Institute on Money in State Politics: http//www.followthemoney.org).

Relying on publicly available data does not provide a complete picture of the Company’s political spending. For example, the Company’s payments to trade associations used for political activities are undisclosed and unknown. In some cases, even management does not know how trade associations use their company’s money politically. The proposal asks the Company to disclose all of its political spending, including payments to trade associations and other tax exempt organizations used for political purposes. This would bring our Company in line with a growing number of leading companies, including CSX, UPS and Norfolk Southern that support political disclosure and accountability and present this information on their websites.

The Company’s Board and its shareholders need comprehensive disclosure to be able to fully evaluate the political use of corporate assets. We urge your support for this critical governance reform.

The Board of Directors’ Statement in Opposition	The Board of Directors has considered this proposal and concluded that its adoption is unnecessary in light of the Company’s existing disclosure regarding political contributions and not in the best interests of our stockholders. Accordingly, the Board of Directors unanimously recommends a vote AGAINST this proposal for the following reasons.

AAG is committed to complying with our values, our internal policies and all applicable laws when engaging in any type of lobbying or political activity. While AAG supports and practices transparency and accountability in political spending, the Board of Directors believes that the disclosures recommended by the proposal are unnecessary in light of our internal policies regarding political contributions, the existing disclosure on our website regarding participation in the U.S. political process and the current public availability of much of the information requested by the proposal, and the potential concerns relating to enhanced disclosures. The Board of Directors is also concerned that further disclosure above and beyond its existing disclosure could place AAG at a competitive disadvantage by revealing strategies and priorities designed to protect the economic future of the Company, its stockholders and employees.

AAG has policies in place to effectively oversee decisions regarding political contributions.

AAG’s Executive Vice President, Corporate Affairs oversees AAG’s participation in the U.S. political process and its compliance with federal, state and local laws governing AAG’s political activities and contributions (including dues and other payments to trade associations and other nonprofits engaged in public advocacy). In addition, our Board of Directors receives regular updates concerning AAG’s policy positions and trade association memberships.

AAG participates in the U.S. political process and discloses such participation on its website.

The Board of Directors believes it is in the best interests of our stockholders for AAG to participate in the political process. As a global airline, we are affected by numerous laws, regulations and policies which govern various aspects of our business. As a result, we actively review and discuss existing and upcoming policy changes and regulatory initiatives. We also take part in industry dialogue and lobbying efforts related to those issues of high importance to our Company’s success and the concerns of our stakeholders. We strive to adhere to our Global Corporate Responsibility Statement and we constructively promote legislative and regulatory actions that further the business objectives of AAG and the economic future of our stockholders and employees.

In 1985, AAG formed a Political Action Committee (“PAC”) to make political contributions on a bipartisan basis to qualified candidates for political office who reflect our views on issues, such as air traffic modernization, energy, the environment, and tax and regulatory reform. In accordance with law, the political contributions made by the PAC are funded entirely with voluntary contributions from our employees, and no corporate funds are used.

Like many major corporations, AAG belongs to a number of industry associations. This involvement allows us to gain insight into core issues for the airline industry as a whole and to advocate jointly for regulations that support an efficient, healthy and competitive industry. Such membership also allows us to benefit from the opportunity to share technical expertise and operational knowledge that leads to better safety, customer service and overall efficiency. We publicly disclose a list of the industry associations with which we have a substantial relationship for public policy purposes on our website, aa.com.

AAG already provides substantial disclosure regarding its political contributions.

Political contributions of all types are subject to extensive governmental regulation and public disclosure requirements, and AAG is fully committed to complying with all applicable campaign finance laws. AAG files regular reports with the U.S. House of Representatives and the U.S. Senate that disclose the details of our lobbying activities as well as any political contributions to federal candidates, leadership PACs and political party committees. These reports are publicly available on websites hosted by the U.S. House of Representatives and the U.S. Senate.

The activities of the PAC are also subject to comprehensive regulation by the federal government, including detailed disclosure requirements. The PAC files monthly reports of receipts and disbursements with the Federal Election Commission, and these reports are publicly available at http://fec.gov. In addition, the PAC is subject to public reporting requirements in those states where it makes contributions. Accordingly, we believe that ample public information exists regarding AAG’s political contributions to alleviate the concerns cited in the proposal.

Providing additional disclosure of AAG’s political contributions would not be in the best interests of the Company or its stockholders.

The expanded disclosure requested by this proposal could place AAG at a competitive disadvantage by revealing strategies and priorities designed to protect the economic future of the Company, its stockholders and employees. Because parties with interests adverse to AAG also participate in the political process to their business advantage, any unilateral expanded disclosure could benefit these adverse parties, while harming the interests of AAG and its stockholders.

For these reasons, the Board of Directors unanimously urges stockholders to vote AGAINST the proposal regarding the provision of a report detailing the Company’s political contributions and expenditures.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information regarding the beneficial ownership of our Common Stock as of April 11, 2016, by (1) each of our directors and nominees for director, (2) each of the individuals named in the section entitled “Executive Compensation—Summary Compensation Table” on page 69 and (3) all of our directors and executive officers as a group, based in each case on information furnished to us by these persons. We believe that each of the named individuals and each director and executive officer included in the group has sole voting and investment power with regard to the shares shown, except that certain individuals may share voting and investment power with their spouses and except as otherwise noted.

AAG Common Stock Beneficially Owned (1)
Name of Beneficial Owner and Relationship to Company	Amount and Nature of Beneficial Ownership	Percent of Class
W. Douglas Parker	1,055,513(2)	*
Chairman and Chief Executive Officer
J. Scott Kirby	466,523(3)	*
President
Robert D. Isom, Jr.	378,703(4)	*
Executive Vice President and Chief Operating Officer
Stephen L. Johnson	325,062(5)	*
Executive Vice President—Corporate Affairs
Derek J. Kerr	323,299(6)	*
Executive Vice President and Chief Financial Officer
James F. Albaugh	7,124 (7)	*
Director
Jeffrey D. Benjamin	11,002 (8)	*
Director
John T. Cahill	36,002(9)	*
Director
Michael J. Embler	11,002(10)	*
Director
Matthew J. Hart	69,951(11)	*
Director
Alberto Ibargüen	37,416(12)	*
Director
Richard C. Kraemer	74,360(13)	*
Director
Susan D. Kronick	1,767(14)	*
Director
Martin H. Nesbitt	1,767(15)	*
Director
Denise M. O’Leary	84,063(16)	*
Director
Ray M. Robinson	30,664(17)	*
Director
Richard P. Schifter	11,043(18)	*
Director
All directors and executive officers as a group (21 persons)	3,718,010(19)	*

*	Represents less than 1% of the outstanding shares of our Common Stock.

(1)

Beneficial ownership as reported in the table has been determined in accordance with SEC rules and regulations and includes shares of our Common Stock that may be issued upon the exercise of stock options that are exercisable within

60 days of April 11, 2016 and restricted stock units (“RSUs”) that vest within 60 days of April 11, 2016. Pursuant to SEC rules and regulations, all shares not currently outstanding that are subject to stock options exercisable within 60 days of April 11, 2016 and RSUs that vest within 60 days of April 11, 2016 are deemed to be outstanding for the purpose of computing “Percent of Class” held by the holder of the class but are not deemed to be outstanding for the purpose of computing the “Percent of Class” held by any other stockholder. Beneficial ownership as reported in the table excludes shares of Common Stock that may be issued upon the exercise of stock appreciation rights (“SARs”), whether or not they are exercisable within 60 days of April 11, 2016. The number of shares that will be received upon exercise of such SARs is not currently determinable, and therefore is not included in the table above, because each SAR gives the holder the right to receive an amount in excess of the market price of one share of stock at the date of exercise over the exercise price and such amount is not determinable until the date of exercise.

(2)	Includes 927,299 shares held directly and 128,214 shares underlying unvested RSUs that vest within 60 days of April 11, 2016. Excludes 273,042 unvested RSUs that will not vest within 60 days of April 11, 2016. Excludes the following vested SARs: (a) 231,060 SARs at an exercise price of $7.42; (b) 294,748 SARs at an exercise price of $7.62; (c) 240,536 SARs at an exercise price of $8.14; (d) 196,820 SARs at an exercise price of $8.84; and (e) 90,000 SARs at an exercise price of $45.01.

(3)	Includes 388,390 shares held directly and 78,133 shares underlying unvested RSUs that vest within 60 days of April 11, 2016. Excludes 156,262 unvested RSUs that will not vest within 60 days of April 11, 2016. Excludes the following vested SARs: (a) 31,500 SARs at an exercise price of $45.01; and (b) 37,500 SARs at an exercise price of $46.11.

(4)	Includes 326,615 shares held directly and 52,088 shares underlying unvested RSUs that vest within 60 days of April 11, 2016. Excludes 104,175 unvested RSUs that will not vest within 60 days of April 11, 2016. Excludes the following vested SARs: (a) 117,287 SARs at an exercise price of $7.62; (b) 70,000 SARs at an exercise price of $31.14.

(5)	Includes 281,655 shares held directly and 43,407 shares underlying unvested RSUs that vest within 60 days of April 11, 2016. Excludes 86,812 unvested RSUs that will not vest within 60 days of April 11, 2016. Excludes the following vested SARs: 117,287 SARs at an exercise price of $7.62.

(6)	Includes 279,892 shares held directly and 43,407 shares underlying unvested RSUs that vest within 60 days of April 11, 2016. Excludes 86,812 unvested RSUs that will not vest within 60 days of April 11, 2016. Excludes the following vested SARs: (a) 117,287 SARs at an exercise price of $7.62; and (b) 95,714 SARs at an exercise price of $8.14.

(7)	Includes 3,878 shares held directly and 3,246 shares underlying unvested RSUs that vest within 60 days of April 11, 2016.

(8)	Includes 7,756 shares held directly and 3,246 shares underlying unvested RSUs that vest within 60 days of April 11, 2016.

(9)	Includes 7,756 shares held directly, 25,000 shares held indirectly for the benefit of the John Tobin Cahill Revocable Trust and 3,246 shares underlying unvested RSUs that vest within 60 days of April 11, 2016.

(10)	Includes 7,756 shares held directly and 3,246 shares underlying unvested RSUs that vest within 60 days of April 11, 2016.

(11)	Includes 56,249 shares held directly, 2,550 shares held indirectly for the benefit of Mr. Hart’s children, 7,906 shares underlying stock options and 3,246 shares underlying unvested RSUs that vest within 60 days of April 11, 2016.

(12)	Includes 34,170 shares held directly and 3,246 shares underlying unvested RSUs that vest within 60 days of April 11, 2016.

(13)	Includes 56,864 shares held directly, 6,000 shares held indirectly for the benefit of Chartwell Capital Investments, 8,250 shares underlying stock options and 3,246 shares underlying unvested RSUs that vest within 60 days of April 11, 2016.

(14)	Includes 1,767 shares underlying unvested RSUs that vest within 60 days of April 11, 2016.

(15)	Includes 1,767 shares underlying unvested RSUs that vest within 60 days of April 11, 2016.

(16)	Includes 72,567 shares held directly, 8,250 shares underlying stock options and 3,246 shares underlying unvested RSUs that vest within 60 days of April 11, 2016.

(17)	Includes 27,418 shares held directly and 3,246 shares underlying unvested RSUs that vest within 60 days of April 11, 2016.

(18)	Includes 7,797 shares held directly and 3,246 shares underlying unvested RSUs that vest within 60 days of April 11, 2016.

(19)	Includes 3,132,515 shares held directly, 1,038 shares held indirectly for the benefit of an officer’s spouse, 25,000 shares held indirectly for the benefit of the John Tobin Cahill Revocable Trust, 2,550 shares held indirectly for the benefit of a director’s children, 6,000 shares held indirectly for the benefit of Chartwell Capital Investments, 24,406 shares underlying stock options and 526,501 shares underlying unvested RSUs that vest within 60 days of April 11, 2016, held by our executive officers and directors as a group. Excludes 1,009,431 shares underlying unvested RSUs that will not vest within 60 days of April 11, 2016, and excludes 1,740,517 vested SARs.

The following table sets forth information regarding the beneficial ownership of our Common Stock as of April 11, 2016 for each person known to us to be the beneficial owner of more than 5% of our outstanding Common Stock.

	Common Stock Beneficially Owned

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	82,356,937(a)	14.1%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	35,475,813(b)	6.1%

(a)	The amount shown and the following information are derived solely from the Schedule 13G filed by T. Rowe Price Associates, Inc. on February 12, 2016. T. Rowe Price Associates, Inc. has sole dispositive power with respect to all of such shares and sole voting power with respect to 27,648,216 of such shares.

(b)	The amount shown and the following information are derived solely from the Schedule 13G filed by The Vanguard Group on February 10, 2016. The Vanguard Group has sole voting power with respect to 1,038,320 of such shares, shared voting power with respect to 16,600 of such shares, sole dispositive power with respect to 34,411,693 of such shares and shared dispositive power with respect to 1,064,120 of such shares.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Corporate Governance Guidelines	Our Board of Directors has adopted the Corporate Governance Guidelines (the “Governance Guidelines”) to facilitate our mission and to establish general principles and policies by which the Board of Directors will manage its affairs. The Governance Guidelines are reviewed periodically by the Corporate Governance and Nominating Committee and are posted on our website at www.aa.com under the links “Investor Relations”— “Corporate Governance.”

Director Independence	The Governance Guidelines contain standards for determining director independence that meet or exceed the applicable rules of the SEC and listing standards of the NASDAQ Stock Market (“NASDAQ”). The Governance Guidelines define an “independent” director as one who:

•	is not an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director;
•	is not, and has not at any time during the past three years been, employed by the Company;
•	has not accepted, and does not have any spouse, parent, child or sibling, whether by blood, marriage or adoption, any person residing in such individual’s home, or any relative supported financially (each, a “Family Member”) who has accepted, any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence, other than (A) compensation for Board of Directors or committee service, (B) compensation paid to a Family Member who is an employee (other than an executive officer) of the Company, or (C) benefits under a tax-qualified retirement plan or non-discretionary compensation;
•	is not a Family Member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;
•	is not, and does not have a Family Member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (A) payments arising solely from investments in the Company’s securities, and (B) payments under non-discretionary charitable contribution matching programs;
•	is not, and does not have a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity;
•	is not, and does not have a Family Member who is, a current partner of the Company’s outside auditor, and was not a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years; and

•	satisfies any additional requirements for independence promulgated from time to time by NASDAQ.

The Governance Guidelines also provide that the Board of Directors will consider all other relevant facts and circumstances, including issues that may arise as a result of any director compensation (whether direct or indirect), any charitable contributions we make to organizations with which a director is affiliated, and any consulting arrangement between the Company and a director. The Corporate Governance and Nominating Committee reports annually to the full Board of Directors on these matters.

Pursuant to the Governance Guidelines, the Corporate Governance and Nominating Committee and the Board of Directors undertake an annual review of director independence. Based on the Corporate Governance and Nominating Committee’s review in April 2016, the Board of Directors affirmatively determined that all of our directors are independent under the standards provided in the Governance Guidelines and under applicable NASDAQ listing standards, except for Mr. Parker, our Chairman and Chief Executive Officer, who is an employee.

The following types and categories of transactions, relationships and arrangements were considered by our Board of Directors in making its independence determinations:

•	Each of Ms. Kronick and Mr. Albaugh serves as a member on the board of directors of companies that engage in ordinary course commercial transactions with AAG involving good or services other than air transportation.
•	Messrs. Albaugh, Benjamin and Schifter serve as senior advisors to The Blackstone Group, Cyrus Capital Partners and TPG, respectively. These funds may have investments in us and/or companies with which we do business in the ordinary course. Messrs. Albaugh, Benjamin and Schifter are not partners in or executive officers of such companies, nor are they deemed to beneficially own the securities held by such companies.
•	Mr. Cahill is the Vice Chairman of The Kraft Heinz Company since its formation in July 2015 and previously served as Chairman and Chief Executive Officer of Kraft Foods Group, Inc. from December 2014 to July 2015, a food and beverage company that purchases air carrier services from us in the ordinary course of business. The payments from Kraft to AAG were significantly below 1% of AAG’s revenues during the applicable years.

The Board of Directors has concluded that these transactions and arrangements do not impair the directors’ exercise of independent judgment in carrying out their responsibilities as directors.

Board Meetings	The Board of Directors conducts its business through meetings of the full Board of Directors and committees of the Board of Directors. The Board of Directors regularly meets with only independent directors of the Board of Directors present. During 2015, the Board of Directors held six (6) meetings, five (5) of which were in-person meetings that included executive sessions comprised of only independent directors. In 2015, each incumbent director attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which he or she served.

Committees	The Board of Directors currently has four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Finance Committee.

Audit Committee

The Audit Committee is currently comprised of Messrs. Hart (Chair), Cahill, Embler, Ibargüen and Nesbitt. In 2015, the Audit Committee met six (6) times. The Audit Committee oversees our internal accounting function and oversees and reports to the Board of Directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. The Audit Committee is also responsible for reviewing and approving all significant conflicts of interest and related party transactions in accordance with our Company policies. A copy of the charter of the Audit Committee is available on our website at www.aa.com under the links “Investor Relations”— “Corporate Governance.”

The Audit Committee meets applicable NASDAQ composition requirements, including the requirements dealing with financial literacy and financial sophistication. Each Audit Committee member is considered independent under the rules and regulations of the SEC and NASDAQ, and the Governance Guidelines, and has been determined to be financially literate. The Board of Directors has concluded that Messrs. Hart, Cahill, Embler, Ibargüen and Nesbitt qualify as audit committee “financial experts” under SEC rules and regulations and have the financial management expertise required by NASDAQ listing standards.

Compensation Committee

The Compensation Committee is currently comprised of Ms. O’Leary and Messrs. Kraemer (Chair), Albaugh, Benjamin and Ibargüen. The Compensation Committee met eight (8) times in 2015. The Compensation Committee evaluates the performance of our Chief Executive Officer and approves his compensation and other terms of employment. The Compensation Committee also evaluates the compensation and other terms of employment of the other executive officers and other members of senior management, as appropriate. The Compensation Committee also administers the American Airlines Group Inc. 2013 Incentive Award Plan (the “AAG 2013 IAP”) and other employee benefit plans and may delegate this authority under certain circumstances described below. The Compensation Committee is also responsible for, among other things, oversight of the Company’s compensation risk management, succession planning and workforce diversity, and may review compensation-related stockholder proposals. A copy of the charter of the Compensation Committee is available on our website at www.aa.com under the links “Investor Relations”— “Corporate Governance.”

Our Board of Directors has determined that all members of the Compensation Committee are independent within the meaning of applicable NASDAQ listing standards and the Governance Guidelines, are “non-employee directors” as defined by Rule 16b-3 under the Exchange Act, and are “outside directors” within the meaning of Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended and related regulations (the “Code”).

Compensation Committee Process for Executive Compensation. The Compensation Committee charter gives the Compensation Committee the authority and responsibility to review and approve our overall compensation strategy and policies, including performance goals for executive officers. The Compensation Committee is responsible for reviewing and approving the compensation and other terms of employment of the

Chief Executive Officer and for evaluating his performance. The Compensation Committee also evaluates, after receiving input from the Chief Executive Officer, the compensation and other terms of employment of the other executive officers. The Compensation Committee administers our incentive compensation, stock, bonus and other similar plans and programs; approves awards under those plans; reviews and, based upon the recommendation of the Chief Executive Officer, approves the adoption of, amendment to, or termination of executive compensation and benefit plans; and determines the general design and terms of, and may delegate authority to executive officers to administer, significant non-executive compensation and benefits plans. The Compensation Committee may delegate all or a portion of its authority to administer our compensation and benefits plans to a subcommittee, to another committee of the Board of Directors or to one or more executive officers, provided that any such delegation does not include the authority to make stock incentive grants to any executive officer. The Compensation Committee has delegated to an Equity Incentive Committee, consisting of the Chief Executive Officer, the authority to make equity grants to employees who are not executive officers within guidelines established by the Board of Directors or the Compensation Committee.

Each year, the Compensation Committee reviews the annual incentive program results from the prior year, establishes the performance goals for the current year, evaluates our executive officers’ individual performance and approves the Compensation Committee’s report for our proxy statement. The Compensation Committee has adopted an equity grant policy to standardize the timing, practices and procedures in granting equity awards. The policy provides that equity grants, other than new hire, promotion, or special purpose grants, will be granted once per year at the second regularly scheduled meeting of the Compensation Committee, at a meeting of a subcommittee to which certain authority to grant equity awards has been delegated, or at a special meeting held for this purpose as close in time to the regularly scheduled meeting as possible. Throughout the year, as needed or appropriate, the Compensation Committee considers merit increases in base salaries for executive officers and approves compensation for internal promotions and new hires of executive officers. The Compensation Committee also monitors and evaluates our benefit plans and agreements with executive officers and management employees throughout the year and recommends adjustments as needed.

The Compensation Committee generally receives information from the Chief Executive Officer, the Executive Vice President—People and Communications and compensation consultants engaged by the Compensation Committee in connection with its determinations regarding executive compensation. The Compensation Committee has sole authority to retain and terminate any outside advisors, such as compensation consultants and legal counsel, and to determine executive compensation.

In January 2016, Towers Watson & Co. (“Towers Watson”) merged with Willis Group Holdings plc (“Willis”) to form Willis Towers Watson. During 2015, its predecessor entity Towers Watson assisted the Compensation Committee in determining our executive compensation and reviewing and analyzing proposed compensation programs for our executive officers. The total annual expense for the executive compensation advising services provided to us by Willis Towers Watson, including its predecessor entities, Willis and Towers Watson, during 2015 was approximately $139,250.

Also during 2015, specialized teams at Willis Towers Watson, including its predecessor entities, Willis and Towers Watson, assisted us with general industry compensation benchmarking and provided actuarial valuation and consulting services relating to health, welfare and retirement benefit plans and workers compensation plans as well as retirement-related services for Canada, for aggregate fees of approximately US $3.7 million and CAD $392,000. The Willis Towers Watson personnel who performed actuarial valuation and consulting services for us operated separately and independently of the Willis Towers Watson personnel who performed executive compensation-related services for us. While the decision to engage Willis Towers Watson for such other services was made by management, the Compensation Committee assessed whether the services provided by Willis Towers Watson raised any conflicts of interest pursuant to applicable SEC and NASDAQ rules and concluded that no such conflicts of interest existed.

Compensation Committee Interlocks and Insider Participation. None of our executive officers or directors serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Board of Directors or Compensation Committee.

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee is currently comprised of Messrs. Robinson (Chair), Albaugh and Cahill, and Mses. Kronick and O’Leary. The Corporate Governance and Nominating Committee met five (5) times in 2015. The Corporate Governance and Nominating Committee oversees all aspects of our corporate governance functions on behalf of the Board of Directors, including (i) identifying individuals qualified to become members of the Board of Directors; (ii) recommending to the Board of Directors the selection of director nominees; (iii) reviewing and assessing the Governance Guidelines; (iv) taking actions with respect to incumbent directors who fail to receive the required vote for reelection in uncontested elections, including accepting or not accepting previously tendered resignations or requesting that such directors submit resignations; and (v) periodically reviewing and assessing the adequacy and application of the Governance Guidelines, and recommending any changes deemed appropriate to the Board of Directors for its consideration; and (vi) periodically reviewing and evaluating, with the Company’s management, the Company’s governance-related risks and risk management practices. The Corporate Governance and Nominating Committee’s role includes oversight of the procedures for compliance with significant applicable legal, ethical, and regulatory requirements that impact corporate governance. A copy of the Corporate Governance and Nominating Committee charter is available on our website at www.aa.com under the links “Investor Relations”— “Corporate Governance.”

The Board of Directors has determined that all members of the Corporate Governance and Nominating Committee are independent within the meaning of applicable NASDAQ listing standards and our Governance Guidelines.

Corporate Governance and Nominating Committee Process for Director Compensation. The Corporate Governance and Nominating Committee’s charter gives the Corporate Governance and Nominating Committee the authority and responsibility for reviewing the compensation of the non-employee members of the Board of Directors and making recommendations regarding changes to the full Board of Directors. The Corporate Governance and Nominating Committee also periodically reviews the compensation paid to non-employee directors for their service on the Board of Directors and its committees, and recommends any changes to the full Board of Directors for its approval.

The Corporate Governance and Nominating Committee generally receives proposals and information from outside consultants and publications in connection with its review of director compensation. In January 2016, Willis Towers Watson assisted the

Corporate Governance and Nominating Committee in reviewing director compensation. The Corporate Governance and Nominating Committee has authority to retain and terminate any outside advisors, such as compensation consultants and legal counsel, and to determine their compensation.

Director Nominees. Each of the 13 current nominees for director recommended for election by the stockholders at the Annual Meeting is a current member of the Board of Directors. The effectiveness of the Board of Directors and the recruitment of directors are overseen by the Corporate Governance and Nominating Committee. In evaluating candidates for director, the Corporate Governance and Nominating Committee considers the qualifications described below. Based on the Corporate Governance and Nominating Committee’s evaluation of each of the current nominees’ qualifications and his or her prior performance as a director, the Corporate Governance and Nominating Committee determined to recommend the 13 directors for election. The Corporate Governance and Nominating Committee received no nominations from stockholders for the Annual Meeting.

Consistent with its charter, the Corporate Governance and Nominating Committee proposes for nomination existing directors and new candidates who have the highest personal and professional integrity, have demonstrated exceptional intelligence and judgment, have proven leadership skills, are committed to our success, and have the ability to work effectively with the Chief Executive Officer and other members of the Board of Directors. Also, a nominee must possess skills, experience, and expertise appropriate to best serve the long-term financial interests of our stockholders.

The Governance Guidelines specify that it is the Board of Directors’ objective that it be composed of individuals who have, among other things, a diversity of skills, expertise, and perspective appropriate for the business and operation of the Company. The Board of Directors currently includes a group of individuals who have demonstrated success and leadership in a variety of fields and endeavors, with a broad diversity of experience, opinions, perspectives, professions, skills, expertise, education, geographic representation and backgrounds. The Corporate Governance and Nominating Committee and the Board of Directors believe that the Board of Directors is, and should continue to be, comprised of persons who can contribute experience in public company board service and corporate governance and areas such as strategic planning, leadership of large, complex organizations, operations, mergers and acquisitions, the airplane and airline industry, accounting, financial literacy, finance, banking, investment, asset management and restructuring, capital markets, capital management, risk management, legal analysis, customer service, consumer marketing, communications, labor relations, human resources, leadership assessment and diversity, safety, investing, information technology and community service. The Corporate Governance and Nominating Committee does not assign specific weight to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

The Corporate Governance and Nominating Committee also recognizes the benefits of racial and gender diversity in the boardroom, including better reflecting our global customer base and the healthy debate that stems from different viewpoints that may result from diverse backgrounds. Accordingly, our Board is diverse in many ways, with differing geographic, business and racial backgrounds.

The Corporate Governance and Nominating Committee periodically evaluates the performance of the Board of Directors, its committees and the directors in an effort to facilitate the continuous improvement of the Board of Directors, as well as to assess the specific qualifications, experiences and perspectives of future director candidates that would be most valuable and have the most impact on our success.

In accordance with applicable NASDAQ listing standards, the Board of Directors confirms that at least a majority of the Board of Directors is independent in accordance with the NASDAQ definition of independence and that the members of the Board of Directors, as a group, maintain the requisite qualifications under applicable NASDAQ listing standards for service on the Audit, Compensation, and Corporate Governance and Nominating Committees.

Stockholder Nominations or Recommendations of Director Candidates. Any stockholder wishing to nominate or recommend a director candidate for nomination should submit in writing the candidate’s name, biographical information, business qualifications, and other information required by the Bylaws, to Ray M. Robinson, Chair of the Corporate Governance and Nominating Committee, American Airlines Group Inc., 4333 Amon Carter Blvd., MD 5675, Fort Worth, Texas 76155. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected. The Bylaws require that written nominations be received by the Company no sooner than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. For the 2017 annual meeting of stockholders, notice must be delivered no sooner than February 8, 2017 and no later than March 10, 2017. All qualified submissions will be reviewed by the Corporate Governance and Nominating Committee at the next appropriate meeting. The Corporate Governance and Nominating Committee has a policy of considering candidates who are nominated by stockholders for membership to the Board of Directors in the same manner as candidates recommended by members of the Board of Directors.

In addition, our Bylaws permit certain of our stockholders who have beneficially owned 3% or more of our outstanding common stock continuously for at least three years to submit nominations to be included in the Company’s proxy materials for up to 20% of the total number of directors then serving. Notice of proxy access director nominations for the 2017 annual meeting of stockholders must be delivered to our Corporate Secretary at our principal executive offices no earlier than November 30, 2016 and no later than the close of business on December 30, 2016. The notice must be set forth the information required by our Bylaws with respect to each proxy access director nomination that eligible stockholder or stockholders intend to present at the 2017 annual meeting of stockholders and must otherwise be in compliance with our Bylaws.

Finance Committee

The Finance Committee is currently comprised of five directors, Messrs. Schifter (Chair), Benjamin, Embler and Nesbitt and Ms. Kronick. The Finance Committee met eleven (11) times in 2015. The Finance Committee assists the Board of Directors with oversight of our financial affairs and capital allocation and recommends to the Board of Directors financial policies and courses of action, including those relating to operating and capital budgets, that will effectively accommodate our goals and operating strategies while maintaining a sound financial condition. The Finance Committee is also responsible for supervising our share repurchase program and reviewing, approving and/or recommending to the Board of Directors our annual budget and financing plans, financial transactions and commitments, financial risk management policies proposed by senior management, the engagement of financial advisors in connection with material transactions and other matters related to our financial and strategic planning. In performing its function, the Finance Committee may seek the advice of senior management or outside advisors, as deemed appropriate by its Chair.

Board Leadership and Structure	Pursuant to our Bylaws, the Board of Directors is responsible for filling the positions of Chairman, Chief Executive Officer and Lead Independent Director with the persons the Board of Directors deems qualified, and for removing and replacing such persons as and when the Board of Directors deems necessary or appropriate. The Board of Directors periodically reviews AAG’s leadership structure and may modify the structure as it deems appropriate, given the specific circumstances then facing the Company.

The Board of Directors is currently led by Mr. Parker, our Chairman and Chief Executive Officer, and Mr. Cahill, our Lead Independent Director. We believe that our current leadership structure strikes an appropriate balance between effective and efficient Company leadership and oversight by non-management directors.

The Board of Directors believes that having Mr. Parker serve as both Chairman and Chief Executive Officer is the most effective leadership structure for the Company. Mr. Parker has 30 years of experience in the airline industry, over 14 years of experience as an airline Chairman and Chief Executive Officer, mergers and acquisitions experience, and prior service as a director of other large public companies. This experience makes him uniquely well positioned to lead AAG’s business, operations and strategy.

Mr. Cahill’s duties as Lead Independent Director include the following significant responsibilities, in addition to performing such other duties as may be established or delegated to him by the Board of Directors: serving as Chairman for regular Board of Directors meetings in the absence of the Chairman; with the Chairman, establishing agendas for regular meetings of the Board of Directors; establishing agendas for, and coordinating and chairing, meetings of the independent directors; and communicating with the Chief Executive Officer following such meetings as he deems appropriate.

The combination of the Chief Executive Officer and Chairman roles allows consistent communication and coordination throughout the Company, effective and efficient implementation of corporate strategy, and is important in unifying our employees behind a single vision. The combination of the Chief Executive Officer and Chairman roles is balanced by our strong Lead Independent Director position, by the independence of all of our other directors, each of whom has significant experience in leadership roles at public companies and other large, complex organizations, and by the four principal committees of the Board of Directors, each of which consists solely of independent directors.

Board Self-Evaluation	Our Governance Guidelines and Corporate Governance and Nominating Committee charter provide that the Corporate Governance and Nominating Committee must conduct an annual assessment of the performance of the Board of Directors, including the committees, and provide the results to the full Board of Directors for discussion. The purpose of the review is to increase the effectiveness of the Board of Directors as a whole and of each of the committees. The assessment includes an evaluation of the Board of Directors and each committee’s contribution as a whole, of specific areas in which the Board of Directors, the applicable committee, and/or management believe better contributions could be made and of the overall make-up and composition of the Board of Directors and its committees.

Codes of Ethics

Our employees, including our principal executive officer and principal financial and accounting officer, and our directors are governed by one of two codes of ethics of the Company (collectively, the “Codes of Ethics”). The Codes of Ethics require our employees and directors to conduct Company business in the highest legal and ethical manner. The Codes of Ethics meet the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K and the requirements of a code of business conduct and ethics under applicable NASDAQ listing standards. The full texts of the Codes of Ethics and further details regarding the scope of each of the Codes of Ethics are available on our website at www.aa.com under the links “Investor Relations”— “Corporate Governance.” We will also provide a copy of the Codes of Ethics to stockholders, free of charge, upon request to our Corporate Secretary. We intend to post amendments to or waivers from the Codes of Ethics as required by applicable SEC and NASDAQ rules at this location on our website.

Board Role in Risk Oversight	The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives; to improve long-term organizational performance; and to enhance stockholder value. A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate. Management is responsible for establishing our business strategy, identifying and assessing the related risks, and establishing appropriate risk management practices. The Board of Directors, either directly or through one or more of its committees, reviews our business strategy and management’s assessment of the related risk and discusses with management the appropriate level of risk. The Board of Directors has not established a separate risk committee because the Board of Directors believes that the most significant risks we face are most properly directly overseen by the full Board of Directors or, in certain cases, the appropriate standing committee which consider the risks within their area of responsibility.

For example, our most significant strategic, financial and operations risks are frequently reviewed by the full Board of Directors. The Board of Directors oversees the management of important risks we face, including risks associated with safety, the day-to-day operation of the airline and the interruption of airline service, revenue production, our information technology systems and labor issues and costs.

The Audit Committee oversees our risk management policies that relate to the financial control environment, financial reporting and disclosure controls and our procedures for compliance with significant applicable legal, ethical and regulatory requirements that impact our financial statements. The Audit Committee meets regularly with our internal auditors, independent auditors, Chief Financial Officer, Executive Vice President – Corporate Affairs, Senior Vice President, General Counsel and Chief Compliance Officer, Vice President and Controller, Vice President and Deputy General Counsel, and Corporate Secretary and external advisors. The Audit Committee receives regular risk and internal controls assessment reports from the independent auditors and internal auditors. The Audit Committee also establishes and maintains procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

The Compensation Committee oversees risk management by participating in the creation of, and approving, compensation structures which create incentives that encourage an appropriate level of risk-taking behavior consistent with our business strategy, as is further described in the section entitled “Risk Assessment with Respect to Compensation Practices” below. The Compensation Committee also works with the Chief Executive Officer and Executive Vice President—People and Communications to oversee risks associated with the retention of our most senior executives.

The Finance Committee oversees financial risk by working with senior management to evaluate elements of credit risk, advising on financial strategy, capital structure and liquidity needs and reviewing our financial risk management policies and practices. Our Chief Executive Officer, President and Chief Financial Officer meet periodically with the Finance Committee to discuss and advise on elements of these risks.

Risk Assessment with Respect to Compensation Practices	Management and the Compensation Committee have reviewed the compensation policies and practices for our employees as they relate to our risk management and, based upon these reviews, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.

Our basis for this conclusion includes that our compensation programs, and especially our executive compensation programs, are designed to include the following features:

•	Formulaic pay-out calculations with maximum pay-out caps or guidelines instead of discretionary pay-out decisions. The AAG Short-term Incentive Program includes an individual modifier component that is subject to the Compensation Committee’s discretion and can only be implemented by a resolution of the Compensation Committee or within limited bounds approved by the Compensation Committee.
•	Cash incentive and equity compensation plans contain defined, overlapping and concurrent performance or time based vesting periods which are intended to extend the measurement of pre-defined goals or time periods to incentivize long-term rather than short-term results.
•	Our incentive compensation plans include a diverse and blended set of pre-established goals and metrics that focus on a variety of areas across the Company and may include financial, stock performance, total shareholder return and/or the achievement of individual goals. In addition, the goals established in our executive compensation programs are not subject to adjustment without Compensation Committee approval.
•	Mr. Parker’s direct compensation, beginning May 2015, is solely in the form of equity incentives. All of Mr. Parker’s equity incentives are subject to staggered service-vesting conditions that incentivize sustained long-term appreciation of our stock price and, in the case of more than half of the equity incentives, are also subject to performance-vesting conditions tied to financial metrics that incentivize long-term financial performance.
•	We maintain stock ownership guidelines and a clawback policy for executive officers that further reduce undue risk-taking incentives. Senior executives have actual stock ownership that is well in excess of the required minimum.
•	Actual performance results for director and above incentive programs are reviewed and verified by a variety of departments (including finance, human resources, operations and legal) and are also reviewed by our internal auditor. These results are reported to the Compensation Committee, the Audit Committee and the Board of Directors.
•	Our Insider Trading Policy and Authorization to Trade process monitors employee transactions in Company stock, including transactions from recently separated employees.

•	Our Company and our compensation profile do not include any of the following risk characteristics: a business unit which carries a significant portion of our risk profile; a business unit with compensation structured differently than other units within the Company; a business unit that is significantly more profitable than other units within the Company; a business unit where compensation expense is a significant percentage of the business unit’s revenue; or compensation programs that vary significantly from our overall risk and reward structure of the Company, such as when bonuses are awarded upon accomplishment of a task, while the income and risk to the Company from that completed task extend over a significantly longer period of time. We also do not have any compensation programs for director and above employees that benefit any individual or group of individuals based on the performance of that individual or group.
•	The Company maintains separate bonus programs for three organizations that are based on that organization’s performance; however, the number of participants and the payments under these programs are small and capped and no executives participate in the programs.

For a discussion of the principles underlying our compensation policies for our executive officers who are named in the “Executive Compensation—Summary Compensation Table,” see the section entitled “Compensation Discussion and Analysis” beginning on page 52.

Annual Meeting Attendance	Our Governance Guidelines provide that each of our directors is expected to attend our annual meeting of stockholders, except where unusual circumstances arise. All of the directors who were then serving in office attended our 2015 annual meeting of stockholders.

Director Continuing Education	Non-employee directors are encouraged to attend seminars, conferences and other director education programs periodically. We reimburse the directors for the costs associated with these seminars and conferences, including related travel expenses. Management also conducts a comprehensive orientation process for new directors. In addition, directors receive continuing education through educational sessions at meetings and mailings between meetings.

Communications with the Board of Directors and Non-Management Directors	The Board of Directors has approved procedures to facilitate communications between the directors and employees, stockholders and other interested third parties. Pursuant to these procedures, a person who desires to contact the Board of Directors, a standing committee of the Board of Directors or a director may do so in writing to the following address:

American Airlines Group Inc.

The Board of Directors

P.O. Box 619616, MD 5675

Dallas/Fort Worth International Airport, Texas 75261-9616

Our Vice President and Deputy General Counsel, or someone acting on his behalf, will review the communications with the directors, a standing committee of the Board of Directors or an officer, in each case depending on the facts and circumstances outlined in the communication. The Corporate Governance and Nominating Committee also reviews with senior management the nature of the communications and our responses to them. Any communication relating to a stockholder nominee for a position on the Board of Directors or a stockholder proposal for business to be considered at any annual meeting of stockholders or included in any proxy statement will be sent to the Chair of the Corporate Governance and Nominating Committee.

DIRECTOR COMPENSATION

The table below provides information regarding compensation we paid to our non-employee directors in 2015. The compensation elements are described in the narrative following the table. W. Douglas Parker, our Chairman and Chief Executive Officer, is not included in the table because he is an employee and receives no compensation for his service as Chairman or as a member of the Board of Directors.

Name	Fees Earned or Paid in Cash ($) (a)	Stock Awards ($) (b) (c)	Option Awards ($) (c)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (d)	Total ($)
James F. Albaugh	115,000	140,000	0	0	17,405	272,405
Jeffrey D. Benjamin	115,000	140,000	0	0	32,021	287,021
John T. Cahill	147,500	140,000	0	0	40,579	328,079
Michael J. Embler	117,500	140,000	0	0	28,676	286,176
Matthew J. Hart	125,000	140,000	0	0	31,685	296,685
Alberto Ibargüen	117,500	140,000	0	0	11,168	268,668
Richard C. Kraemer	117,500	140,000	0	0	41,980	299,480
Susan D. Kronick(e)	12,600	0	0	0	3,145	15,745
Martin H. Nesbitt(e)	12,600	0	0	0	9,317	21,917
Denise M. O’Leary	115,000	140,000	0	0	18,368	273,368
Ray M. Robinson	117,500	140,000	0	0	19,201	276,701
Richard P. Schifter	117,500	140,000	0	0	29,338	286,838

(a)	The amounts represent the aggregate dollar amount of all fees the directors earned or were paid in 2015 for service as a director, including annual retainer, committee, chair, meeting and lead independent director fees.

(b)	The amounts represent the aggregate grant date fair value of 3,246 RSUs granted to each director (other than Ms. Kronick and Mr. Nesbitt) on June 3, 2015, which will vest fully on June 3, 2016, subject to the continued service of the director through the vesting date.

(c)	The table below shows the aggregate number of outstanding options and stock awards held by each of our directors at December 31, 2015.

Name	Options	RSUs
James F. Albaugh	0	3,246
Jeffrey D. Benjamin	0	3,246
John T. Cahill	0	3,246
Michael J. Embler	0	3,246
Matthew J. Hart	7,906	3,246
Alberto Ibargüen	0	3,246
Richard C. Kraemer	8,250	3,246
Susan D. Kronick	0	0
Martin H. Nesbitt	0	0
Denise M. O’Leary	8,250	3,246
Ray M. Robinson	0	3,246
Richard P. Schifter	0	3,246

(d)	The amounts include the value of flight privileges received in 2015, tax reimbursements that we paid to our directors in 2016 for flight privileges provided to them in 2015 and dividends accrued and paid on RSUs upon vesting in 2015. Amounts also include the portion of the premiums paid by us on behalf of Messrs. Hart, Kraemer and Schifter and Ms. O’Leary for a life insurance policy under the America West Directors’ Charitable Contribution Program, which is described more fully below in the section entitled “Legacy Director Compensation Programs.”

Name	Flight Privileges ($)	Tax Gross-Up ($)	Dividends ($)	Insurance Premiums ($)
James F. Albaugh	8,686	6,514	2,205	0
Jeffrey D. Benjamin	17,038	12,778	2,205	0
John T. Cahill	21,928	16,446	2,205	0
Michael J. Embler	15,126	11,345	2,205	0
Matthew J. Hart	9,953	7,465	2,205	12,062
Alberto Ibargüen	5,122	3,841	2,205	0
Richard C. Kraemer	15,862	11,897	2,205	12,016
Susan D. Kronick	1,797	1,348	0	0
Martin H. Nesbitt	5,324	3,993	0	0
Denise M. O’Leary	6,970	5,227	2,205	3,966
Ray M. Robinson	9,712	7,284	2,205	0
Richard P. Schifter	8,638	6,479	2,205	12,016

(e)	Ms. Kronick and Mr. Nesbitt were appointed to the Board on November 11, 2015. They received a partial cash retainer for the partial quarter in which they served during the fourth quarter 2015 and a prorated grant of 1,767 RSUs on January 27, 2016 that vests on the date of the Annual Meeting.

Director Compensation	The Corporate Governance and Nominating Committee periodically reviews the overall compensation of our directors in consultation with the Board of Directors and with the assistance of our management and, from time to time, the committee’s compensation consultant, Willis Towers Watson. The Board of Directors determines any changes to director compensation.

Annual Retainers

For 2015, the compensation for our non-employee directors included the following cash-based annual retainers:

•	an annual retainer of $90,000 for service on the Board of Directors;
•	an annual retainer of $15,000 for service on the Audit Committee, and an annual retainer of $12,500 for service on each of the Compensation, Corporate Governance and Nominating, or Finance Committees;
•	an annual retainer of $20,000 for service as the Chair of the Audit Committee, and an annual retainer of $15,000 for service as the Chair of each of the Compensation, Corporate Governance and Nominating, or Finance Committees; and
•	an additional annual retainer of $30,000 for service as our Lead Independent Director.

Effective January 27, 2016, at the recommendation of Willis Towers Watson and the Corporate Governance and Nominating Committee, the Board of Directors approved increasing the annual retainer for service on the Board of Directors by $10,000, the annual retainer for service on the Compensation, Corporate Governance and Nominating, or Finance Committees by $2,500 and the annual retainer for service as Chair of the Compensation, Corporate Governance and Nominating, or Finance Committees by $5,000.

Annual Grants of RSUs

On the date of the 2015 annual meeting of stockholders, each continuing non-employee director received a number of RSUs equal to $140,000 divided by the closing price of our Common Stock on the date of the annual meeting. The RSUs will vest fully on the earlier of the first anniversary of the date of grant or the date of the next annual meeting of stockholders, subject to the continued service of the non-employee director through the vesting date. Effective January 27, 2016, at the recommendation of Willis Towers Watson and the Corporate Governance and Nominating Committee, the Board of Directors approved increasing the annual grant value by $10,000.

The cash retainers payable to new directors and RSU awards granted to any directors first appointed on dates other than an annual meeting are prorated.

Other Compensation

Non-employee directors are entitled to complimentary personal air travel for the non-employee director and his or her immediate family members on American; 12 round-trip or 24 one-way passes for complimentary air travel each year, as well as American Airlines Admirals Club® membership, and AAdvantage® Executive Platinum and ConciergeKeySM program status. Non-employee directors will receive a tax gross-up for imputed taxable income related to these flight privileges. These benefits (except for the tax gross-up) will be provided (i) for a non-employee director’s lifetime if he or she has served for seven or more years or has otherwise vested in such benefits by virtue of the Merger or service with a predecessor airline or (ii) for five years if he or she has served for less than seven but more than two years. Non-employee directors will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with attendance at meetings upon submission of receipts.

Some of our current directors are eligible to continue participation under certain legacy programs related to service for predecessor companies, as described below.

Legacy Director Compensation Programs	Following the closing of the Merger, certain legacy director compensation programs continue to be in effect, including the America West Directors’ Charitable Contribution Program (the “Charitable Contribution Program”).

In 1994, America West established the Charitable Contribution Program under which all directors of America West were invited to participate. This program was discontinued for new directors following the merger between America West and US Airways in 2005. Under the Charitable Contribution Program, upon the death of a participant, America West (or its successor) is required to donate $1 million to one or more qualifying charitable organizations chosen by the participant. All participants serving as directors of America West at the time of the merger became vested in the Charitable Contribution Program, and the Charitable Contribution Program may not be terminated with respect to these individuals. The current directors who are participants in the Charitable Contribution Program are: Ms. O’Leary and Messrs. Hart, Kraemer, Parker and Schifter. The charitable contributions will be substantially funded by life insurance proceeds from policies maintained by us on the lives of the participants. Under the terms of the Charitable Contribution Program, America West was allowed to place joint life insurance on two directors. The life insurance policies currently in place under the Charitable Contribution Program are structured as joint policies on the lives of two directors and the insurance benefits are payable at the death of the last survivor. Individual directors derive no direct financial benefit from the Charitable Contribution Program because all insurance proceeds are to be paid by us, and all tax deductions for the charitable contributions accrue solely to us.

Stock Ownership Guidelines	We adopted stock ownership guidelines for our non-employee directors in January 2014. Non-employee directors are required to hold a number of shares of stock equal to the lesser of either (i) five times the director’s annual cash retainer or (ii) 15,000 shares of our Common Stock. Ownership is determined based on the combined value of the following director holdings: (a) shares owned outright or by immediate family members residing in the same household or in a trust for the benefit of the director or an immediate family member; (b) Common Stock, stock units or other stock equivalents obtained through the exercise of SARs/stock options or vesting of equity awards; (c) unvested equity awards granted under any equity and deferral plans; and (d) other stock or stock equivalent awards determined by the Corporate Governance and Nominating Committee. Non-employee directors have five years from the later of: (i) the date the guidelines were adopted and (ii) the date the individual became a director to comply with the stock ownership guidelines. Under the stock ownership guidelines, until a non-employee director has reached the minimum ownership guideline, such director may not sell or otherwise dispose of the shares of Common Stock acquired upon the exercise, vesting or settlement of any equity awards except to the extent such sales do not cumulatively exceed 50% of such shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Party Transactions	Since January 1, 2015, the Company has not participated in, nor is there currently planned, any transaction or series of similar transactions with any of the Company’s directors, nominees, executive officers, holders of more than 5% of Common Stock or any member of such person’s immediate family that is required to be reported under Regulation S-K Item 404(a) of the rules of the Securities and Exchange Commission.

We have entered into indemnity agreements with our officers and directors that provide, among other things, that we will indemnify each such officer or director, under the circumstances and to the extent provided for in the indemnity agreements, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings in which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company.

Policies and Procedures For Review and Approval of Related Person Transactions	We believe that business decisions and actions taken by our officers, directors and employees should be based on the best interests of the Company, and must not be motivated by personal considerations or relationships. We attempt to analyze all transactions in which we participate and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors or executive officers, certain of our stockholders and immediate family members of any of the above persons. The Audit Committee is responsible for reviewing and approving all significant conflicts of interest and related party transactions in accordance with our Company policies.

A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of the Company. Our Codes of Ethics require our employees, including our principal executive officer, principal financial officer and principal accounting officer, and our directors who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to either the Chair of the Audit Committee or the Chief Compliance Officer, as applicable. Once the Chair of the Audit Committee or the Chief Compliance Officer receives notice of a conflict of interest, they will report the relevant facts to our internal auditors. The internal auditors will then consult with the Audit Committee and a determination will be made as to whether the activity is permissible. The full texts of our Codes of Ethics are available on our website at www.aa.com under the links “Investor Relations”—“Corporate Governance.”

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended December 31, 2015 (the “Audited Financial Statements”).

The Audit Committee has discussed with KPMG, our independent registered public accounting firm, the matters required to be discussed with the Audit Committee under Public Company Accounting Oversight Board Auditing Standard No. 16.

The Audit Committee has received the written disclosures and the letter from KPMG regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, has discussed with KPMG its independence and has considered the compatibility of the non-audit services provided by KPMG with respect to maintenance of that independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Audited Financial Statements be included in our Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

Respectfully submitted,

Audit Committee

Matthew J. Hart (Chair)

John T. Cahill

Michael J. Embler

Alberto Ibargüen

Martin H. Nesbitt

This report of the Audit Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS

Overview	This section discusses the principles underlying our compensation policies for our “named executive officers” who for 2015 are:

•	W. Douglas Parker, our Chairman and Chief Executive Officer;
•	J. Scott Kirby, our President;
•	Derek J. Kerr, our Executive Vice President and Chief Financial Officer;
•	Robert D. Isom, Jr., our Executive Vice President and Chief Operating Officer; and
•	Stephen L. Johnson, our Executive Vice President—Corporate Affairs.

As described more fully below, our compensation strategy is designed to provide a total compensation package that will not only attract and retain high-caliber executive officers and employees, but one that will also align employee contributions with our corporate objectives and stockholders’ interests.

Executive Summary	Strong 2015 Results

Fiscal year 2015 was a strong year strategically and financially for us, and for our stockholders, customers and employees. In just two years following AMR’s emergence from bankruptcy and the Merger, we have achieved record financial results and made significant progress towards completing the integration of American. These results would not have been possible without the efforts of our more than 115,000 employees. Highlights of our 2015 results include:

•	In 2014, the first year following the Merger, excluding net special charges, our net profit was a record $4.2 billion, or $5.70 per diluted share. In 2015, we exceeded that by 50% with a net profit, excluding special credits of a record $6.3 billion, or $9.12 per diluted share. See Annex A for a reconciliation of GAAP to non-GAAP financial information.
•	For 2015, we realized GAAP net profit of $7.6 billion, compared to 2014 GAAP net profit of $2.9 billion, an increase of 164%.
•	We have made significant progress towards completing our integration and assuring that customers reap the benefits of the combination of the American and US Airways networks. In March 2015, we integrated the American Airlines AAdvantage® and US Airways Dividend Miles® frequent flyer programs, re-banked our Dallas/Fort Worth and Chicago O’Hare hubs, and in April 2015, the Federal Aviation Administration (FAA) granted us a single operating certificate (SOC). In October 2015, we completed the migration of our reservation system, which resulted in no operational or customer disruption.
•

We have made great strides on the labor front since the Merger closed by reaching twelve new collective bargaining agreements, including a new five-year joint collective bargaining agreement (“JCBA”) with the Association of Professional Flight Attendants for the airline’s combined 24,000 flight attendants, a new five-year JCBA with the Allied Pilots Association representing the carrier’s 15,000 pilots, three 10-year agreements with the Air Line Pilots Association representing the 3,300 pilots at our wholly-owned subsidiaries PSA Airlines, Inc., Piedmont Airlines, Inc. and Envoy Aviation Group Inc., a new JCBA with the Communications Workers of America and International

Brotherhood of Teamsters applicable to 14,500 passenger service employees and a new collective bargaining agreement applicable to over 400 dispatchers and operations specialists.
•	In 2015, we continued our fleet renewal program by investing more than $5.3 billion in new aircraft, providing the Company with the youngest and most modern fleet of the four largest U.S. airlines. In 2015, we took delivery of 75 new mainline aircraft while retiring 112 aircraft. We also added 52 regional aircraft to our fleet while we removed 31 regional aircraft from the fleet. This program will continue, and in 2016 we plan to take delivery of 55 new mainline aircraft while adding 49 regional aircraft. We expect to remove 92 mainline aircraft and 29 regional aircraft from our fleet in 2016. With these new deliveries our mainline average age will drop below ten years, further widening the age gap between American and our peers. The Company also introduced the Boeing 787 Dreamliner to the fleet, taking delivery of 13 aircraft of the 42 on order.
•	In 2015, we paid total cash dividends of $278 million and returned $3.6 billion to our stockholders through stock repurchases. We repurchased a total of 85.1 million shares in 2015 and since the program began in July 2014, we have returned $6.1 billion to stockholders by repurchasing over 147.9 million shares (through March 31, 2016).
•	We expanded the airline’s global footprint by adding 38 new routes, including 18 domestic and 20 international. Notable new routes include Dallas/Fort Worth to Beijing, Los Angeles to Sydney and Los Angeles to Mexico City. Los Angeles to Auckland is scheduled to begin in June 2016, Los Angeles to Hong Kong in September 2016, and we applied for the route authority to fly from Los Angeles to Beijing.
•	In March 2015, we were added to the S&P 500 Index. The last time AMR was included in the S&P 500 was 2003.
•	American received, for the 14th consecutive year, the highest possible ranking by the Human Rights Campaign in the 2016 Corporate Equality Index, a nationally recognized benchmark of America’s top workplaces for inclusion of LGBT employees.
•	The Environmental Protection Agency announced American is now ranked 43rd on their Fortune 500 list of the largest green power users.
•	For the fourth consecutive year, the American Airlines AAdvantage® program was named Program of the Year at the 2015 Freddie Awards, one of the most prestigious honors for loyalty programs in the travel industry. American also took home honors for Best Elite Program.
•	Recognized by Air Cargo News as the Cargo Airline of the Year for 2015. This is the first time an airline in the Americas has won the award in its 32-year history. The Company was also named the Best Cargo Airline of the Americas for the eighth consecutive year.
•	In 2015, American Airlines employees participated in more than 11,600 volunteer events in their communities, contributing more than 77,000 hours of volunteer time in the communities where they live and where American provides service. In addition, as part of the Company’s Flights for 50 awards program, American employees donated more than 6.4 million frequent flier miles to nonprofit organizations in their communities.

Commitment to Pay-for-Performance; Competitive Compensation

Effective May 1, 2015, at Mr. Parker’s request, our Compensation Committee determined to provide 100% of his direct compensation in the form of equity incentives in lieu of base salary and annual cash incentive compensation, underscoring our commitment to paying for performance and further aligning his interests with that of our stockholders. Mr. Parker’s 2015 target equity incentive compensation captures the value of his base salary, target cash incentive opportunity and 401(k) Company match and has been adjusted to account for the fact that the performance-based component of his equity compensation will be earned, if at all, not earlier than three-years following the grant date.

The target direct compensation provided to our named executive officers is competitive with that of the other large network airlines, except for our Chief Executive Officer. At his request, because in 2014 many of our represented employees were not yet paid at the same rates as their peers at Delta and United, Mr. Parker’s 2014 total target direct compensation was set significantly below the average for his peers at Delta and United. For 2015, we did not approve any increases in Mr. Parker’s compensation levels other than a standard 2.5% increase to his base salary level and an adjustment to account for the fact that the performance-based component of his equity compensation will be earned, if at all, not earlier than three-years following the grant date. Mr. Parker’s 2015 total target direct compensation was approximately 37% below his peers at Delta and United (using 2014 proxy compensation data reported in 2015 for Delta and United).

In addition, at Mr. Parker’s request, our Compensation Committee agreed in April 2016 to eliminate his employment agreement and our obligations under the agreement such that Mr. Parker is no longer contractually entitled to receive a set level of compensation and benefits and is no longer protected by the change in control and severance provisions of the employment agreement. However, notwithstanding the elimination of Mr. Parker’s employment agreement, he has agreed to remain obligated with respect to the employment agreement covenants that required post termination confidentiality and non-solicitation of employees.

For the other named executive officers, between 86% and 91% of their 2015 total target compensation was comprised of variable pay. As a result, the compensation ultimately realized by our named executive officers will be significantly determined by our financial performance and the performance of our stock, and is therefore very closely aligned with the interests of our stockholders.

Key Performance Objectives

We design our annual and long-term incentives to include performance metrics that focus on profitability and operating efficiency while attaining our strategic and operational goals that will lead to stockholder value creation.

For 2015, we implemented an annual cash incentive program that is based on pre-established adjusted pre-tax income targets and subject to the Compensation Committee’s discretion to increase an award by up to 50% or down to zero based on individual performance. We believe that pre-tax income is an effective way to capture cost management and revenue performance. Under the program, the short-term incentive target payment was only payable if we earned at least $5.0 billion in pre-tax profit in 2015—double the pre-tax profit target level under our 2014 program. For 2015, the Compensation Committee also adopted an equity incentive program for our named executive officers that incorporated both performance- and time-vesting components, each weighted 50% by value (other than with respect to Mr. Parker whose annual grant was weighted approximately 54% performance-vesting by value), in order to further align management and stockholder interests.

Because they are delivered in shares of our Company’s stock, the value of RSUs that comprise our executives’ equity incentives is directly aligned with shareholder returns. Moreover, the performance-vesting component consisted of RSUs that will be earned, if at all, not earlier than the third anniversary of the grant date based on our relative three-year pre-tax income margin as compared to that of a pre-defined group of airlines, with the amount of RSUs that vest varying between 50% and 200% of the shares depending on our relative performance. No shares will vest if threshold performance is not achieved. Relative pre-tax income margin maintains a focus on profitability and operating efficiency while our integration work continues. We believe it is an effective measure of relative financial performance in our industry.

Commitment to Good Compensation Governance

We have adopted compensation policies that are consistent with good governance standards. These include:

•	providing that executive officers are not entitled to guaranteed, non-performance-based bonuses;
•	providing that perquisites and other personal benefits are not a significant portion of an executive officer’s compensation and are consistent with customary senior executive benefits within the airline industry;
•	prohibiting our executive officers from hedging or pledging our stock;
•	implementing clawback provisions for all incentive compensation paid to our executive officers, including payouts under the cash incentive programs and all equity awards;
•	adopting meaningful stock ownership guidelines that further align our executive officers’ long-term interests with those of our stockholders; and
•	committing to not entering into new, or modifying existing, agreements with any executive officer that contain tax gross-up provisions with respect to payments triggered by Section 280G of the Code (“Section 280G”) upon a change in control.

Consistent with leading practices and our policy to do so annually, in 2016 we conducted a compensation risk assessment, discussed the process and results with the Compensation Committee’s compensation consultant, and reported to the Compensation Committee that, in management’s opinion, our compensation programs do not create excessive risk-taking incentives that could have a material adverse effect on us.

2015 Compensation Objectives and Programs	The philosophy underlying our overall executive compensation program is to provide an attractive, flexible and market-based total compensation program tied to performance and aligned with the interests of our stockholders. We intend for our compensation programs to motivate the management team to maximize stockholder value over time without creating unnecessary or excessive risk-taking that would have an adverse effect on stockholder value.

To continue to attract and retain high-caliber executive officers, we set total 2015 compensation levels for our named executive officers following review of compensation levels paid at companies with a comparable global presence, complexity, operations, revenue and market capitalization to us, including Delta and United.

Commitment to Pay-for-Performance

To tie our executive compensation programs to our measurable performance, we designed the 2015 total compensation package to be heavily weighted towards variable cash and long-term equity incentives. The pie charts below show the target mix of each element of the 2015 total compensation package for (i) our Chief Executive Officer and (ii) our other named executive officers.

The CEO Target Direct Compensation chart above reflects Mr. Parker’s compensation mix following May 2015. As noted above, commencing May 2015, at his request, Mr. Parker’s direct compensation was provided 100% in the form of equity incentives, with the majority of his 2015 target equity compensation tied to the achievement of relative three-year pre-tax income margin goals.

Stockholder Approval of 2015 Executive Compensation	At our 2015 annual meeting of stockholders, our stockholders voted, in a non-binding advisory vote, to approve the compensation of our named executive officers (with an approval representing over 97% of the shares represented in person or by proxy at the meeting and entitled to vote). Our Compensation Committee reviewed the result of the stockholders’ advisory vote on executive compensation and, in light of the approval by a substantial majority of stockholders, did not implement changes to the executive compensation programs as a result of the vote.

Role of the Compensation Committee in Compensation Decisions	The Compensation Committee administers the compensation program for all officers, including the named executive officers. The Compensation Committee is comprised of five independent directors, each of whom is a “non-employee director” under Rule 16b-3 of the Exchange Act and an “outside director” for purposes of Section 162(m) of the Code. The Compensation Committee’s overarching goal is to create executive compensation programs that align management and stockholder interests over the long-term and that allow us to recruit and retain a highly capable management team. The Compensation Committee considers management input on executive compensation programs but relies on its outside consultant, Willis Towers Watson, formerly Towers Watson, for perspective and leading practice guidance. Willis Towers Watson also provides leading practice data for the airline industry and Fortune 500 companies generally.

Some of the elements we consider when designing compensation policies include attrition, diversity, and executive development needs. Management also will from time to time bring matters to the attention of the Compensation Committee that might require alterations to compensation policies, especially when they have identified specific areas that require additional executive talent or unique executive skills that we may not currently have in place.

Use of Compensation Consultants

The Compensation Committee retained Willis Towers Watson as its independent compensation consultant beginning in 2014. The Compensation Committee has sole authority with regard to the decision to retain Willis Towers Watson and, while Willis Towers Watson interacts with management from time to time in order to best coordinate with and deliver services to the Compensation Committee, it ultimately reports directly to the Compensation Committee with respect to its executive compensation consulting advice. Management also in 2015 engaged Willis Towers Watson, including its predecessor entities, Willis and Towers Watson, to perform other services for the Company that are not part of the executive compensation services provided to the Compensation Committee or the director compensation services provided to the Corporate Governance and Nominating Committee. For a description of these services and fee information, see the section entitled “Information About the Board of Directors and Corporate Governance—Committees” beginning on page 37. The Compensation Committee has assessed whether the services provided by Willis Towers Watson raised any conflicts of interest pursuant to SEC and NASDAQ rules, and has concluded that no such conflicts of interest exist.

Executive Compensation Mix with an Emphasis on Performance-Based Pay	As described above, following the Merger, the Compensation Committee implemented an executive compensation structure that includes both fixed and performance-based pay. Specifically, our executive compensation structure consists of three core components which align management and shareholder interests:

•	a base salary paid in cash;
•	an annual incentive program paid in cash based on annual performance; and
•	a long-term equity incentive program in the form of RSUs that incorporate both performance- and time-vesting components.

The overarching goal is to align executive and stockholder interests, so the executive compensation programs emphasize pay for performance (such that compensation is paid only if we meet pre-determined performance targets) and equity-based compensation tied to our stock performance. For 2015, our named executive officers’ fixed compensation was in the 0-15% range, reflecting a heavy weighting on variable or performance-based compensation. As noted above, commencing May 2015, at his request, Mr. Parker’s direct compensation was provided 100% in the form of equity incentives, with the majority of his 2015 target equity compensation tied to the achievement of relative three-year pre-tax income margin goals.

Base Salary	Base salaries provide a secure, consistent amount of fixed compensation that focuses on rewarding an executive’s scope of responsibility, competence and performance. For 2014, we used the salary structure at each of AMR and US Airways Group prior to the Merger as a starting point and considered the following:

•	the executive’s level of responsibility and experience;
•	the range of salaries for the particular level of the executive;
•	levels of market salaries among the general industry and the aviation industry; and
•	the evaluation of the executive’s performance over time.

For 2015, the base salaries for the named executive officers were subject only to a 2.5% increase over 2014 levels. The new base salary levels for Messrs. Parker, Kirby, Isom, Kerr and Johnson were set at $717,500, $666,250, $615,000, $589,375 and $589,375, respectively. Importantly, and recognizing the broader frontline employee compensation relative to the other larger network carriers, Mr. Parker’s 2015 base salary was initially set at approximately 16% below the average for the other large network airlines and as described above, commencing May 2015, Mr. Parker no longer received any base salary.

While we aim to establish competitive compensation, our greater focus is on establishing a culture where creating value for our stockholders is always at the forefront of our leadership team’s decision-making. We believe that our reduced emphasis on fixed compensation, achieved through below-median base salaries combined with above-median target cash incentives and equity compensation, allows us to retain our management team and recruit from other network airlines and general industry, but also to establish a heavier weighting towards pay-for-performance components.

Annual Cash Incentive Program	The second core component of our overall compensation program is a short-term cash incentive program. Following the Merger, we implemented an annual cash incentive program based on pre-established adjusted pre-tax income targets. We believe that pre-tax income is an effective way to capture cost management and revenue performance. Annual incentives also serve as a retention tool as employees generally must remain employed through the payment date in order to receive payment of any potential annual incentive program awards.

For 2015, the named executive officers participated in the American Airlines Group Inc. 2015 Short-term Incentive Program (the “AAG 2015 STIP”). Payouts under the AAG 2015 STIP were tied to the achievement of pre-established adjusted pre-tax income goals (excluding special items, profit sharing and annual incentive programs and related payroll taxes and 401(k) company contributions). The threshold, target, and maximum performance levels for the financial metrics, as well as the corresponding annual incentive funding level were as follows:

	2015 Adjusted Pre-tax Income (in billions)		Funding Level (% of Target)
<Threshold	$	<$3.5	0%
Threshold		$3.5	50%
Target		$5.0	100%
Maximum		$8.0	200%

For 2015, each of the threshold, target and maximum performance levels were at least double the corresponding 2014 levels, and the target level set for 2015 was significantly higher than the level we achieved in 2014. Any performance falling between threshold, target and maximum levels would result in an adjustment of funding level based on straight-line interpolation. The 2015 target bonus opportunities for the named executive officers were set at the same levels as in 2014 as shown in the table below.

Named Executive Officer	2015 Target Payout Level as a Percentage of Base Salary
J. Scott Kirby	175%
Robert D. Isom, Jr.	125%
Derek J. Kerr	125%
Stephen L. Johnson	125%

Mr. Parker’s target bonus opportunity was initially set at 200% of his base salary, the same level as in 2014. However, as noted above, in May 2015 Mr. Parker’s participation in the cash incentive program was discontinued.

Under the program, the Compensation Committee could, in its discretion, increase the amount of an award based on individual performance by up to 50% or decrease it to zero. The aggregate effect of the individual performance modifier for all participants, however, could not result in an increase to the aggregate program incentive amount. In addition, in no event could an individual payout exceed 200% of the applicable target opportunity.

In 2015, as a result of our significant increase in profitability as compared to 2014 and prior years, we achieved an adjusted pre-tax income of approximately $6.5 billion, significantly higher than the level we attained in 2014 or the level AMR and US Airways Group, combined, had ever earned in their history. This corresponded to achievement between the target and maximum levels under the AAG 2015 STIP. The following table shows the 2015 target goal, actual performance and funding level for the AAG 2015 STIP.

Performance Goal	2015 Target Performance Goal (in billion)	Actual Performance (in billions)	Funding Level (% of target)
2015 Adjusted Pre-tax Income(a)	$5.0	$6.5	149%

(a)	Represents income before income taxes for the year ended December 31, 2015, excluding special items (as detailed in the Current Report on Form 8-K filed by AAG on January 29, 2016) and profit sharing and annual incentive programs and related payroll taxes and 401(k) company contributions.

Based on the funding level as described above, and subject to the discretion of the Compensation Committee, each named executive officer other than Mr. Parker received a bonus at 149% of target under the AAG 2015 STIP.

The 2016 Short-term Incentive Program is substantially similar to the design used in 2015.

Long-Term Incentive Programs	The third core component of our overall compensation program is a long-term equity incentive program that focuses our executives on our performance over time and further links the interests of recipients and stockholders. Stock-based awards, coupled with performance- and time-vesting requirements, provide an appropriate incentive to our executives to remain with the Company and meet the long-term goal of maximizing stockholder value.

The Compensation Committee determines the number of awards to be granted to an executive officer based upon the executive’s level of responsibility and job classification level and the results of compensation market analyses.

For 2015, the Compensation Committee approved grants of RSUs to each named executive officer that incorporate both performance- and time-vesting components, each weighted 50% by value (other than with respect to Mr. Parker whose annual grant was weighted approximately 54% performance-vesting by value), in order to further align management and stockholder interests.

Commencing May 2015, at his request, Mr. Parker’s direct compensation was provided 100% in the form of equity incentives, with his base salary, target short-term incentive compensation and the Company’s 401(k) match replaced with additional equity awards of equal value. Specifically, as part of Mr. Parker’s annual equity grant, the Compensation Committee determined to award Mr. Parker time-vesting RSUs with a grant date fair value approximately equal to his base salary as in effect prior to May 2015 and performance-vesting RSUs with a grant date fair value approximately equal to his annual target cash incentive as in effect prior to May 2015. As a result, Mr. Parker’s annual grant was weighted approximately 46% time-vesting and 54% performance-vesting by value.

Two-thirds of the time-vesting RSUs vest in April 2016 and the remaining one-third vest in April 2017, subject to each executive’s continued employment with the Company.

The performance-vesting RSUs vest no earlier than April 2018 and are earned subject to the Company’s achievement of pre-tax income margin, excluding special charges, over a three-year period from January 1, 2015 to December 31, 2017 relative to the weighted average of a peer group comprised of Delta, United, Southwest, JetBlue, Alaska, Spirit and Virgin America. Based on this performance metric, the number of shares of our Common Stock issuable in respect of each RSU upon vesting may range from 0 to 2 as follows:

Performance Relative to Peer Group	Number of Shares to be Issued per Vested RSU
150% or higher	2.0
100%	1.0
50%	0.5
Less than 50%	0.0
Negative Pre-Tax Income Margin that is Better than Peer Group Average	Capped at 1.0

Linear interpolation will be used to determine the number of shares of Common Stock to be issued for performance attained between 50% and 100% and between 100% and 150%.

In determining the size of the 2015 RSU grants to the named executive officers, the Compensation Committee reviewed, among other things, the long-term incentive compensation levels at other large network airlines. The target grant values were set at the same levels as in 2014, although a one-time 16.67% upward adjustment was made to account for the fact that the performance-based RSUs will be earned, if at all, not earlier than three years following the grant date, creating a gap in realized compensation in years 1 and 2. As described above, the 2015 total target direct compensation for Mr. Parker was approximately 37% below the average for the other large network airlines (using 2014 proxy compensation data reported in 2015 for Delta and United). The 2015 total target direct compensation for the other named executives officers in the aggregate were approximately 5% below the average for the other large network airlines (using 2014 proxy compensation data reported in 2015 for Delta and United).

Please see the Grants of Plan-Based Awards table below for a description of the grants awarded to our named executive officers during 2015.

The Compensation Committee has adopted an equity grant policy to standardize the timing, practices and procedures in granting equity awards. The policy provides that equity awards, other than new hire, promotion or special purpose grants, will be granted once per year at the second regularly scheduled meeting of the Compensation Committee or at an Equity Incentive Committee meeting (with respect to awards to non-executive employees) or at a special meeting held for this purpose as close in time to the regularly scheduled meeting as possible.

Merger Awards

In connection with the Merger, in December 2013, the Compensation Committee approved RSU grants made to the new management team, including our named executive officers, as part of a one-time retention program and in exchange for each executive’s waiver of certain legacy termination benefits (the “Merger Awards”). The Merger Awards were comprised 50% of time-vesting RSUs, which vested on December 16, 2015, subject to continued employment, and 50% of performance-vesting RSUs. The performance-vesting RSUs vested based on the issuance of a single operating certificate by the FAA and our achievement of at least $1 billion in net synergies with respect to fiscal years 2015 or 2016, both of which were significant milestones to the integration of American and US Airways and to our continuing success. In December 2015, the Compensation Committee determined that we had achieved the single operating certificate goal in April 2015 and the net synergies goal, and therefore, the Merger Awards for each of our named executive officers vested in full in December 2015.

2014 Annual Awards

Each of our named executive officer’s 2014 annual equity grants were comprised 50% of time-vesting and 50% of performance-vesting RSUs. The performance-vesting RSUs could vest between April 2016 and April 2017 based on the achievement and timing of the same performance goals as applied to the Merger Awards. As a result of the Compensation Committee’s assessment of our achievement of such performance goals in December 2015, these performance-vesting RSUs vested with respect to one-third in April 2016 and will vest with respect to the remaining two-thirds in April 2017, subject to the executive’s continued employment through each vesting date.

Legacy Long-Term Cash Incentive Program

The named executive officers also participated in the legacy US Airways Group cash-based long-term incentive performance program (the “LTIPP”). The LTIPP provided a cash incentive if US Airways Group (and for continuing cycles, AAG) achieved a minimum threshold ranking for relative TSR, over rolling three-year performance cycles. The relative performance was ranked over each three-year period against a pre-defined group of airlines. At the end of each performance cycle, the TSR, as calculated based on the price appreciation of the common stock of US Airways Group (and for continuing cycles, AAG) and the amount of any dividends paid during the performance cycle, was compared against the TSR of these airlines.

As of the effective time of the Merger, there were three open cycles under the LTIPP (ending in 2013, 2014 and 2015). In the Merger, each share of US Airways Group common stock was converted on a one-for-one basis into a share of AAG Common Stock. Therefore, the performance of AAG Common Stock was used to measure the US Airways Group TSR from December 9, 2013 and going forward until the final LTIPP cycle was completed in 2015.

For the cycle commencing on January 1, 2013 and ending on December 31, 2015 (the last open cycle), the compensation and human resources committee of US Airways Group had established TSR rankings in comparison to the following publicly traded airlines: Alaska, AMR, Delta, Hawaiian, JetBlue, Republic, Spirit, Southwest and United. These companies were chosen because at that time they reflected reasonable choices for potential investor capital. The compensation and human resources committee of US Airways Group also set target payout levels, as a percentage of base salary, for the 2013-2015 performance cycle, as shown in the chart below. Under the program, the average price of a peer group company’s stock that is canceled during the LTIPP cycle is typically reduced to zero, reflecting the stock’s total loss of value. However, in the case of AMR, the average AMR share price was adjusted for the cycle ending December 31, 2015 by applying conversion ratios to the average AAG Common Stock share price that reflect AMR shareholders’ receipt of certain distributions of AAG Common Stock in connection with the Merger.

TSR Relative Rank	CEO	President	EVP
1-2 of 10 (Maximum)	200%	200%	175%
3 of 10	175%	172%	150%
4 of 10	150%	143%	125%
5 of 10 (Target)	125%	115%	100%
6 of 10	90%	82%	72%
7 of 10 (Threshold)	54%	49%	43%
8-10 of 10	0%	0%	0%

US Airways Group’s TSR (and following the Merger, AAG’s TSR) for the cycle ended December 31, 2015 ranked seventh among the peer airlines, resulting in the threshold payment under the program, as shown above. As a result, payouts under the LTIPP for this final cycle for each of our NEOs were as follows: Mr. Parker: $387,450; Mr. Kirby: $326,463; Mr. Kerr: $253,431; Mr. Isom: $264,450; and Mr. Johnson: $253,431.

Change in Control Benefits	Change in control and severance benefits help to fulfill our objective of attracting and retaining key managerial talent. As required by the terms of the Agreement and Plan of Merger with US Airways Group, we assumed the employment agreement Mr. Parker had entered into with US Airways Group and the executive change in control agreements of the other named executive officers, each of which was entered into with US Airways Group prior to 2010 and provides for severance payments upon qualifying terminations. These agreements reinforce and encourage our named executive officers’ continued attention and dedication to their assigned duties without the distraction arising from the possibility of a change in control, and allow and encourage them to focus their attention on obtaining the best possible outcome for stockholders without being influenced by their personal concerns regarding the possible impact of various transactions on the security of their jobs and benefits. Under the agreements, in the event of a change in control or a qualifying termination, the named executive officers may be entitled to receive a multiple of their salary, equity award acceleration, lifetime flight privileges and certain other benefits. In addition to providing severance benefits to any participant who incurs a termination of employment following a change in control, Mr. Parker’s agreement provided for severance benefits in the event of termination other than for misconduct or termination by Mr. Parker for good reason under circumstances not involving a change in control.

In April 2016, at Mr. Parker’s request, our Compensation Committee agreed to eliminate Mr. Parker’s employment agreement, and Mr. Parker is no longer contractually entitled to the change in control and severance protections provided by the employment agreement. The severance benefits pursuant to the individual agreements with our named executive officers are more fully described in the section entitled “Executive Compensation—Potential Payments upon Termination or Change in Control” beginning on page 76.

Under our named executive officers’ pre-existing severance and equity award agreements, as a result of the Merger, each named executive officer would have been entitled to the full vesting of each outstanding equity award held by the executive. However, in order to facilitate the Merger and obtain the support of the Official

Committee of Unsecured Creditors of the Debtors for the Bankruptcy Plan, each executive waived his or her right to accelerate vesting at the closing of the Merger. In addition, under the severance agreements, each executive would have been entitled to severance and the full vesting of equity awards if he or she resigned based upon changes to his or her position made as a result of the Merger during a specified period of time following the Merger. In exchange for eligibility to receive a Merger Award, each named executive officer waived his or her right to resign and receive those termination benefits based on the changes to his or her position made as a result of the Merger.

In connection with the replacement of Mr. Parker’s cash compensation with equity compensation commencing May 1, 2015, the Compensation Committee determined that in light of the fact the equity awards granted to Mr. Parker in lieu of his cash compensation are subject to extended vesting periods, in the event of Mr. Parker’s termination of employment for any reason other than misconduct, certain of Mr. Parker’s equity incentives will vest to the extent necessary to keep Mr. Parker whole for the value of the base salary or annual target cash incentive Mr. Parker otherwise would have received through his termination date. If Mr. Parker’s employment had been terminated as of December 31, 2015, the value of the accelerated portion of his 2015 RSU award would have been $492,908.

Other Benefits and Perquisites	We maintain broad-based employee benefit plans in which all employees, including the named executive officers, participate, such as group life and health insurance plans and a 401(k) plan. These benefits are provided as part of the basic conditions of employment that we offer to other U.S.-based employees.

Continuing Enhanced Benefits

We continue to provide certain enhanced benefits to our named executive officers. These benefits and perquisites provide convenience and support services that allow our executives to more fully focus attention on carrying out their responsibilities to our stockholders. These benefits and perquisites are common in the airline industry and consequently are necessary for us to be competitive in recruiting and retaining talented executives. The incremental cost to us of providing these benefits is not material.

In connection with the Merger, under our relocation policy we provide relocation benefits to US Airways Group employees who are relocating to our headquarters in Fort Worth, Texas, including the named executive officers. The relocation benefits provided to the named executive officers include payment of home sale closing costs, home purchase closing costs, temporary housing or housing allowance, the transportation of household goods and automobiles and payment of the income tax liabilities related to these benefits. Any employee who resigns within 12 months is required to repay us for such expenses, with pro-rated repayment for any resignation between 13 and 24 months.

Following standard airline industry practice, we provide certain flight privileges to our employees. Free flights on our airline are available to all employees, and “positive space” flight privileges are provided to the named executive officers. We believe that providing such flight privileges for the named executive officers is consistent with airline industry practice and that competitive flight privileges are needed for the recruitment and retention of the most senior employees. By providing positive space flight privileges to our executives, we are able to offer a unique and highly-valued benefit at a low cost. This benefit also encourages executives to travel on the airline frequently, and while doing so, meet and listen to employees, solicit feedback from employees and customers, audit aircraft and facility appearance and quality, and monitor operational performance throughout the domestic and international route system. In addition, as in prior years, we cover the income tax liabilities of our named executive officers related to those flight privileges, which is consistent with industry practice.

The positive space flight privileges provided to the named executive officers include unlimited reserved travel in any class of service for the executive and his or her immediate family, including eligible dependent children, for personal purposes. The executive officer and his or her immediate family, including eligible dependent children, also have access to our Admirals Club® travel lounges at various airports. The executives are also eligible for 12 free round-trip passes or 24 free one-way passes each year for reserved travel for non-eligible family members and friends, and we cover the income tax liability related to these flight privileges. The named executive officers are required to pay any international fees and taxes, if applicable.

We also offer our named executive officers perquisites in the form of financial advisory services and executive physicals. We will reimburse up to $4,500 annually for their personal tax planning, estate planning and retirement planning services from a certified financial planner, certified public accountant, or attorney. We will also pay the full cost of their annual physicals and additional diagnostic tests recommended by the provider.

Mr. Parker is a participant in the Charitable Contribution Program, under which US Airways Group paid annual premiums on a joint life insurance policy. Under the program established by America West in 1994, a $1 million death benefit will be donated to one or more qualifying charitable organizations chosen by Mr. Parker. For a more detailed description of the charitable contribution program, see the narrative above under the Director Compensation table. Our named executive officers also received certain enhanced life insurance and long-term disability benefits and, with respect to three of our named executive officers with grandfathered benefits, cash payments to cover their income tax liabilities associated with taxable life insurance benefits.

For additional information on any individual benefits provided to the named executive officers on an individual basis, see the section entitled “Executive Compensation—Summary Compensation Table” beginning on page 69 and the section entitled “Executive Compensation—Employment and Other Executive Agreements” beginning on page 76.

Continuing Focus on Leading Practices	Stock Ownership Guidelines

We have implemented stock ownership guidelines for our executive officers. Executives are required to hold a number of shares of stock equal to the lesser of either (i) a fixed number of shares or (ii) a number of shares with a total value equal to a designated multiple of their base salary, as provided in the table below. Ownership is determined based on the combined value of the following executive holdings: (a) shares owned outright or by immediate family members residing in the same household or in a trust for the benefit of the executive or an immediate family member; (b) Common Stock, stock units or other stock equivalents obtained through the exercise of SARs/stock options or vesting of equity awards; (c) unvested equity awards granted under any equity and deferral plans; and (d) other stock or stock equivalent awards determined by the Corporate Governance and Nominating Committee. Executives have five years from the later of the effective time of the Merger or the time of hire to comply with the ownership guidelines. Under the guidelines, until an executive has reached the minimum ownership guideline, such executive may not sell or otherwise dispose of shares of Common Stock acquired upon the exercise, vesting or settlement of any equity awards granted by us except to the extent such sales do not cumulatively exceed 50% of such shares. Each of our executive officers are currently in compliance with the minimum ownership guidelines.

Stock Ownership Guidelines

Position/Levels	Multiple of Base Salary		Fixed Shares
Chief Executive Officer	$4,305,000	(a)	116,667
President	3x		54,167
Chief Operating Officer	3x		50,000
Executive Vice President	3x		47,917

(a)	With respect to Mr. Parker, the multiple of base salary was set at a level equal to six times his base salary in effect immediately prior to May 1, 2015, because effective as of such time, Mr. Parker no longer received any base salary.

Clawback Policy

We have adopted a clawback policy that applies to all executive officers and covers all compensation under the cash incentive programs and all equity awards. The policy applies in the event our financial statements are restated as a result of material non-compliance with financial reporting rules and provides the Board of Directors with broad discretion as to what actions may be taken based on circumstances leading to the restatement, including recovery of incentive-based compensation received by an executive officer during the three-year period preceding the restatement in excess of what the executive officer would have been paid under the restatement. The Compensation Committee is monitoring regulatory developments with respect to compensation recoupment policies and will recommend to the Board of Directors any changes to the current policy that are necessary or appropriate in light of guidance issued by the SEC.

Prohibition on Hedging and Pledging

Our insider trading policy prohibits our executive officers and directors from hedging the economic risk of security ownership. In addition, our executive officers and directors are prohibited from pledging Company securities to secure margin or other loans.

Section 280G Policy

Consistent with prior policies at AMR and US Airways Group, we have committed to not enter into new, or modify existing, agreements with any executive officer that contain tax gross-up provisions with respect to payments triggered by Section 280G upon a change in control.

Tax Considerations

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the Chief Executive Officer or the next three most highly compensated executive officers (other than the Chief Financial Officer). Performance-based compensation arrangements may qualify for an exemption from the deduction limit if they satisfy various requirements under Section 162(m) of the Code. The Compensation Committee considers the impact of this rule when developing and implementing executive compensation programs and may attempt to structure the programs to comply with these requirements. However, the Compensation Committee believes that it is important to preserve flexibility in designing compensation programs and has adopted, and may continue to adopt, compensation components that do not meet the requirements for an exemption from Section 162(m) of the Code. The Compensation Committee also considers the manner in which compensation is treated for accounting purposes when developing and implementing executive compensation programs.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2015.

Respectfully submitted,

Compensation Committee

Richard C. Kraemer (Chair)

James F. Albaugh

Jeffrey D. Benjamin

Alberto Ibargüen

Denise O’Leary

This report of the Compensation Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act or the Exchange Act.

EXECUTIVE OFFICERS

The following table lists AAG’s executive officers as of April 29, 2016, including their ages and principal occupations.

Name	Age	Title
W. Douglas Parker	54	Chief Executive Officer
J. Scott Kirby	48	President
Elise R. Eberwein	50	Executive Vice President—People and Communications
Robert D. Isom, Jr.	52	Executive Vice President and Chief Operating Officer
Stephen L. Johnson	59	Executive Vice President—Corporate Affairs
Derek J. Kerr	51	Executive Vice President and Chief Financial Officer
Beverly Goulet	61	Executive Vice President and Chief Integration Officer
Maya Leibman	50	Executive Vice President and Chief Information Officer
Andrew Nocella	46	Senior Vice President and Chief Marketing Officer

Below is certain information as of April 29, 2016, regarding our executive officers other than W. Douglas Parker. For similar information regarding Mr. Parker as of April 29, 2016, see the section entitled “Proposal 1: Election of Directors” beginning on page 9.

J. Scott Kirby	Scott Kirby is President of AAG and American, positions he has held since December 2013. He also serves on the board of directors of American, a position he has held since June 2014. Previously, Mr. Kirby served as President of US Airways. Prior to being named President of US Airways in 2006, Mr. Kirby was US Airways’ Executive Vice President—Sales and Marketing, a position he held at America West prior to the two carriers’ 2005 merger. He joined America West in 1995 as Senior Director, Scheduling and Planning, and was promoted to Vice President, Planning, in 1997. Mr. Kirby was named Vice President, Revenue Management, in 1998 and Senior Vice President, e-business, in early 2000. Prior to joining America West, Mr. Kirby worked for American Airlines Decision Technologies (“AADT”), a subsidiary of AMR, and worked at the Pentagon prior to AADT.

Elise R. Eberwein	Elise Eberwein is Executive Vice President—People and Communications for AAG and American, positions she has held since December 2013. Previously, Ms. Eberwein served as Executive Vice President—People, Communications and Public Affairs for US Airways, her role since 2009. Ms. Eberwein has 28 years of industry experience and joined America West in 2003 as Vice President, Corporate Communications, from Denver-based Frontier Airlines. She began her career as a flight attendant for TWA and held a variety of positions at TWA in operations, marketing and communications.

Robert D. Isom, Jr.	Robert Isom is Executive Vice President and Chief Operating Officer for AAG and American, positions he has held since December 2013. Previously, Mr. Isom served as Executive Vice President and Chief Operating Officer at US Airways, his role since 2007. Prior to joining US Airways, Mr. Isom served as Chief Restructuring Officer for GMAC, LLC. Before that, he was Senior Vice President, Ground Operations and Airport Customer Service, for Northwest Airlines. Mr. Isom also served as Vice President, International, and Vice President, Finance, for Northwest Airlines. Between 1995 and 2000, he was with America West and held executive roles in revenue management, operations and finance. Mr. Isom started his career at The Procter & Gamble Company.

Stephen L. Johnson

Stephen Johnson is Executive Vice President—Corporate Affairs for AAG and American, positions he has held since December 2013. He also serves on the board of directors of American, a position he has held since December 2013 and on the board of directors of WIZZ Air Holdings PLC, a European airline company that trades on the

London Stock Exchange. Previously, Mr. Johnson served as Executive Vice President—Corporate and Government Affairs for US Airways, his role since 2009. From 2003 to 2009, Mr. Johnson was a partner at Indigo Partners LLC, a private equity firm specializing in acquisitions and strategic investments in the airline, air finance and aerospace industries. Between 1995 and 2003, Mr. Johnson held a variety of positions with America West prior to its merger with US Airways Group, including Executive Vice President—Corporate. Prior to joining America West, Mr. Johnson served as Senior Vice President and General Counsel at GPA Group plc. He was also an attorney at Seattle-based law firm Bogle & Gates, where he specialized in corporate and aircraft finance and taxation.

Derek J. Kerr	Derek J. Kerr is Executive Vice President and Chief Financial Officer for AAG and American, positions he has held since December 2013. Previously, Mr. Kerr served as Executive Vice President and Chief Financial Officer for US Airways, a role that he began in 2009. Prior to that, he was Senior Vice President and Chief Financial Officer of America West, a role he began in 2002. He joined America West in 1996 as senior director, planning, and was promoted to Vice President, Financial Planning and Analysis, in 1998. In 2002, Mr. Kerr was promoted to Senior Vice President, Finance, adding responsibility for purchasing and fuel administration. Prior to joining America West, Mr. Kerr served in various financial planning and analysis positions with Northwest Airlines. Previously, Mr. Kerr was a flight test coordinator/control engineer with Northrop Corporation’s B-2 Division.

Beverly Goulet	Beverly Goulet is Executive Vice President and Chief Integration Officer for AAG and American, positions she has held since November 2015. Previously from February 2013 to November 2015, she served as Senior Vice President and Chief Integration Officer. From November 2011 to December 2013, she served as Chief Restructuring Officer of AMR Corporation. Ms. Goulet joined American in 1993 as Associate General Counsel – Corporate Finance. She was appointed Managing Director – Corporate Development in 1999 and Vice President – Corporate Development and Treasurer in 2002, a position she held until February 2013.

Maya Leibman	Maya Leibman is Executive Vice President and Chief Information Officer for AAG and American, positions she has held since November 2015. Previously, she served as Senior Vice President and Chief Information Officer from January 2012 to November 2015. Prior to her role as Chief Information Officer, Ms. Leibman was President of the AAdvantage loyalty program from 2010 to 2012. From 2001 to 2010, Ms. Leibman held several positions in the Information Technology department, culminating in the position of Vice President, Business Operations Systems from 2006 to 2010. Ms. Leibman joined American in 1994 in the Revenue Management department.

Andrew Nocella	Andrew Nocella is Senior Vice President and Chief Marketing Officer for AAG and American, positions he has held since January 2016 and December 2013, respectively. Previously, Mr. Nocella was Senior Vice President – Marketing and Planning at US Airways, a position he held since August 2007, and prior to that he served as Senior Vice President of Revenue Management and Planning at US Airways from 2005 to 2007. Mr. Nocella joined US Airways in April 2002. He also previously worked as a route planner for Continental Airlines.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides compensation earned by our named executive officers in the years ended December 31, 2015, 2014 and 2013. Each of the named executive officers commenced employment with AAG in December 2013, effective upon the closing of the Merger.

Name and Principal Position	Year	Salary ($) (a)	Bonus ($)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($) (f)	Total ($)
W. Douglas Parker(b)	2015 2014 2013	231,538 687,884 42,308	- - -	10,330,000 7,000,000 15,415,270	- - -	387,450(g) 4,200,000 2,200,000	- - -	469,559 414,092 3,552	11,418,547 12,301,976 17,661,130
Chairman and Chief Executive Officer

Derek J. Kerr	2015 2014 2013	584,178 563,860 33,622	- - -	2,920,000 2,500,000 6,606,551	- - -	1,350,317 2,443,750 1,639,091	- - -	366,448 122,156 564	5,220,943 5,629,766 8,279,828
Executive Vice President and Chief Financial Officer

J. Scott Kirby	2015 2014 2013	660,375 642,512 42,868	- - -	5,250,000 4,500,000 11,010,911	- - -	2,062,444 3,575,000 2,229,164	- - -	328,964 62,273 620	8,301,783 8,779,785 13,283,563
President

Robert D. Isom, Jr.	2015 2014 2013	609,577 591,254 37,826	- - -	3,500,000 3,000,000 7,707,623	- - -	1,409,027 2,550,000 1,843,976	- - -	650,014 130,332 1,504	6,168,618 6,271,586 9,590,929
Executive Vice President and Chief Operating Officer

Stephen L. Johnson	2015 2014 2013	584,178 566,067 35,724	- - -	2,920,000 2,500,000 6,606,551	- - -	1,350,317 2,443,750 1,741,534	- - -	236,537 174,655 200	5,091,032 5,684,472 8,384,009
Executive Vice President Corporate Affairs

(a)	Amounts represent base salary payments paid by us to each named executive officer. For 2013, amounts represent base salary payments paid by us to each named executive officer following the closing of the Merger on December 9, 2013.

(b)	On April 20, 2015, at the request of Mr. Parker, the Compensation Committee adjusted the compensation program for Mr. Parker to provide 100% of his direct compensation in the form of equity incentives in lieu of cash compensation. Effective as of May 1, 2015, the Company no longer paid Mr. Parker a cash base salary, and he ceased participating in the Company’s annual cash incentive program. Mr. Parker’s April 2016 equity grant was set at a level intended to, among other things, capture the value of his base salary, target cash incentive opportunity under the 2015 Short-term Incentive Program and the value of his 401(k) match.

(c)	Amounts in this column represent the aggregate grant date fair value, as calculated in accordance with ASC Topic 718, of RSUs granted by us during each of the fiscal years ending December 31, 2015, 2014 and 2013, respectively, to the named executive officers. The grant date fair value, as calculated in accordance with ASC Topic 718, of RSUs is equal to the number of shares underlying the RSUs, multiplied by the closing price of our Common Stock on the date of grant. See also Note 18 to our consolidated financial statements in our 2015 Annual Report on Form 10-K. With respect to the performance-based portion of the RSUs granted during fiscal year 2015, the grant date fair value is calculated based on the probable outcome of the performance condition. The aggregate maximum fair value of the 2015 performance-based portion of the RSUs assuming the highest level of achievement of the performance conditions is as follows: Mr. Parker $11,160,000, Mr. Kerr $2,920,000, Mr. Kirby $5,250,000, Mr. Isom $3,500,000, and Mr. Johnson $2,920,000. For 2013, the amounts include the grant date fair value, as calculated in accordance with ASC Topic 718, of the one-time retention RSUs granted in December 2013 in connection with the Merger.

(d)	We did not grant any options or SARs to any of our named executive officers during any of the three preceding fiscal years.

(e)	For 2015, amounts represent payments under the AAG 2015 STIP and the legacy US Airways Group 2013-2015 LTIPP. For additional information on the payouts under these cash incentive programs, see the section entitled “Compensation Discussion and Analysis—Annual Cash Incentive Program” beginning on page 58.

(f)	The following table provides the amounts of other compensation, including perquisites, paid to, or on behalf of, named executive officers during 2015 included in the “All Other Compensation” column. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company.

	W. Douglas Parker	Derek J. Kerr	J. Scott Kirby	Robert D. Isom, Jr.	Stephen L. Johnson
Dividends (a)	$410,732	$174,963	$292,886	$201,818	$174,963
Flight Privileges (b)	18,929	9,291	12,381	22,395	24,285
Life Insurance Premiums (c)	9,210	1,700	1,677	-	-
Medical Examinations	4,406	7,774	2,107	7,046	-
Financial Advisory Services	-	4,500	4,500	4,500	4,500
Relocation (d)	-	152,795	-	360,384	-
Gross-Up Payments (e)	15,682	850	838	39,296	18,214
401(k)	10,600	14,575	14,575	14,575	14,575

(a)	Amounts represent dividends accrued and paid on RSUs upon vesting.

(b)	Amounts represent flight privileges provided for unlimited, top-priority reserved travel in any class of service, for the named executive officer and his immediate family, and up to 12 round-trip or 24 one-way passes for non-eligible family members and friends. Amounts for Messrs. Parker, Isom and Johnson represent the actual value of travel utilized by those named executive officers and their respective eligible dependents during 2015. Amounts for Messrs. Kerr and Kirby represent the annuitized value of their lifetime flight benefits for 2015.

(c)	Amounts represent premium payments made by the Company on behalf of each named executive officer as follows: (i) with respect to Messrs. Parker, Kerr and Kirby, premium payments made by the Company in excess of the amount of premiums paid for employees generally with respect to coverage of the named executive officer under a life insurance policy and (ii) with respect to Mr. Parker only, the portion of premiums paid by the Company attributable to Mr. Parker for a life insurance policy under the America West Directors’ Charitable Contribution Program.

(d)	For 2015, Mr. Kerr’s relocation benefits consisted of reimbursement for: home sale closing costs of $140,000; and transportation of household goods and automobiles of $12,795. Mr. Isom’s relocation benefits consisted of reimbursement for: home sale and purchase closing costs of $317,500; transportation of household goods and automobiles of $35,384; and other miscellaneous expenses of $7,500.

(e)	Amount represents tax gross-up payments with respect to flight privileges, life insurance and relocation benefits.

(g)	Amount represents payment under the legacy US Airways Group 2013-2015 LTIPP.

Grants of Plan-Based Awards in 2015

The following table provides information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2015.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (a)			Estimated Future Payouts Under Equity Incentive Plan Awards (b)			All Other Stock Awards: Number of Shares of Stock or Units (#) (c)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (d)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
W. Douglas Parker		-	-	-
	4/20/2015				56,072	112,143	224,286				5,580,000
	4/20/2015							95,529			4,750,000
Derek J. Kerr		368,359	736,719	1,473,438
	4/15/2015				15,271	30,541	61,082				1,460,000
	4/15/2015							30,541			1,460,000
J. Scott Kirby		582,969	1,165,938	2,331,875
	4/15/2015				27,487	54,974	109,948				2,625,000
	4/15/2015							54,974			2,625,000
Robert D. Isom, Jr.		384,375	768,750	1,537,500
	4/15/2015				18,325	36,649	73,298				1,750,000
	4/15/2015							36,649			1,750,000
Stephen L. Johnson		368,359	736,719	1,473,438
	4/15/2015				15,271	30,541	61,082				1,460,000
	4/15/2015							30,541			1,460,000

(a)	Reflects potential payouts under the AAG 2015 STIP. For each named executive officer, the actual payment for 2015 was 149% of the executive’s target bonus opportunity. See the “Summary Compensation Table” on page 69.

(b)	Represents the performance-vesting portion of the RSU awards that vest on April 15, 2018, and in the case of Mr. Parker, April 20, 2018, subject to the executive’s continued employment, based on the Company’s achievement of a pre-tax income margin for the three years ending December 31, 2017 relative to the pre-tax income margin over the same period for a pre-defined group of airlines. The number of shares that will be issued with respect to the performance-vesting RSUs varies between 50% and 200% depending on the Company’s relative performance, and no shares will be issued if threshold performance is not achieved.

(c)	Represents the time-vesting portion of the RSU awards that vest, subject to the executive’s continued employment, with respect to two-thirds of the shares on April 15, 2016, and in the case of Mr. Parker, April 20, 2016, and with respect to one-third of the shares on April 15, 2017, and in the case of Mr. Parker, April 20, 2017.

(d)	For a description of the assumptions made to arrive at these amounts, please see Note 18 to our consolidated financial statements in our 2015 Annual Report on Form 10-K.

Outstanding Equity Awards at 2015 Fiscal Year-End

The following table provides information regarding all outstanding equity awards held by each of our named executive officers as of December 31, 2015.

Name	Option/Stock Appreciation Awards				Stock Awards
	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(f)	IAP Award: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	IAP Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(g)
W. Douglas Parker	294,748	-	7.62	4/11/2019	95,529(a)	4,045,653	112,143(e)	4,749,256
	240,536	-	8.14	4/20/2018	96,792(b)	4,099,141
	231,060	-	7.42	4/14/2017	96,792(c)	4,099,141
	332,370	-	3.10	4/8/2016	56,907(d)	2,410,011
	196,820	-	8.84	4/9/2018
	90,000	-	45.01	4/11/2017
	120,000	-	38.44	4/19/2016
Derek J. Kerr	117,287	-	7.62	4/11/2019	30,541(f)	1,293,411	30,541(e)	1,293,411
	95,714	-	8.14	4/20/2018	34,568(b)	1,463,955
					34,569(c)	1,463,997
					22,645(d)	959,016
J. Scott Kirby	31,500	-	45.01	4/11/2017	54,974(f)	2,328,149	54,974(e)	2,328,149
	37,500	-	46.11	10/2/2016	62,223(b)	2,635,144
	18,000	-	38.44	4/19/2016	62,224(c)	2,635,186
					39,839(d)	1,687,182
Robert D. Isom, Jr.	117,287	-	7.62	4/11/2019	36,649(f)	1,552,085	36,649(e)	1,552,085
	70,000	-	31.14	9/6/2017	41,482(b)	1,756,763
					41,483(c)	1,756,805
					22,645(d)	959,016
Stephen L. Johnson	117,287	-	7.62	4/11/2019	30,541(f)	1,293,411	30,541(e)	1,293,411
					34,568(b)	1,463,955
					34,569(c)	1,463,997
					22,645(d)	959,016

(a)	Two-thirds of the RSUs vested on April 20, 2016 and, subject to the executive’s continued employment, one-third will vest on April 20, 2017.

(b)	One-third of the RSUs vested on April 22, 2016 and, subject to the executive’s continued employment, two-thirds will vest on April 22, 2017.

(c)	Represents performance-vesting RSUs with respect to which the performance conditions were achieved and certified to by the Compensation Committee as of December 31, 2015. One-third of the RSUs vested on April 22, 2016 and, subject to the executive’s continued employment, two-thirds will vest on April 22, 2017.

(d)	100% of the RSUs vested on April 10, 2016.

(e)	Represents RSUs that will vest, subject to the executive’s continued employment, on April 15, 2018, and in the case of Mr. Parker, April 20, 2018, based on the Company’s achievement of a pre-tax income margin for the three years ending December 31, 2017 relative to the pre-tax income margin over the same period for a pre-defined group of airlines. The number of shares that will be issued with respect to the performance-vesting RSUs varies between 50% and 200% depending on the Company’s relative performance, and no shares will be issued if threshold performance is not achieved.

(f)	Two-thirds of the RSUs vested on April 15, 2016 and, subject to the executive’s continued employment, one-third will vest on April 15, 2017.

(g)	The market value of RSUs was calculated by multiplying $42.35, the closing price of a share of our Common Stock on December 31, 2015, by the number of unvested RSUs outstanding under the award.

Options Exercised and Stock Vested

The following table provides information regarding all exercises of SARs and the vesting of RSUs held by the named executive officers during the year ended December 31, 2015.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (b)
W. Douglas Parker	791,630	29,194,852	742,468	32,599,332
Derek J. Kerr	144,200	5,198,025	314,650	13,801,672
J. Scott Kirby	415,858	16,761,045	528,688	23,206,659
Robert D. Isom, Jr.	197,344	8,036,126	359,409	15,735,261
Stephen L. Johnson	289,914	12,345,525	314,650	13,801,672

(a)	Represents the market price at the time of exercise of SARs, net of the exercise price.

(b)	Represents the closing market price of a share of our Common Stock on the date of vesting, multiplied by the number of shares that vested.

Pension Benefits and Nonqualified Deferred Compensation

None of our named executive officers participated in any pension or nonqualified deferred compensation plans during 2015.

Employment and Other Executive Agreements

Upon the closing of the Merger, we assumed certain agreements entered into between US Airways Group and our named executive officers, as described below.

Employment Agreement with W. Douglas Parker	As of December 31, 2015, we were party to an Amended and Restated Employment Agreement with Mr. Parker dated November 28, 2007 (the “Parker Agreement”). At Mr. Parker’s request, our Compensation Committee approved the elimination of the Parker Agreement and our obligations thereunder in April 2016. However, notwithstanding the elimination of Mr. Parker’s employment agreement, he has agreed to remain obligated with respect to the employment agreement covenants that required post termination confidentiality and non-solicitation of employees.

Prior to the termination of the Parker Agreement, Mr. Parker was entitled to the following under the Parker Agreement:

•	A minimum annual cash base salary in the amount of $700,000 or such higher amount as determined by the Compensation Committee.
•	An annual cash incentive award based on a target of at least 80% of his base salary and a maximum of at least 160% of his base salary. For 2014, Mr. Parker’s annual incentive program target was 200% of his base salary and his maximum opportunity was 400% of his base salary.
•	Participation in the LTIPP.
•	Eligibility to receive equity-based incentive awards appropriate for his status as our most senior executive officer.
•	A $2 million term life insurance policy.
•	Membership fees and dues for up to two clubs that Mr. Parker may choose to join (Mr. Parker has joined only one club) and reimbursement of tax and financial planning assistance. At his request, we no longer reimburse Mr. Parker for his club membership.
•	Participation in various employee benefit plans or programs provided to senior executives.
•	Positive space flight privileges for Mr. Parker, his wife and eligible dependents.

The Parker Agreement also provided for certain change in control and severance benefits, as described more fully below.

Potential Payments Upon Termination or Change in Control	This section describes payments that would be made to our named executive officers upon a change in control or following a qualifying termination of employment. The narrative and table below describe specific benefits to which each named executive officer is entitled under, as applicable, the Parker Agreement (prior to its termination), the executive change in control agreement, and general plans that may apply to any executive officer participating in those plans, along with estimated amounts of benefits assuming termination and/or a change in control as of December 31, 2015.

Parker Agreement

Termination for Good Reason, without Misconduct, or following a Change in Control. Prior to the termination of the Parker Agreement, it provided that if Mr. Parker terminated his employment for good reason, if we terminated Mr. Parker’s employment for any reason other than misconduct, or if Mr. Parker terminated his employment for any reason within 24 months after a change in control, then Mr. Parker would have been entitled to receive the following, subject to the signing of a general waiver and release of claims:

•	a severance payment equal to 200% of the sum of Mr. Parker’s annual base salary plus the greater of (i) the average of his annual cash incentive award for the three calendar years before the termination and (ii) the target annual cash incentive award for the year of termination;
•	accelerated vesting of all stock and other awards held by Mr. Parker pursuant to equity incentive compensation plans, which awards would have remained exercisable for a period of 36 months or such longer period as provided by the terms of any specific award, but in no event would the exercise period have extended beyond the earlier of the original expiration date of the award or ten years from the original date of grant;
•	a payment equal to 200% of the greater of (i) 125% of Mr. Parker’s base salary and (ii) the amount that would have been paid to him if the TSR for the performance cycle ending on December 31 of the year in which termination occurs had been measured as of the termination date (this payment would be in settlement of our obligations under the LTIPP, so that Mr. Parker would not receive the termination payments described above under the LTIPP in this case);
•	a lump sum payment equal to the value of 24 months of COBRA continuation coverage premiums for healthcare benefits for Mr. Parker and his eligible dependents, less the cost of such benefits for an active employee for 24 months, in addition to a tax gross-up for the lump sum payment;
•	continued term life insurance for a period of 24 months; and
•	positive space flight privileges for Mr. Parker for his lifetime and his wife and eligible dependents for their lifetimes.

Given that, commencing May 1, 2015, Mr. Parker no longer received any base salary or participated in the Company’s annual cash incentive program, the severance payment tied to his base salary and target annual cash incentive award would have been based on the levels in place immediately prior to May 1, 2015, which would have been periodically adjusted to reflect increases in Mr. Parker’s target direct compensation.

For purposes of the Parker Agreement, “good reason” included, among other things, any of the following acts or failures to act, if not consented to by Mr. Parker in writing: (i) a material diminution in Mr. Parker’s titles, positions, functions, duties, or responsibilities, subject to Mr. Parker’s timely notification; or (ii) our failure to perform any material obligation owed to Mr. Parker, subject to timely notification and our ability to cure.

In order to facilitate the Merger and obtain the support of the Creditors Committee, Mr. Parker waived his right to receive accelerated vesting of stock and other awards at the closing of the Merger. In addition, under his agreement, Mr. Parker would have been entitled to severance and full vesting of equity awards if he resigned during a specified period of time following the Merger. However, in exchange for eligibility to receive an award of RSUs as part of a retention program, Mr. Parker agreed to waive his right to receive those termination benefits as a result of the Merger.

Termination Due to Disability or Non-Renewal. Prior to the termination of the Parker Agreement, if Mr. Parker’s employment had been terminated because we did not renew his employment agreement or if Mr. Parker’s employment was terminated because of disability, Mr. Parker would have been entitled to receive the following, subject to the signing of a general waiver and release of claims:

•	a severance payment equal to the sum of Mr. Parker’s annual base salary plus the greater of (i) the average of his annual cash incentive award for the three calendar years before the termination and (ii) the target annual cash incentive award for the year of termination;
•	in the case of disability, accelerated vesting of all stock and other awards held by Mr. Parker pursuant to equity incentive compensation plans, which awards would have remained exercisable for a period of 36 months or such longer period as provided by the terms of any specific award, but in no event would the exercise period have extended beyond the earlier of the original expiration date of the award or ten years from the original date of grant;
•	payments under the LTIPP as if Mr. Parker’s employment had continued through the date awards under the LTIPP are paid for the year of termination;
•	a lump sum payment equal to the value of 24 months of COBRA continuation coverage premiums for healthcare benefits for Mr. Parker and his eligible dependents, less the cost of such benefits for an active employee for 24 months, plus a tax gross-up for the lump sum payment;
•	continued term life insurance for a period of 24 months; and
•	positive space flight privileges for Mr. Parker for his lifetime and his wife and eligible dependents for their lifetimes.

As noted above, commencing May 1, 2015, the severance payment would have been based on the base salary and target annual cash incentive award levels in place immediately prior to May 1, 2015. In April 2016, at Mr. Parker’s request, the Parker Agreement was terminated.

Termination Due to Death. Prior to the termination of the Parker Agreement, if Mr. Parker’s employment terminated due to death, his estate would be entitled to receive, subject to the signing of a general waiver and release of claims:

•	accelerated vesting of all stock options, SARs, RSUs, long-term incentive compensation, and other awards held by Mr. Parker pursuant to equity incentive compensation plans, which awards would have remained exercisable for a period of 36 months or such longer period as provided by the terms of any specific award, but in no event would the exercise period have extended beyond the earlier of the original expiration date of the award or ten years from the original date of grant;
•	payments under the LTIPP as if Mr. Parker’s employment had continued through the date awards under the LTIPP are paid for the year of death;
•	a lump sum payment equal to the value of 24 months of COBRA continuation coverage premiums for healthcare benefits for Mr. Parker’s eligible dependents, less the cost of such benefits for an active employee for 24 months, plus a tax gross-up for the lump sum payment; and

•	positive space flight privileges for Mr. Parker’s wife and eligible dependents for their lifetimes.

The Parker Agreement also provided a tax gross-up payment in an amount that would have an after-tax value equal to taxes that could be imposed if any severance payments due to Mr. Parker were considered to be “excess parachute payments” subject to excise tax under Section 4999 of the Code. If Mr. Parker was entitled to receive severance payments under any other severance plans or policies, then the other severance payments would have been reduced by the amount payable under Mr. Parker’s employment agreement, excluding tax gross-ups. If Mr. Parker’s employment terminated for any reason, he was entitled to receive accrued benefits and payments.

The following table provides the termination and/or change in control benefits payable to Mr. Parker under his employment agreement and under the termination and change in control benefits generally provided for all named executive officers described below, assuming termination of employment occurred on December 31, 2015, while the Parker Agreement was in effect. Except for insured benefits, all payments would have been made by AAG. Following the elimination of the Parker Agreement, Mr. Parker is no longer contractually entitled to certain benefits, such as cash severance, COBRA continuation, life insurance premium payments and the 280G tax gross up benefits shown in the table below. While, pursuant to their terms, the vesting of Mr. Parker’s RSU awards will accelerate upon a change in control or his death or permanent disability, following the elimination of his employment agreement, he is no longer contractually entitled to the full vesting acceleration provided in his employment agreement upon other terminations of employment.

Executive Benefits and Payments Upon Termination	Any Termination Following a Change in Control Other than by the Company for Misconduct ($) (a)		Executive Termination for Good Reason ($)		Company Termination Other than for Misconduct ($)		Termination on Expiration Date Following Non-Extension ($)		Death ($)		Disability ($)
Compensation:
Base Salary (b)	1,435,000		1,435,000		1,435,000		717,500		-		717,500
Annual Incentive Award (b)	3,333,334	(c)	3,333,334	(c)	3,333,334	(c)	1,666,667	(d)	-		1,666,667	(d)
Long-Term Incentive Award	1,793,750	(e)	1,793,750	(e)	1,793,750	(e)	387,450	(f)	387,450	(f)	387,450	(f)
Acceleration of Unvested RSUs (g)	19,403,202		19,403,202		19,403,202		492,908	(h)	19,403,202		19,403,202
Extended Option and SAR Exercise Period (i)	444,663		444,663		444,663		-		444,663		444,663
Benefits and Perquisites:
Medical Benefits (j)	75,083		75,083		75,083		75,083		75,083		75,083
Life Insurance	6,259	(k)	6,259	(k)	6,259	(k)	6,259	(k)	2,000,000	(l)	6,259	(k)
Flight Privileges (m)	493,608		493,608		493,608		493,608		427,456		493,608
Tax Gross-up on Flight Privileges	370,206		370,206		370,206		370,206		320,592		370,206
280G Tax Gross-up (n)	-		-		-		-		-		-

Total	27,355,105		27,355,105		27,355,105		4,209,681		23,058,446		23,564,638

(a)	Represents any termination of employment within 24 months following a change in control of AAG, other than by the Company for “misconduct.”

(b)	Commencing May 1, 2015, Mr. Parker was no longer eligible to receive any base salary or participate in the Company’s Short-term Incentive Program. As a result, the severance payment tied to his base salary and target annual cash incentive award are based on the levels in place immediately prior to May 1, 2015.

(c)	Amount represents two times the greater of (i) the previous three years average annual incentive award prior to May 1, 2015 or (ii) the target annual cash incentive award based on the level in place immediately prior to May 1, 2015. Amount shown is two times the previous three years average annual incentive award.

(d)	Amount represents the greater of Mr. Parker’s (i) average annual incentive award for the preceding three years prior to May 1, 2015 or (ii) his target annual cash incentive award based on the level in place immediately prior to May 1, 2015. Amount shown is Mr. Parker’s average annual incentive award for the preceding three years.

(e)	Amount represents two times the greater of (i) 125% of Mr. Parker’s salary immediately prior to May 1, 2015 or (ii) the amount he would receive under the legacy US Airways Group LTIPP for 2015. Amount shown is two times 125% of Mr. Parker’s salary.

(f)	Amount represents payment under the legacy US Airways Group LTIPP for 2015.

(g)	Aggregate value of unvested RSUs is calculated by multiplying $42.35, the closing price of our Common Stock on December 31, 2015, by the number of unvested RSUs outstanding under each award.

(h)	Represents the vesting of the portion of Mr. Parker’s 2015 RSU award that accounts for the value of Mr. Parker’s base salary and cash incentive award that otherwise would have been earned by him through the termination date.

(i)	Amount reflects the incremental aggregate value due to the extension of the exercise period of SARs. Assumes (i) a stock price of $42.35, the closing price of our Common Stock on December 31, 2015, on the date of extension; (ii) annual interest rates of 0.23% at three months and 1.28% at three years; (iii) 33.7% volatility over three months and 37.6% volatility over three years; and (iv) a 0.94% dividend yield.

(j)	Amount reflects the value of 2015 COBRA premiums for group medical, dental and vision coverage for 24 months, less the current employee portion, plus a tax gross-up for the lump sum payment of this amount.

(k)	Amount represents premium payments for 24 months of life insurance coverage, assuming the monthly premium cost as of December 31, 2015.

(l)	Amount represents the life insurance proceeds payable to Mr. Parker’s estate under his term life insurance policy upon a termination due to death.

(m)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4.42% and RP-2014 Employee Table, without collar or quartile adjustments, decreased by 3.5% at all ages, projected generationally with Scale MP-2015, and assumes a 1% annual increase in the cost of travel.

(n)	Assumes that Mr. Parker is entitled to full reimbursement of (i) any excise taxes that are imposed upon Mr. Parker as a result of a change in control, (ii) any income and excise taxes imposed upon him as a result of the reimbursement of the excise tax amount and (iii) any additional income and excise taxes that are imposed upon him as a result of his reimbursement for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 39.6% federal income tax rate and a 2.35% additional Medicare tax rate. Because it is assumed that the SARs are cashed out, the value of the SARs is calculated based on the difference between the closing price of our Common Stock on the last trading day of 2015, and the SAR’s respective exercise price. To the extent the SARs would be assumed by the surviving entity and converted to SARs with respect to surviving entity’s stock, the value attributable to the SARs could differ. The calculations were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement.

Potential Payments Upon Termination or Change in Control (continued)	Executive Change in Control Agreements for Messrs. Kirby, Isom, Johnson and Kerr

Upon the closing of the Merger, we assumed the executive change in control agreements entered into between US Airways Group and Messrs. Kirby, Isom, Johnson and Kerr, as described below.

Messrs. Kirby, Isom, Johnson, and Kerr have each entered an executive change in control agreement, effective as of November 28, 2007 or, in the case of Mr. Johnson, when he joined US Airways Group on March 16, 2009 (the “Executive CIC Agreements”). These agreements have an initial term of two years and automatically renew for successive two-year terms unless we provide at least 180 days advance written notice to the executive. These agreements provide benefits to the executives upon a termination of employment by us for any reason (other than “misconduct” or disability) or by the executive with “good reason,” in each case within 24 months following a “change in control” (each as defined in the Executive CIC Agreements) or, subject to certain conditions described below, prior to a change in control in contemplation of that change in control.

Conditions on Payment and Offsets. As a condition of receiving benefits under the agreement, the executive is required to sign a general waiver and release of claims against us and related parties. In addition, any severance benefits under the agreement may be reduced by any other severance benefits or other benefits we must pay in connection with the executive’s termination of employment by law, under a written employment or severance agreement with us (currently there are none), or any policy or practice that would provide for the executive to remain on the payroll for a period of time after notice of termination of employment. Furthermore, the executive’s benefits under the agreement will terminate immediately and the executive may be required to reimburse us for amounts paid under the agreement if the executive (i) violates any proprietary information or confidentiality obligation to us, (ii) solicits our employees within one year of termination, (iii) makes any untrue or disparaging statement or criticism of us within five years of termination, or (iv) fails to return all of our property.

Termination Benefits. In the event of any termination, the covered executive is entitled to receive all accrued but unpaid salary and other benefits through the termination date and, except as to termination for misconduct, any unpaid incentive payment under the annual cash incentive program with respect to any fiscal year completed prior to termination.

Upon termination within 24 months of a change in control under the conditions described above, the covered executive is entitled to receive:

•	a payment equal to two times the greater of the executive’s then-current annual base salary or the annual base salary immediately preceding a change in control;
•	a payment equal to the greater of (i) 200% of the executive’s then-current target incentive award under the annual incentive program or (ii) the executive’s actual incentive award under the annual incentive program for the immediately preceding year;
•	a payment equal to 200% of the executive’s target award under the LTIPP that is in effect on the termination date or, if there is no LTIPP in effect and its suspension or termination constitutes a “good reason” to terminate employment, 200% of the executive’s target award most recently established under the LTIPP;

•	a lump sum payment equal to the value of 24 months of COBRA continuation coverage premiums for healthcare benefits for the executive and eligible dependents, provided the executive is eligible to elect COBRA continuation coverage upon his termination;
•	extended exercisability of all vested stock options, SARs, or other similar stock awards for 18 months following the executive’s termination of employment, but not beyond the maximum term of the awards; and
•	a tax gross-up payment in an amount that will have an after-tax value equal to taxes that are imposed if any severance payments due the executive are considered to be greater than 110% of the amount that would cause any portion of the payments to be “excess parachute payments” subject to excise tax under Section 4999 of the Code.

The agreements also provide that termination benefits are to be provided to an executive who has been terminated prior to a change in control (if it can reasonably be demonstrated that the termination was at the request of a third party effecting the change in control) by us for any reason other than misconduct or disability. The benefits and payments provided in these circumstances are identical to those described above except that (i) payments and benefits due upon the change in control are offset by any amounts received as a result of the executive’s termination prior to the change in control and (ii) instead of extended exercisability of stock awards and acceleration of equity vesting, the executive will receive an amount equal to the intrinsic value of any stock award (other than exercisable grants) forfeited at the time of termination that would have vested on the change in control, based on the value of the award as of the date of the change in control, and, as to exercisable grants, the difference between that stock award’s exercise price and the value of the stock underlying the award on the date of the change in control.

The Executive CIC Agreements provide that upon a change in control, the executive’s outstanding stock awards held pursuant to the US Airways Group, Inc. 2005 Equity Incentive Plan (the “2005 Plan”), or any successor plan, will become fully vested and exercisable and the executive will be entitled to top priority, first class, positive space flight privileges for the executive and his or her dependents, for the life of the executive. Messrs. Kirby and Kerr previously became entitled to lifetime flight privileges in connection with the merger of US Airways Group and America West. Mr. Isom previously became entitled to lifetime flight privileges to replace a similar benefit provided by his previous employer that was forfeited when he commenced employment with US Airways Group. Mr. Johnson became entitled to lifetime flight privileges upon the closing of the Merger.

In order to facilitate the Merger and obtain the support of the Creditors Committee, Messrs. Kirby, Isom, Johnson, and Kerr each waived his right to accelerated vesting of his equity awards at the closing of the Merger. Each executive also waived his right to receive severance benefits and accelerated vesting of outstanding equity awards upon a resignation based on changes made to his position as a result of the Merger during a specified period of time following the Merger in exchange for an award of RSUs under a retention program.

Long-Term Incentive Performance Program

Under the LTIPP, upon termination on account of retirement, total disability, or death (each as defined in the LTIPP), each executive officer is entitled to a cash payment equal to the award that would have been earned for the performance cycle that ends in the calendar year of termination had the executive’s employment continued until the award payment date. This amount is calculated using the same methodology as benefits are calculated for active employees; hence, no award is paid unless the performance goals established for the performance cycle have been satisfied.

These payments are quantified on the tables on pages 85 through 92 for each executive assuming termination as of December 31, 2015.

AAG 2013 IAP, 2011 Incentive Award Plan and 2008 Equity Incentive Plan

Pursuant to the terms of grant agreements under the AAG 2013 IAP, US Airways Group 2011 Incentive Award Plan (the “2011 Plan”) and the US Airways Group, Inc. 2008 Equity Incentive Plan (the “2008 Plan”), all SARs and RSUs held by the named executive officers are fully accelerated in the event of either of the following: (i) termination by reason of death or “disability” or (ii) a “change in control” (each, as defined in the applicable plan and award agreements). In addition, the SARs vest upon retirement, and the vesting of the RSUs may be accelerated by the Compensation Committee in its discretion upon retirement.

SARs granted under the 2011 Plan and the 2008 Plan provide for (i) an 18-month exercise period following termination of employment within 24 months following a change in control and (ii) a three-year exercise period following termination of employment due to death (or if the executive dies within three months after termination of employment other than for cause), disability, or “retirement,” but in each case not beyond the maximum term of the awards.

Commencing May 2015, at his request, 100% of Mr. Parker’s direct compensation is in the form of equity incentives. Mr. Parker has agreed to no longer receive any base salary and no longer participates in the AAG 2015 STIP, the value of which has been captured in Mr. Parker’s 2015 target equity incentive compensation. In connection with this adjustment, the Compensation Committee provided that in the event of Mr. Parker’s termination of employment for any reason prior to the vesting of his 2015 RSUs, a portion of his equity award will vest to account for the value of Mr. Parker’s base salary and cash incentive award that otherwise would have been earned by him through the termination date.

2005 Equity Incentive Plan

SARs and stock options granted under the 2005 Plan and under the America West 2002 Incentive Equity Plan (the “2002 Plan”) provide for a longer exercise period following termination of employment, if the executive’s employment is terminated due to death (or if the executive dies within three months after termination of employment other than for cause), disability, or retirement. Retirement means termination of employment after age 65, or between the ages of 55 and 65 under rules established by the Compensation Committee. Currently, the Compensation Committee has not established any rules for retirement between the ages of 55 and 65.

Long-Term Disability and Life Insurance Benefits

Upon termination of employment and eligibility under long-term disability coverage for officers, a named executive officer would receive disability benefits in the amount of 66 2/3% of his base monthly salary, subject to a maximum of $20,000 per month. Benefits begin 90 days after the executive becomes disabled and continue until the executive reaches Social Security retirement age (or is no longer disabled). In the event of eligibility, assuming no offsets, we estimate that these benefits would be $20,000 per month for Messrs. Parker, Kirby, Isom, Johnson and Kerr. In addition, US Airways Group obtained supplemental, portable, individual level term life insurance policies with various insurance carriers for each of Messrs. Parker, Kirby and Kerr, in each case owned by the executive. The policies pay a death benefit equal to the coverage amount under each policy upon the death of the executive to a named beneficiary designated by the executive. The death benefits under these policies are fully insured and would be paid by the respective insurance carriers.

The amounts of the respective benefits for each of Messrs. Kirby, Isom, Johnson and Kerr are provided in the tables below.

J. Scott Kirby

The following table provides the termination and/or change in control benefits payable to Mr. Kirby under his Executive Change in Control Agreement and under the termination and change in control benefits generally provided for all named executive officers described above, assuming termination of employment on December 31, 2015.

Executive Benefits and Payments Upon Termination	Qualified Termination following a Change in Control ($) (a)	Death ($)	Disability ($)	Any Other Termination ($)
Compensation:
Base Salary	1,332,500	-	-	-
Annual Incentive Award	2,331,875(b)	1,735,981(c)	1,735,981(c)	-
Long-Term Incentive Award	1,532,375(d)	326,463(e)	326,463(e)	-
Acceleration of Unvested RSUs (f)	11,613,810	11,613,810	11,613,810	-
Extended Option and SAR Exercise Period (g)	241,380	241,380	241,380	-
Benefits and Perquisites:
Medical Benefits (h)	37,844	-	-	-
Life Insurance	-	1,750,000(i)	-	-
Flight Privileges (j)	261,036	211,862	261,036	261,036
280G Tax Gross-up (k)	-	-	-	-

Total	17,350,820	15,879,496	14,178,670	261,036

(a)	Represents a termination of employment by us for any reason (other than “misconduct” or disability) or by Mr. Kirby with “good reason” within 24 months following a change in control of AAG.

(b)	Amount represents the greater of (i) two times Mr. Kirby’s target annual incentive award or (ii) his actual incentive award for the immediately preceding year. Amount shown is two times Mr. Kirby’s target annual incentive award under the AAG 2015 STIP.

(c)	Amount represents the annual incentive award earned by Mr. Kirby under the AAG 2015 STIP.

(d)	Amount represents 200% of the target (115% of Mr. Kirby’s base salary) payment under the legacy US Airways Group LTIPP for 2015.

(e)	Amount represents payment under the legacy US Airways Group LTIPP for 2015.

(f)	Aggregate value of unvested RSUs is calculated by multiplying $ 42.35, the closing price of our Common Stock on December 31, 2015, by the number of unvested RSUs outstanding under each award.

(g)	Amount reflects the incremental aggregate value due to the extension of the exercise period of SARs. The Executive Change in Control Agreements allow for an 18 month extension upon termination after a change in control on awards granted under the 2005 Plan, 2008 Plan and 2011 Plan. The 2005 Plan, 2008 Plan and 2011 Plan allow for a three-year extension for both death and disability. Assumes (i) a stock price of $42.35, the closing price of our Common Stock on December 31, 2015, on the date of extension; (ii) annual interest rates of 0.23% at three months, 0.82% at 18 months and 1.28% at three years; (iii) 33.7% volatility over three months, 39.3% volatility over 18 months and 37.6% volatility over three years; and (iv) a 0.94% dividend yield.

(h)	Amount reflects the value of 2015 COBRA premiums for group medical, dental and vision coverage for 24 months.

(i)	Amount represents the life insurance proceeds payable to Mr. Kirby’s estate under his term life insurance policy upon a termination due to death.

(j)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4.42% and RP-2014 Employee Table, without collar or quartile adjustments, decreased by 3.5% at all ages, projected generationally with Scale MP-2015, and assumes a 1% annual increase in the cost of travel.

(k)	Assumes that Mr. Kirby is entitled to full reimbursement of (i) any excise taxes that are imposed upon Mr. Kirby as a result of a change in control, (ii) any income and excise taxes imposed upon him as a result of the reimbursement of the excise tax amount, and (iii) any additional income and excise taxes that are imposed upon him as a result of his reimbursement for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 39.6% federal income tax rate, and a 2.35% additional Medicare tax rate. Because it is assumed that the SARs are cashed out, the value of SARs is calculated based on the difference between the closing price of our Common Stock on the last trading day of 2015, and the SAR’s respective exercise price. To the extent the SARs would be assumed by the surviving entity and converted to SARs with respect to surviving entity’s stock, the value attributable to the SARs could differ. The calculations were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement.

Robert D. Isom, Jr.

The following table provides the termination and/or change in control benefits payable to Mr. Isom under his Executive Change in Control Agreement and under the termination and change in control benefits generally provided for all named executive officers described above, assuming termination of employment on December 31, 2015.

Executive Benefits and Payments Upon Termination	Qualified Termination following a Change in Control ($) (a)	Death ($)	Disability ($)	Any Other Termination ($)
Compensation:
Base Salary	1,230,000	-	-	-
Annual Incentive Award	1,537,500(b)	1,144,577(c)	1,144,577(c)	-
Long-Term Incentive Award	1,230,000(d)	264,450(e)	264,450(e)	-
Acceleration of Unvested RSUs (f)	7,576,754	7,576,754	7,576,754	-
Extended Option and SAR Exercise Period (g)	174,389	187,977	187,977	-
Benefits and Perquisites:
Medical Benefits (h)	37,844	-	-	-
Life Insurance	-	-	-	-
Flight Privileges (i)	367,511	278,539	367,511	367,511
280G Tax Gross-up (j)	-	-	-	-

Total	12,153,998	9,452,297	9,541,269	367,511

(a)	Represents a termination of employment by us for any reason (other than “misconduct” or disability) or by Mr. Isom with “good reason” within 24 months following a change in control of AAG.

(b)	Amount represents the greater of (i) two times Mr. Isom’s target annual incentive award or (ii) his actual incentive award for the immediately preceding year. Amount shown is two times Mr. Isom’s target annual incentive award under the AAG 2015 STIP.

(c)	Amount represents the amount of the annual incentive award earned by Mr. Isom under the AAG 2015 STIP.

(d)	Amount represents 200% of the target (100% of Mr. Isom’s base salary) payment under the legacy US Airways Group LTIPP for 2015.

(e)	Amount represents payment under the legacy US Airways Group LTIPP for 2015.

(f)	Aggregate value of unvested RSUs is calculated by multiplying $42.35, the closing price of our Common Stock on December 31, 2015, by the number of unvested RSUs outstanding under each award.

(g)	Amount reflects the incremental aggregate value due to the extension of the exercise period of SARs. The Executive Change in Control Agreements allow for an 18 month extension upon termination after a change in control on awards granted under the 2005 Plan, 2008 Plan and 2011 Plan. The 2005 Plan, 2008 Plan and 2011 Plan allow for a three-year extension for both death and disability. Assumes (i) a stock price of $42.35, the closing price of our Common Stock on December 31, 2015, on the date of extension; (ii) annual interest rates of 0.23% at three months, 0.82% at 18 months and 1.28% at three years; (iii) 33.7% volatility over three months, 39.3% volatility over 18 months and 37.6% volatility over three years; and (iv) a 0.94% dividend yield.

(h)	Amount reflects the value of 2015 COBRA premiums for group medical, dental and vision coverage for 24 months.

(i)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4.42% and RP-2014 Employee Table, without collar or quartile adjustments, decreased by 3.5% at all ages, projected generationally with Scale MP-2015, and assumes a 1% annual increase in the cost of travel.

(j)	Assumes that Mr. Isom is entitled to full reimbursement of (i) any excise taxes that are imposed upon Mr. Isom as a result of a change in control, (ii) any income and excise taxes imposed upon him as a result of the reimbursement of the excise tax amount, and (iii) any additional income and excise taxes that are imposed upon him as a result of his reimbursement for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 39.6% federal income tax rate, and a 2.35% additional Medicare tax rate. Because it is assumed that the SARs are cashed out, the value of SARs is calculated based on the difference between the closing price of our Common Stock on the last trading day of 2015, and the SAR’s respective exercise price. To the extent the SARs would be assumed by the surviving entity and converted to SARs with respect to surviving entity’s stock, the value attributable to the SARs could differ. The calculations were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement.

Stephen L. Johnson

The following table provides the termination and/or change in control benefits payable to Mr. Johnson under his Executive Change in Control Agreement and under the termination and change in control benefits generally provided for all named executive officers described above, assuming termination of employment on December 31, 2015.

Executive Benefits and Payments Upon Termination	Qualified Termination following a Change in Control ($) (a)	Death ($)	Disability ($)	Any Other Termination ($) (b)
Compensation:
Base Salary	1,178,750	-	-	-
Annual Incentive Award	1,473,438(c)	1,096,886(d)	1,096,886(d)	1,096,886(d)
Long-Term Incentive Award	1,178,750(e)	253,431(f)	253,431(f)	253,431(f)
Acceleration of Unvested RSUs (g)	6,473,790	6,473,790	6,473,790	-
Extended Option and SAR Exercise Period (h)	-	-	-	-
Benefits and Perquisites:
Medical Benefits (i)	37,456	-	-	-
Life Insurance	-	-	-	-
Flight Privileges (j)	402,705	266,471	402,705	402,705
280G Tax Gross-up (k)	-	-	-	-

Total	10,744,889	8,090,578	8,226,812	1,753,022

(a)	Represents a termination of employment by us for any reason (other than “misconduct” or disability) or by Mr. Johnson with “good reason” within 24 months following a new change in control of AAG.

(b)	Amounts under “Any Other Termination” are payable to Mr. Johnson as he is retirement eligible under the AAG 2015 STIP and the legacy US Airways Group LTIPP for 2015.

(c)	Amount represents the greater of (i) two times Mr. Johnson’s target annual incentive award or (ii) his actual incentive award for the immediately preceding year. Amount shown is two times Mr. Johnson’s target annual incentive award under the AAG 2015 STIP.

(d)	Amount represents the annual incentive award earned by Mr. Johnson under the AAG 2015 Short-term Incentive Program.

(e)	Amount represents 200% of the target (100% of Mr. Johnson’s base salary) payment under the legacy US Airways Group LTIPP for 2015.

(f)	Amount represents payment under the legacy US Airways Group LTIPP for 2015.

(g)	Aggregate value of unvested RSUs is calculated by multiplying $42.35, the closing price of our Common Stock on December 31, 2015, by the number of unvested RSUs outstanding under each award.

(h)	Amount reflects the incremental aggregate value due to the extension of the exercise period of SARs. The Executive Change in Control Agreements allow for an 18 month extension upon termination after a change in control on awards granted under the 2005 Plan, 2008 Plan and 2011 Plan. The 2005 Plan, 2008 Plan and 2011 Plan allow for a three-year extension for both death and disability. Assumes (i) a stock price of $42.35, the closing price of our Common Stock on December 31, 2015, on the date of extension; (ii) annual interest rates of 0.23% at three months, 0.82% at 18 months and 1.28% at three years; (iii) 33.7% volatility over three months, 39.3% volatility over 18 months and 37.6% volatility over three years; and (iv) a 0.94% dividend yield.

(i)	Amount reflects the value of 2015 COBRA premiums for group medical, dental and vision coverage for 24 months.

(j)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4.42% and RP-2014 Employee Table, without collar or quartile adjustments, decreased by 3.5% at all ages, projected generationally with Scale MP-2015, and assumes a 1% annual increase in the cost of travel.

(k)	Assumes that Mr. Johnson is entitled to full reimbursement of (i) any excise taxes that are imposed upon Mr. Johnson as a result of the change in control, (ii) any income and excise taxes imposed upon him as a result of the reimbursement of the excise tax amount, and (iii) any additional income and excise taxes that are imposed upon him as a result of his reimbursement for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 39.6% federal income tax rate, and a 2.35% additional Medicare tax rate. Because it is assumed that the SARs are cashed out, the value of SARs is calculated based on the difference between the closing price of our Common Stock on the last trading day of 2015, and the SAR’s respective exercise price. To the extent the SARs would be assumed by the surviving entity and converted to SARs with respect to surviving entity’s stock, the value attributable to the SARs could differ. The calculations were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement.

Derek J. Kerr

The following table provides the termination and/or change in control benefits payable to Mr. Kerr under his Executive Change in Control Agreement and under the termination and change in control benefits generally provided for all named executive officers described above, assuming termination of employment on December 31, 2015.

Executive Benefits and Payments Upon Termination	Qualified Termination following a Change in Control ($) (a)	Death ($)	Disability ($)	Any Other Termination ($)
Compensation:
Base Salary	1,178,750	-	-	-
Annual Incentive Award	1,473,438(b)	1,096,886(c)	1,096,886(c)	-
Long-Term Incentive Award	1,178,750(d)	253,431(e)	253,431(e)	-
Acceleration of Unvested RSUs (f)	6,473,790	6,473,790	6,473,790	-
Extended Option and SAR Exercise Period (g)	-	-	-	-
Benefits and Perquisites:
Medical Benefits (h)	55,296	-	-	-
Life Insurance	-	1,500,000(i)	-	-
Flight Privileges (j)	187,783	140,646	187,783	187,783
280G Tax Gross-up (k)	-	-	-	-

Total	10,547,807	9,464,753	8,011,890	187,783

(a)	Represents a termination of employment by us for any reason (other than “misconduct” or disability) or by Mr. Kerr with “good reason” within 24 months following a change in control of AAG.

(b)	Amount represents the greater of (i) two times Mr. Kerr’s target annual incentive award or (ii) his actual incentive award for the immediately preceding year. Amount shown is two times Mr. Kerr’s target annual incentive award under the AAG 2015 STIP.

(c)	Amount represents the annual incentive award earned by Mr. Kerr under the AAG 2015 STIP.

(d)	Amount represents 200% of the target (100% of Mr. Kerr’s base salary) payment under the legacy US Airways Group LTIPP for 2015.

(e)	Amount represents payment under the legacy US Airways Group LTIPP for 2015.

(f)	Aggregate value of unvested RSUs is calculated by multiplying $42.35, the closing price of our Common Stock on December 31, 2015, by the number of unvested RSUs outstanding under each award.

(g)	Amount reflects the incremental aggregate value due to the extension of the exercise period of SARs. The Executive Change in Control Agreements allow for an 18 month extension upon termination after a change in control on awards granted under the 2005 Plan, 2008 Plan and 2011 Plan. The 2005 Plan, 2008 Plan and 2011 Plan allow for a three-year extension for both death and disability. Assumes (i) a stock price of $42.35, the closing price of our Common Stock on December 31, 2015, on the date of extension; (ii) annual interest rates of 0.23% at three months, 0.82% at 18 months and 1.28% at three years; (iii) 33.7% volatility over three months, 39.3% volatility over 18 months and 37.6% volatility over three years; and (iv) a 0.94% dividend yield.

(h)	Amount reflects the value of 2015 COBRA premiums for group medical, dental and vision coverage for 24 months.

(i)	Amount represents the life insurance proceeds payable to Mr. Kerr’s estate under his term life insurance policy upon a termination due to death.

(j)	Based on the terms of the non-revenue travel policy for senior executives currently in effect. Reflects the present value of future travel calculated using a discount rate of 4.42% and RP-2014 Employee Table, without collar or quartile adjustments, decreased by 3.5% at all ages, projected generationally with Scale MP-2015, and assumes a 1% annual increase in the cost of travel.

(k)	Assumes that Mr. Kerr is entitled to full reimbursement of (i) any excise taxes that are imposed upon Mr. Kerr as a result of a change in control, (ii) any income and excise taxes imposed upon him as a result of the reimbursement of the excise tax amount, and (iii) any additional income and excise taxes that are imposed upon him as a result of his reimbursement for any excise or income taxes. Also assumes a Section 4999 excise tax rate of 20%, a 39.6% federal income tax rate, and a 2.35% additional Medicare tax rate. Because it is assumed that the SARs are cashed out, the value of SARs is calculated based on the difference between the closing price of our Common Stock on the last trading day of 2015, and the SAR’s respective exercise price. To the extent the SARs would be assumed by the surviving entity and converted to SARs with respect to surviving entity’s stock, the value attributable to the SARs could differ. The calculations were performed assuming that no amounts will be discounted as attributable to reasonable compensation and no value will be attributed to execution of a noncompetition agreement.

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Information	The following table provides information about our Common Stock that may be issued under all of our existing equity compensation plans as of December 31, 2015, which include the following:

•	the AAG 2013 IAP;
•	the 2011 Plan;
•	the 2008 Plan; and
•	the 2005 Plan.

Plan Category	(i) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(ii) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(iii) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (i))
Equity Compensation Plans Approved by Security Holders (a)	5,125,961	-	33,736,570
Equity Compensation Plans Not Approved by Security Holders (b)	4,493,168	15.17(c)	- (d)

Total	9,619,129	15.17	33,736,570

(a)	The AAG 2013 IAP was approved by the Bankruptcy Court in connection with the Bankruptcy Plan and further approved by the Board of Directors on December 9, 2013. Under Delaware law, as part of the reorganization, the AAG 2013 IAP was deemed to be approved by our stockholders. The AAG 2013 IAP replaces and supersedes the 2011 Plan. No additional awards will be made under the 2011 Plan or the other US Airways Group plans. The AAG 2013 IAP authorizes the grant of awards for the issuance of 40,000,000 shares plus any shares underlying awards granted under the AAG 2013 IAP, or any US Airways Group plan, that are forfeited, terminate or are settled in cash (in whole or in part) without a payment being made in the form of shares. In addition, any shares that were available for issuance under the 2011 Plan as of the effective date of the AAG 2013 IAP may be used for awards under the AAG 2013 IAP; provided, that awards using such available shares under the 2011 Plan shall not be made after the date awards or grants could have been made under the 2011 Plan and shall only be made to individuals who were not providing services to AAG prior to the Merger. Consists of 5,125,961 RSUs.

(b)	US Airways Group had three equity compensation plans, the 2011 Plan, the 2008 Plan and the 2005 Plan, all three of which were approved by US Airways Group’s stockholders prior to the Merger, but have not been approved by our stockholders. These plans have shares that may become issuable pursuant to the exercise of outstanding options and SARs and the vesting of RSUs. As a result of the Merger, all outstanding equity awards under these plans were converted into awards exercisable for shares of our Common Stock. Consists of 3,963,399 SARs, 480,613 RSUs, and 49,156 options.

(c)	Represents the weighted average exercise price of the outstanding options and SARs. The weighted average remaining term of these outstanding options and rights is 1.9 years.

(d)	No shares are available for future grant under these plans.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) Beneficial Ownership Reporting Compliance	Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2015, none of our directors, officers or greater than 10% beneficial owners failed to file on a timely basis any reports required by Section 16(a) of the Exchange Act, except that each of Maya Leibman and Beverly Goulet filed a late report on Form 4 on December 15, 2015 to report an exempt disposition to the Company on December 9, 2015 of shares withheld to cover applicable withholding taxes related to the vesting of restricted stock units.

OTHER MATTERS

Stockholder Proposals	Rule 14a-8 of the Exchange Act provides that certain stockholder proposals must be included in the proxy statement for an annual meeting of stockholders. For a stockholder proposal to be considered for inclusion in the proxy statement for our 2017 annual meeting of stockholders, our Corporate Secretary must receive the proposal at our principal executive offices no later than December 30, 2016. The proposal must comply with the SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in our proxy materials.

Pursuant to the Bylaws, in order for a stockholder to present a proposal at an annual meeting of stockholders, other than proposals to be included in the proxy statement as described above, the stockholder must deliver proper notice to our Corporate Secretary at our principal executive offices not more than 120 days and not less than 90 days prior to the anniversary date of the immediately preceding annual meeting or, if the date of the annual meeting is more than 30 days before or after such anniversary date, not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made. For the 2017 annual meeting of stockholders, notice must be delivered no sooner than February 8, 2017 and no later than March 10, 2017. Stockholders are advised to review the Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals.

In addition, our Bylaws permit certain of our stockholders who have beneficially owned 3% or more of our outstanding common stock continuously for at least three years to submit nominations to be included in the Company’s proxy materials for up to 20% of the total number of directors then serving. Notice of proxy access director nominations for the 2017 annual meeting of stockholders must be delivered to our Corporate Secretary at our principal executive offices no earlier than November 30, 2016 and no later than the close of business on December 30, 2016. The notice must set forth the information required by our Bylaws with respect to each proxy access director nomination that eligible stockholder or stockholders intend to present at the 2017 annual meeting of stockholders and must otherwise be in compliance with our Bylaws.

Annual Report and Available Information	Our Annual Report on Form 10-K for the year ended December 31, 2015 accompanies this Proxy Statement but does not constitute a part of the proxy soliciting materials. A copy of our Annual Report on Form 10-K for the year ended December 31, 2015, including financial statements and financial statement schedules but without exhibits, is available to any person whose vote is solicited by this proxy upon written request to Caroline B. Ray, Corporate Secretary, American Airlines Group Inc., 4333 Amon Carter Blvd., MD 5675, Fort Worth, Texas 76155. Copies also may be obtained without charge through the SEC’s website at www.sec.gov.

Annex A

Reconciliation of Certain GAAP to Non-GAAP Financial Information

	2015	2014	% Change

	(In millions, except share and per share amounts)
AAG GAAP Net Income As Reported	$7,610	$2,882
AAG Special Items (1)	(1,341)	1,302

AAG Net Income Excluding Special Items	$6,269	$4,184	50%

Weighted Average Diluted Shares Outstanding (in thousands)	687,355	734,016

Earnings per Diluted Share As Adjusted for Special Items (in dollars)	$9.12	$5.70

Note: Amounts may not recalculate due to rounding.

(1) For a detailed description of the AAG special items, refer to pages 64-65 of AAG’s Annual Report on Form 10-K filed on February 24, 2016.

A-1

AMERICAN AIRLINES GROUP INC. 4333 AMON CARTER BLVD. FORT WORTH, TX 76155 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on the cut-off date or the day before the date of the 2016 Annual Meeting of Stockholders. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on the cut-off date or the day before the date of the 2016 Annual Meeting of Stockholders. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E09382-P75970-Z67406 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AMERICAN AIRLINES GROUP INC. The Board of Directors recommends you vote FOR the following proposals, all of which are proposed by American Airlines Group Inc. 1. A proposal to elect 13 directors to serve until the 2017 Annual Meeting of Stockholders of American Airlines Group Inc. and until their respective successors have been duly elected and quali?ed. For Against Abstain Nominees are: 1a. James F. Albaugh 1b. Jeffrey D. Benjamin 1c. John T. Cahill 1d. Michael J. Embler 1e. Matthew J. Hart 1f. Alberto Ibargüen 1g. Richard C. Kraemer 1h. Susan D. Kronick 1i. Martin H. Nesbitt 1j. Denise M. O’Leary 1k. W. Douglas Parker 1l. Ray M. Robinson 1m. Richard P. Schifter For Against Abstain 2. A proposal to ratify the appointment of KPMG LLP as the independent registered public accounting ?rm of American Airlines Group Inc. for the ?scal year ending December 31, 2016. 3. A proposal to consider and approve, on a non-binding, advisory basis, the compensation of American Airlines Group Inc.’s named executive of?cers as disclosed in the proxy statement. The Board of Directors recommends you vote AGAINST the following proposals: 4. A stockholder proposal to provide a report on lobbying activities and expenditures. 5. A stockholder proposal to adopt a policy to require an independent Board chairman on a prospective basis. 6. A stockholder proposal to provide a report on political contributions and expenditures. If any other matters properly come before the 2016 Annual Meeting of Stockholders or any adjournments or postponements thereof, the persons named as proxies will vote upon those matters according to their judgment. The Board of Directors of American Airlines Group Inc. is not aware of any other business to be presented to a vote of the stockholders at the 2016 Annual Meeting of Stockholders. For address changes and/or comments, please check this box and write ! them on the back where indicated. Please indicate if you plan to attend this meeting. ! ! Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other ?duciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized of?cer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ADMISSION TICKET American Airlines Group Inc. 2016 ANNUAL MEETING OF STOCKHOLDERS Wednesday, June 8, 2016 9:00 am local time Latham & Watkins LLP 885 Third Avenue New York, NY 10022 This admission ticket admits only the named stockholder. Directions to Latham & Watkins LLP: Latham & Watkins LLP is located at 885 Third Avenue, New York, New York 10022. This address is on Third Avenue between 53rd and 54th Streets. If arriving by taxi from any location, provide instruction to go to 53rd Street and Third Avenue to make the destination clear. From Subway: The nearest subway stop to Latham & Watkins is the E or M train (Lexington Ave/53rd Street Station) or the #6 train (51st Street Station). From Rail/Bus Station: • From Penn Station or Port Authority Bus Terminal: Take the E train uptown and get off at Lexington Avenue/53rd Street. Penn Station is where you would arrive if you were traveling on Amtrak. • From Grand Central Terminal: Take the #6 train uptown and get off at 51st Street. Note: If you plan on attending the 2016 Annual Meeting of Stockholders in person, please bring, in addition to this admission ticket, a proper form of identification. The use of video or still photography at the 2016 Annual Meeting of Stockholders is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated. If you plan to attend the 2016 Annual Meeting of Stockholders and require special assistance, please contact Caroline Ray at 817-931-2321 to request any listening or visual aid devices by May 25, 2016. Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual Meeting of Stockholders: The Notice, Proxy Statement, Form of Proxy and Annual Report are available at www.proxyvote.com. E09383-P75970-Z67406 AMERICAN AIRLINES GROUP INC. 4333 AMON CARTER BLVD. FORT WORTH, TX 76155 NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON WEDNESDAY, JUNE 8, 2016 Proxy Solicited by the Board of Directors for the 2016 Annual Meeting of Stockholders to be held on June 8, 2016. The undersigned hereby appoints W. Douglas Parker and Stephen L. Johnson, and each of them, as proxies, with full power of substitution, to vote all the shares of common stock of American Airlines Group Inc. that the undersigned is entitled to vote at the 2016 Annual Meeting of Stockholders of American Airlines Group Inc., to be held at Latham & Watkins LLP, 885 Third Avenue, New York, NY 10022 on Wednesday, June 8, 2016, at 9:00 am, local time, and at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF YOU DO NOT STATE OTHERWISE, YOUR PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND “AGAINST” PROPOSALS 4, 5 AND 6. ANY ADDITIONAL BUSINESS AS MAY PROPERLY COME BEFORE THE 2016 MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF WILL BE VOTED IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON VOTING THE PROXY. YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO COMMENCEMENT OF VOTING AT THE 2016 ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. If you vote by telephone or the Internet, please DO NOT mail back this proxy card. Proxies submitted by telephone or the Internet must be received by 11:59 pm, Eastern time, on June 7, 2016. Employees/Participants Holding Shares of American Airlines Group Inc. common stock under the Envoy Air Inc. 401(k) Plan: This card also constitutes your voting instructions to the appointed investment manager for those shares held in the 401(k) plan. If the investment manager receives timely voting instructions from you, it will vote your American Airlines Group Inc. shares held in the 401(k) plan as you have instructed. In order for your vote to be counted, your voting instructions must be received by 11:59 pm, Eastern time, on June 5, 2016. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side